Exhibit 10.1

EXECUTION COPY

Published CUSIP Number: 69074MAV9

Revolving Credit CUSIP Number: 69074MAW7

$800,000,000 Revolving Credit Facility

CREDIT AGREEMENT

dated as of May 4, 2018,

by and among

OWENS CORNING,

as Borrower,

the Lenders referred to herein,

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,

as Administrative Agent,

a Swingline Lender and an Issuing Lender

and

BANK OF AMERICA, N.A.,

as a Swingline Lender and an Issuing Lender

and

CITIBANK, N.A.,

as an Issuing Lender

BANK OF AMERICA, N.A.,

and

CITIBANK, N.A.,

each, as a Co-Syndication Agent

and

BNP PARIBAS, CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,

JPMORGAN CHASE BANK, N.A., PNC BANK, NATIONAL ASSOCIATION,

and

THE BANK OF NOVA SCOTIA,

each, as a Documentation Agent

WELLS FARGO SECURITIES, LLC,

MERRILL LYNCH PIERCE FENNER & SMITH INCORPORATED,

and

CITIGROUP GLOBAL MARKETS INC.

as Joint Lead Arrangers and Joint Bookrunners

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(continued)

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(continued)

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(continued)

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(continued)

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EXHIBITS

Exhibit A-1	—	Form of Revolving Credit Note
Exhibit A-2	—	Form of Swingline Note
Exhibit B	—	Form of Notice of Borrowing
Exhibit C	—	Form of Notice of Account Designation
Exhibit D	—	Form of Notice of Prepayment
Exhibit E	—	Form of Notice of Conversion/Continuation
Exhibit F	—	Form of Officer’s Compliance Certificate
Exhibit G	—	Form of Assignment and Assumption
Exhibit H	—	Form of Subsidiary Guaranty Agreement
Exhibit J-1	—	Form of U.S. Tax Compliance Certificate
Exhibit J-2	—	Form of U.S. Tax Compliance Certificate
Exhibit J-3	—	Form of U.S. Tax Compliance Certificate
Exhibit J-4	—	Form of U.S. Tax Compliance Certificate

SCHEDULES

Schedule 1.1(a)	—	Dollar Revolving Credit Commitments
Schedule 1.1(b)	—	Alternative Currency Revolving Credit Commitments
Schedule 1.2	—	Existing Letters of Credit
Schedule 8.1	—	Existing Liens

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CREDIT AGREEMENT, dated as of May 4, 2018, by and among OWENS CORNING, a Delaware corporation (the “Borrower”), the lenders signatory hereto and the lenders who may become a party to this Agreement pursuant to the terms hereof (collectively with the lenders signatory hereto, the “Lenders”) and WELLS FARGO BANK, NATIONAL ASSOCIATION, a national banking association, as Administrative Agent (the “Administrative Agent”) for the Lenders.

STATEMENT OF PURPOSE

The Borrower, certain Subsidiaries of the Borrower, certain lenders and Wells Fargo Bank, National Association, as administrative agent, are parties to that certain Amended and Restated Credit Agreement, dated as of November 13, 2015 (as previously amended, the “Existing Credit Agreement”).

The parties hereto have agreed to replace the Existing Credit Agreement on the terms and conditions set forth herein and the Lenders have agreed to enter into this Agreement and to provide the Loans (as hereinafter defined).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by the parties hereto, such parties hereby agree and covenant as follows:

ARTICLE I

DEFINITIONS

SECTION 1.1 Definitions. The following terms when used in this Agreement shall have the meanings assigned to them below:

“Acquisition” shall have the meaning provided in Section 8.2.

“Act” shall mean the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), as amended.

“Additional Borrower” shall have the meaning provided in Section 1.9.

“Additional Commitment Lender” shall have the meaning specified in Section 2.7(d).

“Administrative Agent” shall mean Wells Fargo, in its capacity as Administrative Agent hereunder, and any successor thereto appointed pursuant to Section 10.6.

“Administrative Agent’s Office” shall mean, with respect to any currency, the office of the Administrative Agent specified in or determined in accordance with the provisions of Section 11.1(c).

“Administrative Questionnaire” shall mean an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and executive or senior managing officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 15% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Borrower or any Subsidiary thereof by reason of its acting in its capacities as such.

“Agreement” shall mean this Credit Agreement, as amended, restated, supplemented or otherwise modified from time to time.

“Alternate Rating Agency” shall mean, with respect to any current Rating Agency, a substitute rating agency that is a nationally recognized rating agency and that has been approved by the Administrative Agent and the Borrower (such approval not to be unreasonably withheld or delayed).

“Alternative Currency” shall mean Euros, Canadian Dollars, British pounds sterling, Swiss francs and other currencies acceptable to the Credit Parties, the Administrative Agent, each of the Lenders and each Issuing Lender; provided that in each case such currency is freely transferable and convertible into Dollars in the United States currency market and freely available to the applicable Lender in the London interbank market.

“Alternative Currency Outstandings” shall mean the sum of (i) with respect to Alternative Currency Revolving Credit Loans on any date, the aggregate outstanding principal Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Alternative Currency Revolving Credit Loans occurring on such date plus (ii) with respect to any L/C Obligations denominated in an Alternative Currency on any date, the aggregate outstanding Dollar Amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate Dollar Amount of such L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Alternative Currency Revolving Credit Commitment” shall mean (i) as to any Lender, the obligation of such Lender (which is a sublimit of the Revolving Credit Commitment of such Lender) to make Alternative Currency Revolving Credit Loans in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(b), as such amount may be modified at any time or from time to time pursuant to the terms hereof and (ii) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans in Alternative Currencies, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The Alternative Currency Revolving Credit Commitment of all the Lenders on the Closing Date shall be $755,000,000. For avoidance of doubt, each Alternative Currency Lender’s Alternative Revolving Credit Commitment is a sub-

commitment with respect to such Alternative Currency Lender’s total Revolving Credit Commitment.

“Alternative Currency Revolving Credit Loan” shall mean any Revolving Credit Loan denominated in an Alternative Currency.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning bribery or corruption.

“Anti-Money Laundering Laws” shall mean any and all laws, statutes, regulations or obligatory government orders, decrees, ordinances or rules applicable to the Borrower or its Subsidiaries related to terrorism financing or money laundering, including any applicable provision of the Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Applicable Law” shall mean all applicable provisions of constitutions, laws, statutes, ordinances, rules, treaties, regulations, permits, licenses, approvals, interpretations and orders of courts or Governmental Authorities and all orders and decrees of all courts and arbitrators. For purposes of Section 4.12, “Applicable Law” shall include FATCA.

“Applicable Margin” shall mean the per annum rate determined as set forth below based on the Debt Rating as set forth below:

			Revolving Credit Loans
Pricing Level	Debt Rating	Facility Fee	LIBOR +	Base Rate +
I	≥A-/A3/A-	0.100%	0.900%	0.000%
II	BBB+/Baa1/BBB+	0.125%	1.000%	0.000%
III	BBB/Baa2/BBB	0.150%	1.100%	0.100%
IV	BBB-/Baa3/BBB-	0.200%	1.175%	0.175%
V	BB+/Ba1/BB+	0.250%	1.500%	0.500%
VI	≤BB/Ba2/BB	0.300%	1.700%	0.700%

Each change in the Applicable Margin resulting from a publicly announced change in the Debt Rating shall be effective during the period commencing on the date of such public announcement and ending on the date immediately preceding the effective date of the next such publicly announced change. If at any time there is a split in the Debt Ratings issued by the three Rating Agencies (with the Debt Rating for Pricing Level I being the highest and the Debt Rating for Pricing Level VI being the lowest), and (i) if only one of the Rating Agencies shall have in effect a Debt Rating, then the Pricing Level shall be determined by reference to the Debt Rating most recently in effect; (ii) if only two Rating Agencies shall have in effect a Debt Rating, and such Debt Ratings differ by one level, then the Pricing Level for the higher of the two Debt Ratings shall apply; (iii) if only two Rating Agencies shall have in effect a Debt Rating, and there is a split in Debt Ratings of such Rating Agencies of more than one level, then the Pricing Level that is one level above the lower of the two Debt Ratings shall apply; (iv) if three Rating Agencies shall have in effect a Debt Rating, and any two or three of the Debt Ratings are the same, then the Pricing Level shall be determined by reference to such Debt Ratings; and (v) if three Rating Agencies shall have in effect a Debt Rating, each Debt Rating is in a different level, the Pricing Level that is the middle of the other two Rating Agencies shall apply. In the event of a Rating Agency Disruption with respect to one or more of the Rating Agencies, the Debt Rating shall be determined by reference to the rating most recently in effect prior to such Debt Rating for such Rating Agency until an Alternate Rating Agency is designated in accordance with the definition thereof. In the event of the designation of an Alternate Rating Agency, references in the table set forth above to the Debt Ratings of the replaced Rating Agency shall be deemed to be references to the corresponding Debt Ratings of the Alternate Rating Agency.

“Approved Fund” shall mean any Fund that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender or (iii) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Sale” shall mean any sale, transfer or other disposition by the Borrower or any of its Subsidiaries to any Person other than the Borrower or any Subsidiary of the Borrower of any asset or Property (including, without limitation, any capital stock or other securities of, or other Equity Interests in, another Person, but excluding the sale by the Borrower of its own capital stock) of the Borrower or such Subsidiary other than (i) sales, transfers or other dispositions made in the ordinary course of business; (ii) sales or liquidations of Cash Equivalents; (iii) any exchange of property pursuant to or intended to qualify under Section 1031 (or any successor section) of the Code, or any exchange of equipment to be leased, rented or otherwise used in the Borrower’s business; (iv) any financing transaction with respect to property built or acquired by the Borrower or any Subsidiary after the Closing Date, including any sale/leaseback transaction or asset securitization; or (v) any disposition arising from foreclosure, condemnation, eminent domain or similar action with respect to any property or other assets, or exercise of termination rights under any lease, license, concession or other agreement; it being understood and agreed that the grant of a Lien by the Borrower or any of its Subsidiaries in favor of another Person shall not in and of itself constitute an “Asset Sale” for purposes of this definition.

“Asset Securitization” shall mean a sale, other transfer or factoring arrangement by the Borrower and/or one or more of its Subsidiaries of accounts, related general intangibles and chattel paper, and the related security and collections with respect thereto to a special purpose Subsidiary (an “SPV”), and the sale, pledge or other transfer by that SPV in connection with financing provided to that SPV, which financing shall be “non-recourse” to the Borrower and its Subsidiaries (other than the SPV) except pursuant to the Standard Securitization Undertakings.

“Assignment and Assumption” shall mean an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 11.9), and accepted by the Administrative Agent, in substantially the form attached as Exhibit G or any other form approved by the Administrative Agent.

“Assumption Agreement” shall have the meaning provided in Section 1.9.

“Attributable Securitization Indebtedness” shall mean, at any time with respect to an Asset Securitization by the Borrower or any of its Subsidiaries, the principal amount of Indebtedness which (i) if the financing received by an SPV as part of such Asset Securitization is treated as a secured lending arrangement, is the principal amount of such Indebtedness, or (ii) if the financing received by the relevant SPV is structured as a purchase agreement, would be outstanding at such time if such financing were structured as a secured lending arrangement rather than a purchase agreement, and in any such case which Indebtedness is without recourse to the Borrower or any of its Subsidiaries (other than such SPV or pursuant to Standard Securitization Undertakings), in each case, together with interest payable thereon and fees payable in connection therewith.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank of America” shall mean Bank of America, N.A., and its successors.

“Bankruptcy Code” shall have the meaning provided in Section 9.1(e).

“Base Rate” shall mean, at any time, the highest of (i) the Prime Rate (ii) the Federal Funds Rate plus 0.5% and (iii) except during any period of time during which a notice delivered to the Borrower under Section 4.8 shall remain in effect, LIBOR (as defined in clause (ii) of the definition thereof) plus 1%; each change in the Base Rate shall take effect simultaneously with the corresponding change or changes in the Prime Rate, the Federal Funds Rate or LIBOR; provided that, if the Base Rate determined as provided above with respect to any Base Rate Loan for any Interest Period would be less than 0% per annum, then the Base Rate with respect to such Base Rate Loan for such Interest Period shall be deemed to be 0% per annum.

“Base Rate Loan” shall mean any Loan bearing interest at a rate based upon the Base Rate as provided in Section 4.1(a).

“Borrower” shall have the meaning provided in the introductory paragraph hereto.

“Borrower Common Stock” shall mean shares of common stock of the Borrower.

“Borrower’s Guaranty” shall mean that certain guaranty set forth in Article XII.

“Borrower Guaranteed Obligations” shall mean all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of any Domestic Subsidiary owing under any Specified Hedge Agreement, whether now in existence or hereafter arising, and the due performance and compliance with all terms, conditions and agreements contained therein.

“Borrower Guaranteed Party” shall mean each Domestic Subsidiary party to any Specified Hedge Agreement.

“Business Day” shall mean (i) for all purposes other than as covered by clause (ii) below, any day except Saturday, Sunday and any day which shall be in New York, New York or Charlotte, North Carolina a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close and (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on or with respect to, any LIBOR Rate Loan or any Letters of Credit denominated in an Alternative Currency, any day which is a Business Day described in clause (i) and which is also (A) a day for trading by and between banks in Dollars or Euros, as the case may be, deposits in the London interbank market and which shall not be a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in London, England or New York, New York and (B) in relation to any payment in Euros, a day on which the Trans-European Automated Real-Time Gross Settlement Express Transfer (TARGET) System is open.

“Canadian Dollars” shall mean the lawful currency of Canada.

“Canadian Reference Bank” shall mean a Canadian financial institution which agrees to provide discount rate quotations as contemplated by clause (ii) of the definition of “LIBOR” (or the discount rate quotations of which are publicly available) and which the Administrative Agent, with the consent of the Borrower (not to be unreasonably withheld), shall from time to time designate as the Canadian Reference Bank hereunder.

“Capital Lease” shall mean, as applied to any Person, any lease of any Property by that Person as lessee which, in conformity with U.S. GAAP and subject to Section 1.3, is accounted for as a capitalized or financing lease on the balance sheet of that Person.

“Capitalized Lease Obligations” shall mean, with respect to any Person, all obligations to pay rent or other amounts under Capital Leases of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with U.S. GAAP.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within six months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from S&P, Moody’s or Fitch, (iii) Dollar denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s or Fitch with maturities of not more than six months from the date of acquisition by such Person,

(iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P-1 or the equivalent thereof by Moody’s or Fitch and in each case maturing not more than six months after the date of acquisition by such Person, (vi) investments in money market funds substantially all of whose assets are comprised of securities of the types described in clauses (i) through (v) above, and (vii) in the case of any Foreign Subsidiary only, direct obligations of the sovereign nation (or any agency thereof) in which such Foreign Subsidiary is organized and is conducting business or in obligations fully and unconditionally guaranteed by such sovereign nation (or any agency thereof).

“CFC” shall mean a “controlled foreign corporation” as defined in Section 957 of the code.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (i) the adoption or taking effect of any law, rule, regulation or treaty, (ii) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (b) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” shall mean (i) any “Person” or “Group” (within the meaning of Sections 13(d) and 14(d) under the Exchange Act) (A) is or shall be the “beneficial owner” (as so defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act) of 50% or more on a fully diluted basis of the aggregate ordinary voting power represented by the Borrower’s capital stock or other Equity Interests or (B) has obtained the power (whether or not exercised) to elect a majority of the Borrower’s directors, (ii) the board of directors of the Borrower shall cease to consist of a majority of Continuing Directors, or (iii) a “change of control” or similar event shall occur as provided in any Senior Notes Documents.

“Citibank” shall mean Citibank, N.A., and its successors.

“Closing Date” shall mean the date of this Agreement or such later Business Day upon which each condition described in Section 5.1 shall be satisfied or waived.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall mean any corporation, limited liability company, partnership, trust or other domestic or foreign entity or organizational form (or the adjectival form thereof, where appropriate).

“Consolidated” shall mean, when used with reference to financial statements or financial statement items of any Person, such statements or items on a consolidated basis in accordance with applicable principles of consolidation under U.S. GAAP.

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (x) any extraordinary gains or losses and/or any write-off of long lived or intangible assets, (y) any non-cash income, and (z) any gains or losses (in excess of $10,000,000 for any sale) from sales of assets other than inventory sold in the ordinary course of business) plus (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total interest expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit fees and facility fees)) of the Borrower and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income, profits, revenue, capital and foreign withholding taxes for the Borrower and its Subsidiaries determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the Borrower and its Subsidiaries determined on a consolidated basis for such period, including depletion of precious metals used in manufacturing processes, (iv) the amount of all charges, fees and expenses incurred in connection with the transactions contemplated by this Agreement and any amendments, waivers or supplements hereto, and (v) fees, charges or expenses relating to any acquisition, investment, or issuance or redemption of any indebtedness or equity interests permitted hereunder. For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of “Consolidated Net Income” contained herein.

“Consolidated Interest Expense” shall mean, for any period, (i) the total consolidated interest expense of the Borrower and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to letters of credit, Interest Rate Protection Agreements and Other Hedging Agreements) for such period, adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) non-interest financing expenses such as prepayment premiums, fees and the like interest expense for such period, non-cash amounts attributable to amortization or write-off of capitalization interest or other financing costs paid in a previous period, and the amortization of any deferred financing costs for such period, capitalized interest expense and any other interest expense which, in accordance with the terms of the relevant Indebtedness, is paid-in-kind through the issuance of additional notes or added to the principal amount of such outstanding Indebtedness, in each case so long as the respective notes or Indebtedness matures after the Revolving Maturity Date plus (ii) without duplication, (x) that portion of Capitalized Lease Obligations of the Borrower and its Subsidiaries on a consolidated basis representing the interest factor for such period and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Off-Balance Sheet Liabilities of the Borrower and its Subsidiaries (to the extent the same does not arise from a financing arrangement constituting an operating lease) for such period minus interest income of the Borrower and its Subsidiaries received upon cash and Cash Equivalents.

“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Borrower and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with U.S. GAAP, provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Subsidiary that is not a Wholly-Owned Subsidiary of the Borrower, to the pro rata extent of the Equity Interests held by Persons other than the Borrower and its Wholly-Owned Subsidiaries in such Subsidiary except to the extent of the amount of cash dividends or other cash distributions actually paid by such Person to the Borrower or any Wholly-Owned Subsidiary, (ii) except for determinations being made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary and (iii) the net income of any Subsidiary to the extent that the declaration or payment of cash dividends or similar cash distributions by such Subsidiary of such net income is not at the time permitted by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Subsidiary, unless such restriction with respect to the payment of cash dividends and other similar cash distributions have been legally waived.

“Consolidated Net Tangible Assets” shall mean the aggregate amount of assets of the Borrower and its Subsidiaries determined on a consolidated basis in accordance with U.S. GAAP (less applicable reserves and other properly deductible items) after deducting therefrom (a) all current liabilities (excluding any thereof constituting Funded Debt by reason of being extendible or renewable), (b) all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangibles, all as set forth on the books and records of the Borrower and its Subsidiaries and computed in accordance with U.S. GAAP and (c) minority Equity Interests in any Non-Wholly Owned Subsidiaries, as shown on the most recent balance sheet delivered with the financial statements required by Section 7.1(a) or (b)).

“Consolidated Net Worth” shall mean, as of any date of determination, the Net Worth of the Borrower and its Subsidiaries on such date determined on a consolidated basis in accordance with U.S. GAAP.

“Consolidated Total Capitalization” shall mean, as of any date of determination, the sum of (i) Consolidated Total Indebtedness and (ii) Consolidated Net Worth.

“Consolidated Total Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness of the Borrower and its Subsidiaries (on a consolidated basis) as would be required to be reflected as debt or Capitalized Lease Obligations on the liability side of a consolidated balance sheet of the Borrower and its Subsidiaries in accordance with U.S. GAAP, (ii) all Indebtedness of the Borrower and its Subsidiaries of the type described in clauses (ii), (vii) and (viii) of the definition of “Indebtedness” contained herein and (iii) all Contingent Obligations of the Borrower and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that the amount of Indebtedness in respect of the Interest Rate Protection Agreements and Other Hedging Agreements shall be at any time the unrealized net loss position, if any, of the Borrower and/or its Subsidiaries thereunder on a marked-to-market basis determined no more than one month prior to such time.

“Contingent Obligation” shall mean, as to any Person, any obligation of such Person in respect of Indebtedness of any other Person as a result of such Person being a general partner of such other Person, unless the underlying Indebtedness is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor or (iii) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the stated amount of such Contingent Obligation.

“Continuing Directors” shall mean the directors of the Borrower on the Closing Date and each other director if such director’s election to, or nomination for the election to, the board of directors of the Borrower is recommended or approved by a majority of then Continuing Directors.

“Credit Parties” shall mean the Borrower, any Additional Borrower, if any, and the Subsidiary Guarantors, if any.

“Debt Rating” shall mean the Borrower’s senior unsecured long term debt rating provided by the applicable Rating Agency.

“Default” shall mean any of the events specified in Article IX which with the passage of time, the giving of notice or any other condition, would constitute an Event of Default.

“Defaulting Lender” shall mean any Lender that (i) has failed to fund any portion of the Loans, participations in L/C Obligations or participations in Swingline Loans required to be funded by it hereunder within two Business Days of the date required to be funded by it hereunder unless such Lender notifies the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, (ii) has otherwise failed to pay over to the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in the Letter of Credit or Swingline Loans) within two Business Days of the date when due (unless such amount is the subject of a good faith dispute), (iii) has notified the Borrower, the Administrative Agent, any Issuing Lender, any Swingline Lender or any other Lender in writing that it does not intend to comply with its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply or has failed to comply with its funding obligations under this Agreement or generally under other agreements in which it commits or is obligated to extend credit, (iv) has become or is insolvent or has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, custodian or similar person appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or (v) has become the subject of a Bail-In Action; provided, that a Lender shall not qualify as a Defaulting Lender solely as a result of the acquisition or maintenance of an ownership interest in such Lender or its parent company, or of the exercise of control over such Lender or any Person controlling such Lender, by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Dispute” shall mean any dispute, claim or controversy arising out of, connected with or relating to this Agreement or any other Loan Document, between or among parties hereto and to the other Loan Documents.

“Disqualified Institution” shall mean, on any date, (i) any Person identified by the Borrower by written notice to the Administrative Agent prior to the Closing Date, (ii) any competitor identified by the Borrower by written notice to the Administrative Agent from time to time (which notice will be posted to the Lenders or made available for reference by a Lender upon request) not less than five (5) Business Days prior to such date; and (iii) any other institution or entity that the Borrower and the Administrative Agent shall mutually agree on not less than five (5) Business Days prior to such date (which notice will be posted to the Lenders or made available for reference by a Lender upon request); provided that any identification pursuant to clauses (ii) and (iii) above will not apply retroactively to disqualify the transfer of, or agreement to transfer, a Lender’s Loans or interest in the Revolving Credit Commitment that was effective prior to the effective date of such supplement. Notwithstanding the foregoing, “Disqualified Institution” will exclude any Person that the Borrower has designated as no longer being a “Disqualified Institution” by written notice delivered to the Administrative Agent from time to time.

“Dividend” shall mean, with respect to any Person, a dividend or distribution or return of any equity capital in cash to stockholders, partners or members of such Person or any other distribution, payment or delivery of property (other than common Equity Interests, or Equity Interests of the same class as the Equity Interests in respect of which such dividend or other distribution was paid, of such Person) or a distribution of cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration (other than common Equity Interests, or Equity Interests of the same class as the Equity Interest in respect of which such dividend or other distribution was paid, of such Person) of any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Closing Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or any funds are set aside for any of the foregoing purposes. For the avoidance of doubt, the purchase by the Borrower of its common Equity Interests owned by employees of the Borrower or any of its Subsidiaries in connection with stock option, stock compensation or similar plans, the proceeds of which purchase are used to pay taxes, shall not constitute “Dividends”.

“Dollar Amount” shall mean, at any time, (i) with respect to any amount denominated in Dollars, such amount, and (ii) with respect to any amount expressed in an Alternative Currency, such amount converted to Dollars on the basis of the exchange rate as shown on Reuters World Currency Page for such Alternative Currency or as determined by the applicable Issuing Lender through its principal foreign exchange trading office, or if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent upon notice to the Borrower and the Lenders or, in the event no such service is selected, on the basis of the most favorable spot exchange rate determined by the Administrative Agent to be available to it at approximately 11:00 a.m. two Business Days prior to the most recent Revaluation Date.

“Dollar Revolving Credit Commitment” shall mean (i) as to any Lender, the obligation of such Lender to make Revolving Credit Loans in Dollars in an aggregate principal amount at any time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 1.1(a), as such amount may be modified at any time or from time to time pursuant to the terms hereof and (ii) as to all Lenders, the aggregate commitment of all Lenders to make Revolving Credit Loans in Dollars, as such amount may be modified at any time or from time to time pursuant to the terms hereof. The Dollar Revolving Credit Commitment of all the Lenders on the Closing Date shall be $800,000,000.

“Dollars” or “$” shall mean, unless otherwise qualified, dollars in lawful currency of the United States.

“Domestic Subsidiary” shall mean, as to any Person, any Subsidiary of such Person incorporated or organized in the United States, any State thereof or the District of Columbia, other than an FSHCO.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Electronic Signature” shall mean an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Eligible Assignee” shall mean (i) a Lender, (ii) an Affiliate of a Lender, (iii) an Approved Fund, (iv) any Person (other than a natural person) that is acquiring such Lender or all or substantially all of such Lender’s loan portfolio, and (v) any other Person (other than a natural person) approved by Administrative Agent (such approval not to be unreasonably withheld, conditioned or delayed); provided that, notwithstanding the foregoing, (x) no proposed assignee intending to assume all or any portion of the Revolving Credit Commitment shall be an Eligible Assignee unless such proposed assignee has been approved as an Eligible Assignee by the Issuing Lender and the Administrative Agent (such approvals not to be unreasonably withheld, conditioned or delayed), and (y) “Eligible Assignee” shall not include any Disqualified Institution or Borrower or any of its Affiliates .

“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, written notices of non-compliance or violation, investigations or proceedings (i) relating in any way to any violation (or alleged violation) by the Borrower or any of its Subsidiaries of any Environmental Law; (ii) relating in any way to any violation (or alleged violation) of any permit issued to the Borrower or any of its Subsidiaries under any Environmental Law; or (iii) otherwise arising under Environmental Law, (hereafter “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Releases of Hazardous Materials or arising from alleged injury or threat of injury to health or safety with respect to exposure to Hazardous Materials or the environment.

“Environmental Law” shall mean any federal, national, provincial, state or local statute, law, rule, regulation, ordinance, code or rule of common law now or hereafter in effect and in each case as amended, including any legally-binding judicial or administrative order, consent, decree or judgment relating to pollution or protection of the environment, or the use, generation, manufacture, storage, treatment, disposal, transportation, the arrangement for transport or Release of Hazardous Materials or health and safety with respect to exposure to Hazardous Materials.

“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any preferred stock, any limited or general partnership interest, any membership interest in a cooperative society and any limited liability company membership interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the Borrower or any of its Subsidiaries under Section 414(b) or (c) of the Code or, solely for purposes of potential liability under Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA and the Lien created under Section 412(n) or Section 430(k) of the Code or Section 303(k) of ERISA, under Section 414(m) or (o) of the Code.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“Euro” shall mean the lawful currency of the participating member states of the European Union.

“Eurodollar Reserve Percentage” shall mean, for any day, the percentage (expressed as a decimal and rounded upwards, if necessary, to the next higher 1/100th of 1%) which is in effect for such day as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, any basic, supplemental or emergency reserves) in respect of eurocurrency liabilities or any similar category of liabilities for a member bank of the Federal Reserve System in New York City.

“Event of Default” shall mean any of the events specified in Article IX.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Revolving Credit Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or Revolving Credit Commitment (other than pursuant to an assignment request by the Borrower under Section 4.13(b)) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 4.12, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 4.12(e) and (d) any Taxes imposed under FATCA.

“Existing Credit Agreement” shall have the meaning provided in the Statement of Purpose hereto.

“Existing Letters of Credit” shall mean those letters of credit issued by Wells Fargo Bank, National Association, as issuing lender, under the Existing Credit Agreement existing on the Closing Date and identified on Schedule 1.2.

“Existing Revolving Maturity Date” has the meaning specified in Section 2.7(a).

“Existing Term Loan Facility” shall mean the $600,000,000 term loan facility, dated as of October 27, 2017, among the Borrower, the lenders from time to time party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended, restated, supplemented, modified replaced or refinanced from time to time.

“Extension Deadline” has the meaning specified in Section 2.7(b).

“Extensions of Credit” shall mean, as to any Lender at any time, the making of any Loan or participation in any Letter of Credit or Swingline Loan by such Lender, as the context requires.

“Fair Market Value” shall mean, with respect to any asset, the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or senior officer of such seller.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” shall mean, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day (or, if such day is not a Business Day, for the immediately preceding Business Day), as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day, provided that if such rate is not so published for any day which is a Business Day, the average of the quotation for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by the Administrative Agent.

“Fee Letters” shall mean, collectively, (i) the fee letter agreement dated April 11, 2018, among the Borrower and the Administrative Agent and (ii) the joint fee letter dated April 11, 2018, among the Borrower, the Administrative Agent, the Joint Lead Arrangers and Bank of America.

“Fiscal Quarter” shall mean for any Fiscal Year of the Borrower and its Subsidiaries, the fiscal quarters ending on each of March 31, June 30, September 30 and December 31.

“Fiscal Year” shall mean the fiscal year of the Borrower ending on December 31 of each calendar year. For purposes of this Agreement, any particular Fiscal Year shall be designated by reference to the calendar year in which such Fiscal Year ends (e.g., Fiscal Year 2018 shall be the fiscal year of the Borrower ended December 31, 2018).

“Fitch” shall mean Fitch Ratings Inc., or any successor to the rating agency business thereof.

“Foreign Lender” shall mean any Lender that is organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“Fronting Exposure” shall mean, at any time there is a Defaulting Lender, (i) with respect to any Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding L/C Obligations with respect to Letters of Credit issued by such Issuing Lender other than L/C Obligations as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateral or other credit support acceptable to such Issuing Lender shall have been provided in accordance with the terms hereof and (ii) with respect to any Swingline Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swingline Loans made by such Swingline Lender other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders, repaid by the Borrower or for which cash collateral or other credit support acceptable to such Swingline Lender shall have been provided in accordance with the terms hereof.

“FSHCO” shall mean any Subsidiary that either (i) owns no material assets other than Investments in one or more CFCs or FSHCOs and immaterial assets incidental or related thereto, or (ii) is directly or indirectly owned by one or more CFCs or FSHCOs.

“Fund” shall mean any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“Funded Debt” shall mean all Indebtedness, whether or not evidenced by a bond, debenture, note or similar instrument or agreement, of any Person, for the repayment of borrowed money having a maturity of more than 12 months from the date of its creation or having a maturity of less than 12 months from the date of its creation but by its terms being renewable or extendible beyond 12 months from such date at the option of such Person. For the purpose of determining “Funded Debt” of any Person, there shall be excluded any particular Indebtedness if, on or prior to the maturity thereof, there shall have been deposited with the proper depository in trust the necessary funds for the payment, redemption or satisfaction of such Indebtedness.

“Governmental Authority” shall mean any federal (including the federal governments of the United States and Canada), national, provincial, state or local government (and any political subdivision thereof), and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.

“Guaranteed Creditors” shall mean collectively, the Lenders, the Administrative Agent, any Swingline Lender, any Issuing Lender, any counterparty to a Specified Hedge Agreement, any other holder from time to time of any of the Guaranteed Obligations and, in each case, their respective successors and permitted assigns.

“Guaranteed Obligations” shall mean the Obligations and the Specified Hedge Obligations; provided that any release of Guarantors effected in the manner permitted by this Agreement shall not require the consent of holders of the Specified Hedge Obligations.

“Guarantor Release Event” shall mean, with respect to any Subsidiary Guarantor, that (i) such Subsidiary Guarantor ceases to guaranty any Material Indebtedness of the Borrower or (ii) such Indebtedness of the Borrower ceases to qualify as Material Indebtedness.

“Guarantors” shall mean the Subsidiary Guarantors, if any.

“Hazardous Materials” shall mean (i) any petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, polychlorinated biphenyls, and radon gas; and (ii) any hazardous or toxic chemicals, materials, substances or mixtures regulated under Environmental Laws, including, without limitation, those defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “hazardous materials”, “extremely hazardous substances”, “toxic substances”, “toxic pollutants”, “contaminants” or “pollutants”, or words of similar meaning and regulatory effect.

“Immaterial Subsidiary” shall mean any Subsidiary that is not a Material Subsidiary.

“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (1) the Fair Market Value of the property to which such Lien relates as determined in good faith by such Person or (2) the amount of such Indebtedness), (iv) the aggregate amount of all Capitalized Lease Obligations of such Person, (v) all obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations (other than ordinary course trade accounts payable not overdue by more than 60 days), (vi) all Contingent Obligations of such Person, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement determined on a marked-to-market basis and (viii) all Off-Balance Sheet Liabilities of such Person. Notwithstanding the foregoing, Indebtedness shall not include trade payables, accrued expenses, operating leases (which in no event shall constitute Capital Leases) and deferred tax and other credits incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Credit Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Intercompany Loan” shall have the meaning provided in Section 8.5(vii).

“Interest Expense Coverage Ratio” shall mean, for any period, the ratio of (i) Consolidated EBITDA for such period to (ii) Consolidated Interest Expense for such period.

“Interest Period” shall have the meaning provided in Section 4.1(b).

“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, interest rate floor agreement or other similar agreement or arrangement.

“Investment” shall have the meaning provided in the preamble to Section 8.5.

“IRS” shall mean the United States Internal Revenue Service.

“ISP98” shall mean the International Standby Practices (1998 Revision, effective January 1, 1999), International Chamber of Commerce Publication No. 590.

“Issuing Lender Sublimit” shall mean $16,666,666.67, or such greater amount as determined by the applicable Issuing Lender in its sole discretion.

“Issuing Lenders” shall mean, (i) with respect to Letters of Credit issued hereunder on or after the Closing Date, each of Wells Fargo, Bank of America and Citibank, in its capacity as issuer thereof, or any successor thereto and any other consenting Lender reasonably acceptable to the Borrower and the Administrative Agent and (ii) with respect to the Existing Letters of Credit, Wells Fargo.

“Joint Lead Arrangers” shall mean the collective reference to Wells Fargo Securities, LLC, Merrill Lynch Pierce Fenner & Smith Incorporated and Citigroup Global Markets Inc., each in its capacity as joint lead arranger and joint bookrunner, and each of their successors.

“L/C Commitment” shall mean the lesser of (i) $50,000,000 and (ii) the Revolving Credit Commitment.

“L/C Obligations” shall mean at any time, an amount equal to the sum of (i) the aggregate undrawn and unexpired amount of the then outstanding Letters of Credit and (ii) the aggregate amount of drawings under Letters of Credit which have not then been reimbursed pursuant to Section 3.4.

“L/C Participants” shall mean the collective reference to all the Lenders other than the Issuing Lenders.

“Leasehold” shall mean, with respect to any Person, all of the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land, improvements and/or fixtures (other than trade fixtures).

“Lender” shall have the meaning provided in the introductory paragraph hereof.

“Lending Office” shall mean, with respect to any Lender, the office, branch or Affiliate of such Lender maintaining such Lender’s Extensions of Credit.

“Letter of Credit Application” shall mean an application, in the form specified by the applicable Issuing Lender from time to time, requesting such Issuing Lender to issue a Letter of Credit.

“Letters of Credit” shall mean the collective reference to letters of credit issued pursuant to Section 3.1 and the Existing Letters of Credit.

“LIBOR” shall mean, subject to the implementation of a Replacement Rate in accordance with Section 4.8(c),

(i) for any interest rate calculation with respect to a LIBOR Rate Loan (other than a LIBOR Rate Loan denominated in Canadian Dollars), the rate of interest per annum determined on the basis of the rate for deposits in the applicable Permitted Currency for a period equal to the applicable Interest Period as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period (rounded upward, if necessary, to the nearest 1/100th of 1%). If such rate is not not so published, then “LIBOR” shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in the applicable Permitted Currency in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) two Business Days prior to the first day of the applicable Interest Period for a period equal to such Interest Period;

(ii) for any interest rate calculation with respect to a LIBOR Rate Loan denominated in Canadian Dollars for any Interest Period, the rate per annum determined by the Administrative Agent by reference to the average of the rates displayed on (a) the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc. definitions, as amended from time to time) or (b) such other page as may replace such page on such screen for the purpose of displaying Canadian interbank bid rates for Canadian Dollar bankers’ acceptances, in each case applicable to Canadian Dollar bankers’ acceptances (on a three hundred sixty-five (365) day basis) with a term comparable to such Interest Period as of 10:00 A.M. on the first day of such Interest Period (as adjusted by the Administrative Agent after 10:00 A.M. to reflect any error in a posted rate or in the posted average annual rate of interest). If, for any reason, the rates on the Reuters Screen CDOR Page are unavailable, then with respect to such LIBOR Rate Loan, LIBOR means the rate of interest determined by the Administrative Agent that is equal to the rate (rounded upwards to the nearest basis point) quoted by the Canadian Reference Bank as its discount rate for purchase of Canadian Dollar bankers’ acceptances in an amount substantially equal to such LIBOR Rate Loan with a term comparable to such Interest Period as of 10:00 A.M. No adjustment shall be made to account for the difference between the number of days in a year on which the rates referred to in this definition are based and the number of days in a year on the basis of which interest is calculated in this Agreement; and

(iii) for any interest rate calculation with respect to a Base Rate Loan, the rate of interest per annum determined on the basis of the rate for deposits in Dollars in minimum amounts of at least $5,000,000 for a period equal to one month (commencing on the date of determination of such interest rate) as published by the ICE Benchmark Administration Limited, a United Kingdom company, or a comparable or successor quoting service approved by the Administrative Agent, at approximately 11:00 a.m. (London time) on such date of determination, or, if such date is not a Business Day, then the immediately preceding Business Day (rounded upward, if necessary, to the nearest 1/100th of 1%). If such rate is not so published, then “LIBOR” for such Base Rate Loan shall be determined by the Administrative Agent to be the arithmetic average of the rate per annum at which deposits in Dollars in minimum amounts of at least $5,000,000 would be offered by first class banks in the London interbank market to the Administrative Agent at approximately 11:00 a.m. (London time) on such date of determination for a period equal to one month commencing on such date of determination.

Each calculation by the Administrative Agent of LIBOR shall be conclusive and binding for all purposes, absent manifest error. To the extent a comparable or successor rate is approved by the Administrative Agent in connection herewith, the approved rate shall be applied to the then applicable Interest Period in a manner consistent with prevailing market practice as reasonably determined by the Administrative Agent; provided that if such market practice is reasonably determined by the Administrative Agent to not be administratively feasible, such approved rate shall be applied in a manner reasonably determined by the Administrative Agent, subject to the consent of the Borrower.

Notwithstanding the foregoing, (x) in no event shall LIBOR (including, without limitation, any Replacement Rate with respect thereto) applicable to any LIBOR Rate Loans be less than 0% per annum and (y) unless otherwise specified in any amendment to this Agreement entered into in accordance with Section 5.8(c), in the event that a Replacement Rate with respect to LIBOR is implemented then all references herein to LIBOR shall be deemed references to such Replacement Rate.

“LIBOR Rate” shall mean a rate per annum (rounded upwards, if necessary, to the next higher 1/100th of 1%) determined by the Administrative Agent pursuant to the following formula:

LIBOR Rate =	LIBOR
1.00-Eurodollar Reserve Percentage

“LIBOR Rate Loan” shall mean any Loan (other than a Base Rate Loan) bearing interest at a rate based upon the LIBOR Rate as provided in Section 4.1(a).

“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement securing an obligation, security interest, encumbrance, lien (statutory or other), charge, preference, priority or other security agreement or arrangement of any kind or nature whatsoever. For purposes of this Agreement, the Borrower or its Subsidiaries shall be deemed to own, subject to a Lien, any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other similar title retention agreement relating to such asset, and sales of accounts receivable with recourse to the Borrower or any of its Subsidiaries shall be deemed to create a Lien on accounts receivable of the Borrower or such Subsidiary.

“Loan Documents” shall mean, collectively, this Agreement, each Note, the Letter of Credit Applications, the Subsidiary Guaranty Agreement, if applicable, each amendment of the foregoing, and each other document, instrument, certificate and agreement executed and delivered by the Credit Parties or any of their respective Subsidiaries in favor of or provided to the Administrative Agent or any Guaranteed Creditor pursuant to any of the foregoing, all as may be amended, restated, supplemented or otherwise modified from time to time. For the avoidance of doubt, “Loan Documents” shall not include any Specified Hedge Agreement.

“Loans” shall mean the collective reference to the Revolving Credit Loans and the Swingline Loans, and “Loan” means any of such Loans.

“Margin Stock” shall have the meaning provided in Regulation U.

“Material Adverse Effect” shall mean (i) a material adverse effect on the business, assets, operations or financial condition of the Borrower and its Subsidiaries taken as a whole, or (ii) a material adverse effect (x) on the rights or remedies (taken as a whole) of the Lenders, any Issuing Lender or the Administrative Agent hereunder or under the other Loan Documents, taken as a whole or (y) on the ability of the Credit Parties to perform their obligations to the Lenders, any Issuing Lender or the Administrative Agent hereunder or under the other Loan Documents, taken as a whole.

“Material Indebtedness” shall mean any Indebtedness (other than the Loans, Letters of Credit or any Contingent Obligations), in a principal amount exceeding $100,000,000, but excluding any Indebtedness owing to the Borrower or any Subsidiary.

“Material Subsidiary” shall mean each Subsidiary of the Borrower that is a “significant subsidiary” as defined in Regulation S-X of the Securities Act of 1933.

“Moody’s” shall mean Moody’s Investors Service, Inc. and any successor thereto.

“Multiemployer Plan” shall mean (i) any “multiemployer plan”, as defined in Section 4001(a)(3) of ERISA, which is maintained or contributed to (or to which there is an obligation to contribute) by the Borrower or an ERISA Affiliate and that is subject to Title IV of ERISA, and (ii) each such plan for the five-year period immediately following the latest date on which the Borrower or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to such plan.

“Net Sale Proceeds” shall mean for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 120 days after the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness of the Lenders pursuant to this Agreement) which is secured by the respective assets which were sold or otherwise disposed of, and (iv) the estimated net marginal increase in income taxes which will be payable by the Borrower’s consolidated group or any Subsidiary of the Borrower with respect to the Fiscal Year in which the sale or other disposition occurs as a result of such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Borrower determines in good faith should be reserved for post-closing adjustments, it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Borrower or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by the Borrower and/or any of its Subsidiaries from such sale or other disposition.

“Net Worth” shall mean, as to any Person, the sum of its capital stock, capital in excess of par or stated value of shares of its capital stock, retained earnings and any other account which, in accordance with U.S. GAAP, constitutes stockholders equity, excluding any treasury stock.

“Non-Consenting Lender” shall mean any Lender that has not consented to any proposed amendment, modification, waiver or termination of any Loan Document which, pursuant to Section 11.2, requires the consent of all Lenders or all affected Lenders and with respect to which the Required Lenders shall have granted their consent.

“Non-Extending Lender” has the meaning specified in Section 2.7(b).

“Non-U.S. Plan” shall mean any plan, fund or other similar program that (i) is established or maintained outside the United States of America by the Borrower or any of its Subsidiaries primarily for the benefit of employees of the Borrower or one or more of its Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (ii) is not subject to ERISA or the Code.

“Non-Wholly Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.

“Notes” shall mean the collective reference to the Revolving Credit Notes and the Swingline Note.

“Notice Date” has the meaning specified in Section 2.7(a).

“Notice of Account Designation” shall have the meaning provided in Section 2.3(b).

“Notice of Borrowing” shall have the meaning provided in Section 2.3(a).

“Notice of Conversion/Continuation” shall have the meaning provided in Section 4.2.

“Notice of Prepayment” shall have the meaning provided in Section 2.4(c).

“Obligations” shall mean, in each case, whether now in existence or hereafter arising: (i) the principal of and interest on (including interest accruing after the filing of any bankruptcy or similar petition) the Loans, (ii) the L/C Obligations and (iii) all other fees and commissions, expenses (including reasonable and documented attorneys’ fees that are required to be paid by the Borrower pursuant to this Agreement), indemnities, charges, indebtedness, loans, liabilities, financial accommodations and other obligations owing by the Credit Parties or any of their respective Subsidiaries to the Guaranteed Creditors or the Administrative Agent, in each case solely as required to be paid under any Loan Document, with respect to any Loan or Letter of Credit of every kind, nature and description, direct or indirect, absolute or contingent, due or to become due, contractual or tortious, liquidated or unliquidated, and whether or not evidenced by any note.

“OFAC” shall mean the U.S. Department of the Treasury’s Office of Foreign Assets Control.

“Off-Balance Sheet Liabilities” shall mean, with respect to any Person (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person or (ii) any obligation under a Synthetic Lease; provided that, lease payments with respect to leases of precious metal alloy (and obligations to return the precious metal alloy) owing by the Borrower and any of its Subsidiaries in connection with the ongoing business of such Person (or guarantees thereof) to the owners of such precious metal alloy and other Persons providing financing to such owners in respect of such precious metal alloy (in each case other than the Borrower and its Subsidiaries) shall in no event constitute “Off-Balance Sheet Liabilities”.

“Officer’s Compliance Certificate” shall mean a certificate of the chief financial officer or the treasurer of the Borrower substantially in the form attached as Exhibit F.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Hedging Agreements” shall mean any foreign exchange contracts, currency swap agreements, commodity hedging agreements or other similar agreements or arrangements designed to protect against fluctuations in currency values or the prices of commodities used in the business of the Borrower and its Subsidiaries.

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are

Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 4.13(b)).

“Participant” shall have the meaning provided in Section 11.9(d).

“Participant Register” shall have the meaning provided in Section 11.9(g).

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any agency or organization that is a successor thereto.

“Permitted Acquisition” shall have the meaning provided in Section 8.2(ii).

“Permitted Currency” shall mean Dollars or any Alternative Currency, or each such currency, as the context requires.

“Permitted Liens” shall have the meaning provided in Section 8.1.

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, governmental authority or other entity.

“Plan” shall mean an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title IV of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Borrower or any ERISA Affiliate or with respect to which the Borrower or any ERISA Affiliate may have any liability.

“Preferred Equity” shall mean, as applied to the Equity Interests of any Person, Equity Interests of such Person (other than common stock of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to Equity Interests of any other class of such Person.

“Prime Rate” shall mean, at any time, the rate of interest per annum publicly announced from time to time by Wells Fargo as its prime rate. Each change in the Prime Rate shall be effective as of the opening of business on the day such change in such prime rate occurs. The parties hereto acknowledge that the rate announced publicly by Wells Fargo as its prime rate is an index or base rate and shall not necessarily be its lowest or best rate charged to its customers or other banks.

“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance a Permitted Acquisition) after the first day of the relevant Test Period, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period, as if such Indebtedness had been retired or repaid on the first day of such Test Period, and (z) any Investment, Permitted Acquisition or any Asset Sale then being consummated as well as any other Investment, Permitted Acquisition or any other Asset Sale if consummated after the first day of the relevant Test Period, and on or prior to the date of the respective Investment, Permitted Acquisition or Asset Sale, as the case may be, then being effected, with the following rules to apply in connection therewith:

(i) all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance other outstanding Indebtedness or to finance Permitted Acquisitions) incurred or issued after the first day of the relevant Test Period (whether incurred to finance a Permitted Acquisition, to refinance Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant Test Period, shall be deemed to have been retired or redeemed on the first day of such Test Period and remain retired through the date of determination;

(ii) all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions;

(iii) in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Investment, Permitted Acquisition or any Asset Sale if effected during the respective Test Period as if same had occurred on the first day of the respective Test Period taking into account, in the case of any Investment or Permitted Acquisition, factually supportable and identifiable (as determined by the chief financial officer, treasurer or similar officer of Borrower) cost savings, operating expense reductions, operating improvements and expenses which would otherwise be accounted for as an adjustment pursuant to Article XI of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period but without taking into account any pro forma cost savings and expenses; and

(iv) with respect to any determination to be made on a Pro Forma Basis, at the election of the Borrower, an adjustment shall not be required to be made (but may, at the election of the Borrower, be made) in connection with any (1) Asset Sale other than any Significant Asset Sale, or (2) Investment or Permitted Acquisition except to the extent the aggregate cash and non-cash consideration paid in connection with the acquisition of such Investment or Permitted Acquisition is greater than the greater of (A) $300,000,000 and (B) 5% of Consolidated Net Tangible Assets.

“Property” shall mean, with respect to any Person, any and all property, whether real, personal, tangible, intangible or mixed, of such Person, or other assets owned, leased, or operated by such Person.

“Qualified Preferred Stock” shall mean any Preferred Equity of the Borrower, the express terms of which shall provide that dividends thereon shall not be required to be paid at any time (and to the extent) that such payment would be prohibited by the terms of this Agreement or any other agreement of the Borrower or any of its Subsidiaries relating to outstanding indebtedness and which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event (including any change of control event), cannot mature (excluding any maturity as the result of an optional redemption by the issuer thereof) and is not mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, and is not redeemable, or required to be repurchased, at the sole option of the holder thereof (including, without limitation, upon the occurrence of a change of control event), in whole or in part, on or prior to one year following the Revolving Maturity Date then in effect.

“Rating Agency” shall mean S&P (for so long as no Rating Agency Disruption has occurred with respect thereto), Moody’s (for so long as no Rating Agency Disruption has occurred with respect thereto) and Fitch (for so long as no Rating Agency Disruption has occurred with respect thereto), following a Rating Agency Disruption, an Alternate Rating Agency named pursuant hereto, and “Rating Agencies” shall mean three of the foregoing.

“Rating Agency Disruption” shall mean any event or occurrence resulting in the failure of any current Rating Agency to provide debt ratings generally to corporate borrowers.

“Real Property” of any Person shall mean all of the right, title and interest of such Person in and to land, improvements and fixtures (not including trade fixtures), including Leaseholds.

“Recipient” shall mean (a) the Administrative Agent, (b) any Lender and (c) any Issuing Lender.

“Register” shall have the meaning provided in Section 11.9(c).

“Reimbursement Obligation” shall mean the obligation of the Borrower to reimburse the Issuing Lenders pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Related Parties” shall mean, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.

“Release” shall have the meaning set forth in the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. Section 9601 et seq.).

“Replacement Rate” shall have the meaning assigned thereto in Section 4.8(c).

“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period under ERISA has been waived under subsection .21, .22, ..23, .24, .25, .26, .27, .28, .29, .30, .31, .32, .62, .63, .64, or .65 of PBGC Regulation Section 4043.

“Required Lenders” shall mean, at any date, any combination of Lenders holding more than fifty percent (50%) of the sum of (a) the aggregate amount of the Revolving Credit Commitment or (b) if the Revolving Credit Commitment has been terminated, the aggregate Revolving Credit Exposure; provided that the Revolving Credit Commitments of, and the portion of the Extensions of Credit, as applicable, held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Responsible Officer” shall mean, as to any Person, the chief executive officer, president, chief financial officer, treasurer, assistant treasurer, secretary or assistant secretary of such Person or any other officer of such Person reasonably acceptable to the Administrative Agent. Any document delivered hereunder or under any other Loan Document that is signed by a Responsible Officer of a Person shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Person and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Person.

“Returns” shall have the meaning provided in Section 6.9.

“Revaluation Date” shall mean (i) with respect to any Alternative Currency Revolving Credit Loan, each of the following: (A) the date of making any such Loan, (B) each continuation of any Alternative Currency Revolving Credit Loan, (C) the last Business Day of each calendar quarter and (D) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require which, in no event, shall be more frequently than monthly unless a Default or Event of Default has occurred and is continuing and (ii) with respect to any Letter of Credit, each of the following: (A) the date of issuance of any Letter of Credit denominated in an Alternative Currency, (B) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof, (C) each date of any payment by any Issuing Lender under any Letter of Credit denominated in an Alternative Currency, (D) the last Business Day of each calendar quarter and (E) such additional dates as the Administrative Agent or the applicable Issuing Lender shall determine or the Required Lenders shall require which, in no event, shall be more frequently than monthly unless a Default or Event of Default has occurred and is continuing.

“Revolving Credit Commitment” shall mean the Dollar Revolving Credit Commitment and the Alternative Currency Revolving Credit Commitment, it being understood that with respect to each Lender with a Dollar Revolving Credit Commitment and an Alternative Currency Revolving Credit Commitment, (a) the amount of such Lender’s total Revolving Credit Commitment is equal to such Lender’s Dollar Revolving Credit Commitment and (b) the amount of such Lender’s Alternative Currency Revolving Credit Commitment is a sublimit within such Lender’s total Revolving Credit Commitment.

“Revolving Credit Commitment Percentage” shall mean, as to any Lender at any time, the ratio of (i) the amount of the Revolving Credit Commitment of such Lender to (ii) the

Revolving Credit Commitment of all the Lenders; provided that, solely with respect to Alternative Currency Revolving Credit Loans, the “Revolving Credit Commitment Percentage” with respect to any Lender with an Alternative Currency Revolving Credit Commitment shall mean, at any time, the ratio of (i) the amount of the Alternative Currency Revolving Credit Commitment of such Lender to (ii) the Alternative Currency Revolving Credit Commitment of all the Lenders.

“Revolving Credit Exposure” shall mean, as to any Lender at any time, an amount equal to the sum of (i) the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding, (ii) such Lender’s Revolving Credit Commitment Percentage of the L/C Obligations then outstanding and (iii) such Lender’s Revolving Credit Commitment Percentage of the Swingline Loans then outstanding.

“Revolving Credit Facility” shall mean the revolving credit facility established pursuant to Article II.

“Revolving Credit Loan” shall mean any revolving loan (including any Alternative Currency Revolving Credit Loan) made to the Borrower pursuant to Section 2.1, and all such revolving loans collectively as the context requires.

“Revolving Credit Note” shall mean a promissory note made by the Borrower in favor of a Lender and its registered assigns evidencing the Revolving Credit Loans made by such Lender, substantially in the form attached as Exhibit A-1, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Revolving Credit Outstandings” shall mean the sum of (a) with respect to Revolving Credit Loans and Swingline Loans on any date, the aggregate outstanding principal Dollar Amount thereof after giving effect to any borrowings and prepayments or repayments of Revolving Credit Loans and Swingline Loans, as the case may be, occurring on such date; plus (b) with respect to any L/C Obligations on any date, the aggregate outstanding Dollar Amount thereof on such date after giving effect to any Extensions of Credit occurring on such date and any other changes in the aggregate Dollar Amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions in the maximum amount available for drawing under Letters of Credit taking effect on such date.

“Revolving Maturity Date” shall mean the earliest to occur of (i) May 4, 2023 (subject to extension in accordance with Section 2.7), (ii) the date of termination of the Revolving Credit Commitment by the Borrower pursuant to Section 2.5, or (iii) the date of termination of the Revolving Credit Commitment pursuant to Section 9.2(a).

“S&P” shall mean S&P Global Ratings, a division of S&P Global, Inc., and any successor to its ratings agency business.

“Sanctioned Country” shall mean a country, region or territory that is itself the subject of a comprehensive sanctions program (as of the Closing Date, Cuba, Iran, North Korea, Syria and Crimea).

“Sanctioned Person” means (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC (including, without limitation, OFAC’s Specially Designated Nationals and Blocked Persons List), the U.S. Department of State, the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority, (b) any Person organized or resident in a Sanctioned Country or (c) any Person 50% or more owned by any such Person or Persons described in clauses (a) and (b).

“Sanctions” means any and all economic or financial sanctions, sectoral sanctions, secondary sanctions and trade embargoes including but not limited to those imposed, administered or enforced from time to time by the U.S. government (including those administered by OFAC or the U.S. Department of State), the United Nations Security Council, the European Union, Her Majesty’s Treasury, or other relevant sanctions authority with jurisdiction over any Lender, the Borrower or any of its Subsidiaries or Affiliates.

“SEC” shall mean the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Senior Notes Documents” shall mean, collectively, (i) that certain Indenture dated as of June 2, 2009 (and each supplemental indenture thereto) by and among the Borrower, each of the subsidiary guarantors from time to time party thereto and Wells Fargo Bank, National Association, as trustee, pursuant to which senior notes were issued by the Borrower and each other agreement, document or instrument relating to the issuance of such senior notes, as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof, and (ii) that certain Indenture dated as of October 31, 2006 (and each supplemental indenture thereto) by and among the Borrower, each of the guarantors from time to time party thereto and LaSalle Bank National Association, as trustee, pursuant to which senior notes were issued by the Borrower and each other agreement, document or instrument relating to the issuance of such senior notes, as the same may be amended, restated, modified and/or supplemented from time to time in accordance with the terms hereof and thereof; as such obligations evidenced by such Senior Notes Documents may be refinanced on substantially the same terms as the terms of the Senior Notes Documents in effect immediately prior to such refinancing.

“Significant Asset Sale” shall mean each Asset Sale which generates Net Sale Proceeds of at least $250,000,000.

“Specified Default” shall mean any Default under Sections 9.1(a) or (e).

“Specified Event of Default” shall mean any Event of Default under Sections 9.1(a) or (e).

“Specified Hedge Agreement” shall mean any Interest Rate Protection Agreement or Other Hedging Agreement entered into by the Borrower or any of its Subsidiaries and any Lender or any Affiliate thereof at the time such agreement was entered into, as counterparty (regardless whether such counterparty subsequently ceases to be a Lender or an Affiliate thereof). For the avoidance of doubt, (i) all Interest Rate Protection Agreements and Other Hedging Agreements provided by the Administrative Agent or any of its Affiliates and (ii) all

Interest Rate Protection Agreements and Other Hedging Agreements in existence on the Closing Date between the Borrower or any of its Subsidiaries and any Lender or Affiliates thereof, shall constitute Specified Hedge Agreements.

“Specified Hedge Obligations” shall mean all existing or future payment and other obligations owing by the Borrower or any of its Subsidiaries under any Specified Hedge Agreement.

“SPV” shall have the meaning provided in the definition of Asset Securitization.

“Standard Securitization Undertakings” shall mean, with respect to an Asset Securitization, representations, warranties, covenants and indemnities entered into by the Borrower or any Subsidiary thereof in connection with such Asset Securitization, which are reasonably customary in asset securitizations for the types of assets subject to the respective Asset Securitization.

“Subsidiary” shall mean, with respect to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock of each class or other interests having ordinary voting power (other than stock or other interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such entity are at the time owned, or management of which is otherwise controlled: (a) by such Person, (b) by one or more Subsidiaries of such Person or (c) by such Person and one or more Subsidiaries of such Person. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of the Borrower.

“Subsidiary Guarantor” shall mean each Subsidiary of the Borrower which has executed and delivered the Subsidiary Guaranty Agreement pursuant to Section 7.12, unless and until such time as the respective Subsidiary is released from all of its obligations under the Subsidiary Guaranty Agreement in accordance with the terms and provisions thereof. As of the Closing Date, there are no Subsidiary Guarantors.

“Subsidiary Guaranty Agreement” shall mean the unconditional guaranty agreement executed by the Subsidiary Guarantors in favor of the Administrative Agent in accordance with the provisions of Section 7.12, for the ratable benefit of the Guaranteed Creditors, substantially in the form attached as Exhibit H, as amended, restated, supplemented or otherwise modified from time to time.

“Swingline Commitment” shall mean the lesser of (i) $100,000,000 and (ii) the Revolving Credit Commitment.

“Swingline Lender Sublimit” shall mean, with respect to each Swingline Lender, $50,000,000 or such greater amount as determined by such Swingline Lender in its sole discretion.

“Swingline Lenders” shall mean each of Wells Fargo and Bank of America in its capacity as a swingline lender hereunder or any successor thereto.

“Swingline Loan” shall mean any swingline loan made by any Swingline Lender to the Borrower pursuant to Section 2.2, and all such swingline loans collectively as the context requires.

“Swingline Note” shall mean a promissory note made by the Borrower in favor of any Swingline Lender evidencing the Swingline Loans made by such Swingline Lender, substantially in the form attached as Exhibit A-2, and any amendments, supplements and modifications thereto, any substitutes therefor, and any replacements, restatements, renewals or extension thereof, in whole or in part.

“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and for financial reporting purposes but (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Test Period” shall mean each period of four consecutive Fiscal Quarters then last ended in each case taken as one accounting period.

“Transaction” shall mean, collectively, (i) the refinancing of the Indebtedness under the Existing Credit Agreement, (ii) the entering into of the Loan Documents and the incurrence of all Loans and the issuance of all Letters of Credit, if applicable, on the Closing Date and (iii) the payment of fees and expenses in connection with the foregoing.

“Uniform Customs” shall mean the Uniform Customs and Practice for Documentary Credits (2007 Revision), effective July, 2007 International Chamber of Commerce Publication No. 600.

“U.S.” or “United States” shall mean the United States of America.

“U.S. GAAP” shall mean generally accepted accounting principles in the United States of America as in effect from time to time; provided that determinations in accordance with U.S. GAAP for purposes of Article VIII, including defined terms as used therein, are subject (to the extent provided therein) to Section 1.3(b).

“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“Wells Fargo” shall mean Wells Fargo Bank, National Association, a national banking association, and its successors.

“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Wholly-Owned Subsidiary of such Person which is a Domestic Subsidiary. Notwithstanding the foregoing, no SPV that is a party to an Asset Securitization permitted hereunder shall be deemed to constitute a

“Wholly-Owned Domestic Subsidiary” for purposes of (i) the definitions of “Immaterial Subsidiary” and “Material Subsidiary” set forth herein and (ii) Section 7.12 hereof.

“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock (other than director’s qualifying shares and/or other nominal amounts of shares required by applicable law to be held by Persons other than such Person) is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% Equity Interest at such time; provided that any Foreign Subsidiary of such Person at least 90% of whose capital stock or other Equity Interests are owned by such Person and/or one or more Wholly-Owned Subsidiaries (determined after giving effect to this proviso) of such Person at such time shall be deemed to be a Wholly-Owned Subsidiary of such Person.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

SECTION 1.2 Other Definitions and Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document: (a) the definitions of terms herein shall apply equally to the singular and plural forms of the terms defined, (b) whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms, (c) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (d) the word “will” shall be construed to have the same meaning and effect as the word “shall”, (e) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (f) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (g) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (h) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights, (i) the term “documents” includes any and all instruments, documents, agreements, certificates, notices, reports, financial statements and other writings, however evidenced, whether in physical or electronic form, (j) in the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including” and (k) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

SECTION 1.3 Accounting Terms.

(a) All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data and financial statements (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with U.S. GAAP, applied on a consistent basis, as in effect from time to time and consistent with those used in preparing the audited financial statements required by Section 7.1(b), provided, that (i) if, at any time any change in U.S. GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in U.S. GAAP (subject to the approval of the Required Lenders); provided, that, until so amended (A) such ratio or requirement shall continue to be computed in accordance with U.S. GAAP prior to such change therein and (B) the Borrower shall provide to the Administrative Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in U.S. GAAP, (ii) to the extent expressly required pursuant to the provisions of this Agreement and including any calculations of compliance with any financial covenant or financial term, certain calculations shall be made on a Pro Forma Basis, and (iii) for purposes of determining compliance with any incurrence or expenditure tests set forth in Articles VII and/or VIII (excluding Section 8.7 or 8.8), any amounts so incurred or expended (to the extent incurred or expended in a currency other than Dollars) shall be converted into Dollars on the basis of the exchange rates (as shown on the Reuters World Currency Page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of such incurrence or expenditure under any provision of any such Section that has an aggregate Dollar limitation provided for therein (and to the extent the respective incurrence or expenditure test regulates the aggregate amount outstanding at any time and it is expressed in terms of Dollars, all outstanding amounts originally incurred or spent in currencies other than Dollars shall be converted into Dollars on the basis of the exchange rates (as shown on the Reuters World Currency Page for such currency or, if the same does not provide such exchange rate, by reference to such other publicly available service for displaying exchange rates as may be reasonably selected by the Administrative Agent or, in the event no such service is selected, on such other basis as is reasonably satisfactory to the Administrative Agent) as in effect on the date of any new incurrence or expenditures made under any provision of any such Section that regulates the Dollar amount outstanding at any time). Notwithstanding the foregoing, all financial statements delivered hereunder shall be prepared, and all financial covenants contained herein shall be calculated, without giving effect to any election under the Statement of Financial Accounting Standards No. 159 (or any similar accounting principle) permitting a Person to value its financial liabilities or Indebtedness at the fair value thereof. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, for purposes of calculations made pursuant to the terms of this Agreement or any other Loan Document, GAAP will be deemed to treat leases that would have been classified as operating leases in accordance with generally accepted accounting principles in the United States as in effect on December 31, 2015 in a manner consistent with the treatment of such leases under generally accepted accounting principles in the United States as in effect on December 31, 2015, notwithstanding any modifications or interpretive changes thereto that may occur thereafter.

SECTION 1.4 Rounding. Any financial ratios required to be maintained by the Borrower pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio or percentage is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

SECTION 1.5 References to Agreement and Laws. Unless otherwise expressly provided herein, (a) references to formation documents, governing documents, agreements (including the Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, extensions, supplements and other modifications thereto, but only to the extent that such amendments, restatements, extensions, supplements and other modifications are not prohibited by any Loan Document; and (b) references to any Applicable Law shall include all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting such Applicable Law.

SECTION 1.6 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

SECTION 1.7 Letter of Credit Amounts. Unless otherwise specified, all references herein to the amount of a Letter of Credit at any time shall be deemed to mean the maximum face amount of such Letter of Credit after giving effect to all increases thereof contemplated by such Letter of Credit or the Letter of Credit Application therefor (at the time specified therefor in such applicable Letter of Credit or Letter of Credit Application and as such amount may be reduced by (a) any permanent reduction of such Letter of Credit or (b) any amount which is drawn, reimbursed and no longer available under such Letter of Credit).

SECTION 1.8 References to Alternative Currencies.

(a) For purposes of this Agreement, references to the applicable outstanding amount of Revolving Credit Loans, Revolving Credit Outstandings, Letters of Credit or L/C Obligations (including, without limitation, all Alternative Currency Revolving Credit Loans and Alternative Currency Outstandings) shall be deemed to refer to the Dollar Amount thereof.

(b) For purposes of this Agreement, the Dollar Amount of any Alternative Currency Revolving Credit Loan or Letter of Credit denominated in an Alternative Currency shall be determined in accordance with the terms of this Agreement in respect of the most recent Revaluation Date. Such Dollar Amount shall become effective as of such Revaluation Date for such Alternative Currency Revolving Credit Loan or such Letter of Credit and shall be the Dollar Amount employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur for such Alternative Currency Revolving Credit Loan or Letter of Credit.

(c) Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may, in consultation with the Borrower, from time to time specify to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro. Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent may, in consultation with the Borrower, from time to time specify to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

SECTION 1.9 Additional Borrowers.

(a) Upon at least ten Business Days’ notice to the Administrative Agent and the relevant Lenders, the Borrower may designate any Domestic Subsidiary as an additional borrower (an “Additional Borrower”), provided that on or prior to the effective date of such designation, the Administrative Agent shall have received (i) an assumption agreement to this Agreement in a form reasonably acceptable to the Borrower and the Administrative Agent (an “Assumption Agreement”), executed by such Subsidiary, (ii) a long form good standing certificate or equivalent thereof for such Subsidiary from its jurisdiction of organization or formation (to the extent relevant in such jurisdiction), (iii) such other documentation, opinions and/or certificates as the Administrative Agent may reasonably request (including, without limitation, documentation as any Lender may reasonably request, through the Administrative Agent, that is required in order to comply with any applicable “know your customer” laws) and (iv) to the extent necessary in the determination of the Administrative Agent, an amendment to this Agreement (including, without limitation, provisions providing for joint and several liability of the Borrower and such Additional Borrower), and any other Loan Document. Upon such delivery, such Subsidiary shall for all purposes of this Agreement be an Additional Borrower and a party to this Agreement.

(b) Each Additional Borrower shall appoint the Borrower as the borrowing agent and attorney-in-fact for such Additional Borrower, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice that such appointment has been revoked and that another Person has been appointed in such capacity. Each Additional Borrower shall irrevocably appoint and authorize the Borrower (or its successor) (i) to provide to the Administrative Agent and the Lenders and receive from the Administrative Agent and the Lenders all notices with respect to Loans obtained for the benefit of any Additional Borrower and all other notices and instructions under this Agreement and (ii) to take such action as the Borrower deems appropriate on its behalf to obtain Loans and to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement.

ARTICLE II

REVOLVING CREDIT FACILITY

SECTION 2.1 Revolving Credit Loans. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties set forth herein, each Lender severally agrees to make Revolving Credit Loans to the Borrower in Dollars, and each Lender with an Alternative Currency Revolving Credit Commitment severally agrees to make Revolving Credit Loans to the Borrower in Alternative Currencies, in each case from time to time from the Closing Date through, but not including, the Revolving Maturity Date as requested by the Borrower in accordance with the terms of Section 2.3; provided, that (a) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment, (b) the aggregate principal amount of outstanding Revolving Credit Loans from any Lender plus such Lender’s Revolving Credit Commitment Percentage of outstanding

L/C Obligations and outstanding Swingline Loans shall not at any time exceed such Lender’s Revolving Credit Commitment, and (c) the aggregate principal amount of outstanding Alternative Currency Revolving Credit Loans from any Lender shall not at any time exceed such Lender’s Alternative Currency Revolving Credit Commitment. Each Revolving Credit Loan by a Lender shall be in a principal amount equal to such Lender’s applicable Revolving Credit Commitment Percentage of the aggregate principal amount of Revolving Credit Loans requested on such occasion. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Revolving Credit Loans hereunder until the Revolving Maturity Date.

SECTION 2.2 Swingline Loans.

(a) Availability. Subject to the terms and conditions of this Agreement, each Swingline Lender agrees to make Swingline Loans to the Borrower in Dollars from time to time from the Closing Date through, but not including, the Revolving Maturity Date; provided, that after giving effect to any amount requested, (i) the Revolving Credit Outstandings shall not exceed the Revolving Credit Commitment, (ii) the aggregate principal amount of all outstanding Swingline Loans shall not exceed the Swingline Commitment and (iii) the aggregate principal amount of all outstanding Swingline Loans with respect to any Swingline Lender shall not exceed the applicable Swingline Lender’s Swingline Lender Sublimit. Subject to the terms and conditions hereof, the Borrower may borrow, repay and reborrow Swingline Loans hereunder until the Revolving Maturity Date.

(b) Refunding.

(i) Swingline Loans shall be refunded in Dollars by the Lenders on demand by the applicable Swingline Lender. Such refundings shall be made by the Lenders in accordance with their respective Revolving Credit Commitment Percentages and shall thereafter be reflected as Revolving Credit Loans of the Lenders denominated in Dollars on the books and records of the Administrative Agent. Each Lender shall fund its respective Revolving Credit Commitment Percentage of Revolving Credit Loans as required to repay Swingline Loans outstanding to the applicable Swingline Lender upon demand by such Swingline Lender but in no event later than 3:30 p.m. on the next succeeding Business Day after such demand is made. No Lender’s obligation to fund its respective Revolving Credit Commitment Percentage of a Swingline Loan shall be affected by any other Lender’s failure to fund its Revolving Credit Commitment Percentage of a Swingline Loan, nor shall any Lender’s Revolving Credit Commitment Percentage be increased as a result of any such failure of any other Lender to fund its Revolving Credit Commitment Percentage of a Swingline Loan.

(ii) The Borrower shall pay to the applicable Swingline Lender on demand the amount of such Swingline Loans to the extent amounts received from the Lenders are not sufficient to repay in full the outstanding Swingline Loans requested or required to be refunded. If any portion of any such amount paid to any Swingline Lender shall be recovered by or on behalf of the Borrower from such Swingline Lender in bankruptcy or otherwise, the loss of the amount so recovered shall be ratably shared among all the Lenders in accordance with their respective Revolving Credit Commitment Percentages (unless the amounts so recovered by or on behalf of the Borrower pertain to a Swingline

Loan extended after the occurrence and during the continuance of an Event of Default of which the Administrative Agent has received notice in the manner required pursuant to Section 10.3 and which such Event of Default has not been waived by the Required Lenders or the Lenders, as applicable).

(iii) Each Lender acknowledges and agrees that its obligation to refund Swingline Loans in accordance with the terms of this Section is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Article V. Further, each Lender agrees and acknowledges that if prior to the refunding of any outstanding Swingline Loans pursuant to this Section, one of the events described in Section 9.1(e) shall have occurred, each Lender will, on the date the applicable Revolving Credit Loan would have been made, purchase an undivided participating interest in the Swingline Loan to be refunded in an amount equal to its Revolving Credit Commitment Percentage of the aggregate amount of such Swingline Loan. Each Lender will immediately transfer to the applicable Swingline Lender, in immediately available funds, the amount of its participation and upon receipt thereof such Swingline Lender will deliver to such Lender a certificate evidencing such participation dated the date of receipt of such funds and for such amount. Whenever, at any time after any Swingline Lender has received from any Lender such Lender’s participating interest in a Swingline Loan, such Swingline Lender receives any payment on account thereof, such Swingline Lender will distribute to such Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Lender’s participating interest was outstanding and funded).

(c) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.2, no Swingline Lender shall be obligated to make any Swingline Loan at a time when any other Lender is a Defaulting Lender, unless such Swingline Lender has entered into arrangements, including the delivery of cash collateral, with the Borrower or such Defaulting Lender and satisfactory to the Swingline Lender to eliminate such Swingline Lender’s Fronting Exposure (after giving effect to Section 4.15(c) with respect to any such Defaulting Lender.

SECTION 2.3 Procedure for Advances of Revolving Credit Loans and Swingline Loans.

(a) Requests for Borrowing. The Borrower shall give the Administrative Agent irrevocable prior written notice substantially in the form of Exhibit B (a “Notice of Borrowing”), which may be given by telephone and promptly confirmed by fax or email, not later than 1:00 p.m. (i) on the same Business Day as each Base Rate Loan and each Swingline Loan, (ii) at least three Business Days before each LIBOR Rate Loan denominated in Dollars and (iii) at least four Business Day before each Alternative Currency Revolving Credit Loan, of its intention to borrow, specifying:

(A) the date of such borrowing, which shall be a Business Day;

(B) whether such Loan is to be a Revolving Credit Loan or a Swingline Loan;

(C) if such Loan is an Alternative Currency Revolving Credit Loan, the applicable Alternative Currency in which such Loan is to be funded;

(D) if such Loan is a Revolving Credit Loan denominated in Dollars, whether such Revolving Credit Loan shall be a LIBOR Rate Loan or a Base Rate Loan;

(E) if such Loan is a LIBOR Rate Loan, the duration of the Interest Period applicable thereto; and

(F) the amount of such borrowing, which shall be, (1) with respect to Base Rate Loans (other than Swingline Loans) in an aggregate principal amount of $3,000,000 or a whole multiple of $1,000,000 in excess thereof, (2) with respect to LIBOR Rate Loans in an aggregate principal amount of $5,000,000, €5,000,000, CHF5,000,000, £5,000,000 or CAD$5,000,000 or a whole multiple of $1,000,000, €1,000,000, CHF1,000,000, £1,000,000 or CAD$1,000,000 in excess thereof or (3) with respect to Swingline Loans in an aggregate principal amount of $500,000 or a whole multiple of $100,000 in excess thereof.

If the Borrower fails to specify a currency in the Notice of Borrowing requesting a Loan, then the Loan so requested shall be made in Dollars. A Notice of Borrowing received after 1:00 p.m. shall be deemed received on the next Business Day. The Administrative Agent shall promptly notify the Lenders of each Notice of Borrowing.

(b) Disbursement of Revolving Credit and Swingline Loans. Not later than 3:00 p.m. on the proposed borrowing date, (i) each applicable Lender will make available to the Administrative Agent, for the account of the Borrower, at the applicable office of the Administrative Agent in the applicable Permitted Currency in funds immediately available to the Administrative Agent, such Lender’s applicable Revolving Credit Commitment Percentage of the Revolving Credit Loans to be made on such borrowing date and (ii) the applicable Swingline Lender will make available to the Administrative Agent, for the account of the Borrower, at the office of the Administrative Agent in Dollars in funds immediately available to the Administrative Agent, the Swingline Loans to be made on such borrowing date. The Administrative Agent will make such Loans available to the Borrower (and the Borrower hereby irrevocably authorizes the Administrative Agent to disburse the proceeds of each borrowing requested pursuant to this Section) by promptly crediting the amounts so received, in like funds, to the applicable deposit account identified by the Borrower in the most recent notice substantially in the form attached as Exhibit C (a “Notice of Account Designation”) delivered by the Borrower to the Administrative Agent or as may be otherwise agreed upon by the Borrower and the Administrative Agent from time to time. The Administrative Agent shall not be obligated to disburse the portion of the proceeds of any Revolving Credit Loan requested pursuant to this Section to the extent that any Lender has not made available to the Administrative Agent its applicable Revolving Credit Commitment Percentage of such Loan. Revolving Credit Loans to be made for the purpose of refunding Swingline Loans shall be made by the Lenders as provided in Section 2.2(b).

(c) Lending Offices. Each Lender may, at its option, make any Loan available to Borrower by causing any foreign or domestic branch or Affiliate of such Lender to make such Loan; provided that (i) all terms of this Agreement shall apply to any such branch or Affiliate and (ii) the exercise of such option shall not affect the obligation of Borrower to repay such Loan in accordance with the terms of this Agreement; provided that no action by a Lender pursuant to this subsection shall result in Borrower incurring incremental obligations under Section 4.10 or Section 4.12 or result in the application of Section 4.8(b).

SECTION 2.4 Repayment and Prepayment of Revolving Credit Loans and Swingline Loans.

(a) Repayment on Termination Date. The Borrower hereby agrees to repay the outstanding principal amount of (i) all Revolving Credit Loans to the Borrower in the applicable Permitted Currency in full on the Revolving Maturity Date and (ii) all Swingline Loans in Dollars in accordance with Section 2.2(b) (but, in any event, no later than the Revolving Maturity Date), together, in each case, with all accrued but unpaid interest thereon.

(b) Mandatory Prepayments.

(i) Aggregate Revolving Credit Commitment. If, as of the most recent Revaluation Date or at any time (as determined by the Administrative Agent under Section 2.4(b)(v)), based upon the Dollar Amount of all Revolving Credit Outstandings or all Alternative Currency Revolving Credit Loans, as the case may be, (A) solely because of currency fluctuation, (i) the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds one hundred and five percent (105%) of the Revolving Credit Commitment or (ii) the outstanding principal amount of all Alternative Currency Revolving Credit Loans exceeds one hundred and five percent (105%) of the Alternative Currency Revolving Credit Commitment or (B) for any other reason, (i) the outstanding principal amount of all Revolving Credit Loans plus the sum of all outstanding Swingline Loans and L/C Obligations exceeds the Revolving Credit Commitment or (ii) the outstanding principal amount of all Alternative Currency Revolving Credit Loans exceeds the Alternative Currency Revolving Credit Commitment, then, in each such case, the Borrower shall (1) first, if (and to the extent) necessary to eliminate such amount in excess of the Revolving Credit Commitment, immediately repay outstanding Swingline Loans (and/or reduce any pending request for a borrowing of such Swingline Loans submitted in respect of such Swingline Loans on such day) in an amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment, (2) second, if (and to the extent) necessary to eliminate such amount in excess of the Revolving Credit Commitment, immediately repay outstanding Revolving Credit Loans which are Base Rate Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) in an amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment, (3) third, if (and to the extent) necessary to eliminate such amount in excess of the Revolving Credit Commitment, immediately repay outstanding Revolving Credit Loans which are LIBOR Rate Loans denominated in Dollars (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such

Loans on such day) in an amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment, (4) fourth, if (and to the extent) necessary to eliminate such amount in excess of the Alternative Currency Revolving Credit Commitment, immediately repay outstanding Alternative Currency Revolving Credit Loans (and/or reduce any pending requests for a borrowing or continuation or conversion of such Loans submitted in respect of such Loans on such day) in an amount equal to the Dollar Amount of such amount in excess of the Alternative Currency Revolving Credit Commitment and (5) fifth, with respect to any Letters of Credit then outstanding, if (and to the extent) necessary to collateralize such amount in excess of the Revolving Credit Commitment, immediately make a payment of cash collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Lenders in an amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment (such cash collateral to be applied in accordance with Section 9.2(b)).

(ii) [Reserved].

(iii) Swingline Commitment. If, at any time (as determined by the Administrative Agent under Section 2.4(b)(v)), the outstanding principal amount of all Swingline Loans exceeds the Swingline Commitment for any reason, then, the Borrower shall, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Swingline Loans (and/or reduce any pending request for a borrowing of such Loans submitted in respect of such Loans on such day) by the amount of such excess. If, at any time (as determined by the Administrative Agent under Section 2.4(b)(v)), the outstanding principal amount of all Swingline Loans made by any Swingline Lender exceeds the Swingline Lender Sublimit of such Swingline Lender for any reason, then, the Borrower shall, if (and to the extent) necessary to eliminate such excess, immediately repay outstanding Swingline Loans made by such Swingline Lender (and/or reduce any pending request for a borrowing of such Loans submitted in respect of such Loans on such day) by the amount of such excess.

(iv) Excess L/C Obligations. If, at any time (as determined by the Administrative Agent under Section 2.4(b)(v)), based upon the Dollar Amount of all outstanding L/C Obligations, (i) solely because of currency fluctuation, the outstanding principal amount of all L/C Obligations exceeds one hundred and five percent (105%) of the L/C Commitment or (ii) for any other reason, the outstanding principal amount of all L/C Obligations exceeds the L/C Commitment, then, in each such case, the Borrower shall, with respect to any Letters of Credit then outstanding, make a payment of cash collateral into a cash collateral account opened by the Administrative Agent for the benefit of the Lenders in an amount equal to the Dollar Amount of such amount in excess of the L/C Commitment (such cash collateral to be applied in accordance with Section 9.2(b)).

(v) Compliance and Payments. The Borrower’s compliance with this Section 2.4(b) shall be tested from time to time by the Administrative Agent at its sole discretion, but in any event shall be tested on the date on which (A) the Borrower requests that the applicable Lenders make a Revolving Credit Loan, (B) the Borrower requests that any Swingline Lender make a Swingline Loan or (C) the Borrower requests that any Issuing Lender issue a Letter of Credit. Each such repayment pursuant to this Section 2.4(b) shall be accompanied by any amount required to be paid pursuant to Section 4.9.

(c) Optional Prepayments. The Borrower may at any time and from time to time prepay Revolving Credit Loans and Swingline Loans, in whole or in part, with prior written notice to the Administrative Agent substantially in the form attached as Exhibit D (a “Notice of Prepayment”) given not later than 1:00 p.m. (i) on the same Business Day as prepayment of each Base Rate Loan and each Swingline Loan, (ii) at least three Business Days before prepayment of each LIBOR Rate Loan denominated in Dollars and (iii) at least four Business Days before prepayment of each Alternative Currency Revolving Credit Loan, specifying (A) the date and amount of prepayment, (B) whether the prepayment is of Revolving Credit Loans, Swingline Loans or a combination thereof, and, if a combination thereof, the amount allocable to each, (C) the applicable Permitted Currency in which any Revolving Credit Loan is denominated and (D) with respect to Revolving Credit Loans denominated in Dollars, whether the repayment is of LIBOR Rate Loans, Base Rate Loans, or a combination thereof, and, if of a combination thereof, the amount allocable to each. Each Notice of Prepayment shall be irrevocable except in the case of a repayment in full of all of the Obligations, which notice may state that it is conditioned upon the effectiveness of a new financing. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender. If any such notice is given, the amount specified in such notice shall, unless such notice is revoked, be due and payable on the date set forth in such notice. Partial prepayments shall be in an aggregate amount of (i) $3,000,000 or a whole multiple of $1,000,000 in excess thereof with respect to Base Rate Loans (other than Swingline Loans) or any lesser amount outstanding, (ii) $5,000,000, €5,000,000, CHF5,000,000, £5,000,000 or CAD$5,000,000 or a whole multiple of $1,000,000, €1,000,000, CHF1,000,000, £1,000,000 in excess thereof with respect to LIBOR Rate Loans or any lesser amount outstanding and (iii) $100,000 or a whole multiple of $100,000 in excess thereof with respect to Swingline Loans or any lesser amount outstanding. A Notice of Prepayment received after 1:00 p.m. shall be deemed received on the next Business Day. Each such prepayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

(d) Limitation on Prepayment of LIBOR Rate Loans. Any prepayment of any LIBOR Rate Loan on any day other than on the last day of the Interest Period applicable thereto shall be subject to the terms of Section 4.9 hereof.

SECTION 2.5 Permanent Reduction of the Revolving Credit Commitment.

(a) Voluntary Reduction. The Borrower shall have the right at any time and from time to time, upon at least five Business Days prior written notice to the Administrative Agent, to permanently reduce, without premium or penalty, (i) the entire Revolving Credit Commitment at any time or (ii) portions of the Revolving Credit Commitment, from time to time, in an aggregate principal amount not less than $10,000,000 or any whole multiple of $5,000,000 in excess thereof. Any reduction of the Revolving Credit Commitment shall be applied to the Revolving Credit Commitment of each Lender according to its Revolving Credit Commitment Percentage. All facility fees accrued with respect to any portion of the Revolving Credit Commitment terminated pursuant hereto shall be paid on the effective date of such termination.

(b) Corresponding Payment. Each permanent reduction permitted pursuant to this Section shall be accompanied by a payment of principal sufficient to reduce the aggregate Revolving Credit Outstandings, after such reduction to the Revolving Credit Commitment as so reduced and if the Revolving Credit Commitment as so reduced is less than the aggregate amount of all outstanding Letters of Credit, the Borrower shall be required to deposit cash collateral in a cash collateral account opened by the Administrative Agent in an amount equal to the Dollar Amount of such amount in excess of the Revolving Credit Commitment. Such cash collateral shall be applied in accordance with Section 9.2(b). Any reduction of the Revolving Credit Commitment to zero shall be accompanied by payment of all outstanding Revolving Credit Loans and Swingline Loans (and furnishing of cash collateral satisfactory to the Administrative Agent for all L/C Obligations) and shall result in the termination of the Revolving Credit Commitment and the Swingline Commitment and the Revolving Credit Facility. If the reduction of the Revolving Credit Commitment requires the repayment of any LIBOR Rate Loan, such repayment shall be accompanied by any amount required to be paid pursuant to Section 4.9 hereof.

SECTION 2.6 Termination of Revolving Credit Facility. The Revolving Credit Facility and the Revolving Credit Commitments shall terminate on the Revolving Maturity Date.

SECTION 2.7 Extension of Revolving Maturity Date.

(a) Requests for Extension. The Borrower may, by notice to the Administrative Agent (who shall promptly notify the Lenders) not earlier than the date 60 days prior to any anniversary of the Closing Date (such anniversary, the “Extension Date”) and not later than 30 days prior to any anniversary of the Closing Date (the date of delivery of such notice to the Lenders, the “Notice Date”), request on up to two (2) occasions during the term of this Agreement that each such Lender extend its Revolving Maturity Date for an additional one (1) year from the Revolving Maturity Date then in effect (the “Existing Revolving Maturity Date”).

(b) Lender Elections to Extend. Each Lender, acting in its sole and individual discretion, shall, by notice to the Administrative Agent given within 15 days of the Notice Date (“Extension Deadline”), advise the Administrative Agent whether or not such Lender agrees to such extension (and each Lender that determines not to so extend its Revolving Maturity Date (a “Non-Extending Lender”) shall notify the Administrative Agent of such fact promptly after such determination (but in any event no later than the Extension Deadline)) and any Lender that does not so advise the Administrative Agent on or before the Extension Deadline shall be deemed to be a Non-Extending Lender. The election of any Lender to agree to such extension shall not obligate any other Lender to so agree.

(c) Notification by Administrative Agent. The Administrative Agent shall notify the Borrower of each Lender’s determination under this Section 2.7 no later than the date that is 5 days after the Extension Deadline (or, if such date is not a Business Day, on the next preceding Business Day).

(d) Additional Commitment Lenders. The Borrower shall have the right on or before the Extension Date to replace each Non-Extending Lender with, and add as “Lenders” under this Agreement in place thereof, one or more Eligible Assignees (each, an “Additional Commitment

Lender”) as provided in Section 11.9, each of which Additional Commitment Lenders shall have entered into an Assignment and Assumption pursuant to which such Additional Commitment Lender shall, effective as of the Extension Date, undertake a Revolving Credit Commitment (and, if any such Additional Commitment Lender is already a Lender, its Revolving Credit Commitment shall be in addition to such Lender’s Revolving Credit Commitment hereunder on such date).

(e) Minimum Extension Requirement. If (and only if) the total of the Revolving Credit Commitments of the Lenders that have agreed so to extend their Revolving Maturity Date and the additional Revolving Credit Commitments of the Additional Commitment Lenders shall be more than 50% of the aggregate amount of the Revolving Credit Commitments in effect immediately prior to the Extension Deadline, then, effective as of the Extension Deadline, the Revolving Maturity Date of each Extending Lender and of each Additional Commitment Lender shall be extended to the date falling one (1) year after the Existing Revolving Maturity Date (except that, if such date is not a Business Day, such Revolving Maturity Date as so extended shall be the next preceding Business Day) and each Additional Commitment Lender shall thereupon become a “Lender” for all purposes of this Agreement.

(f) Conditions to Effectiveness of Extensions. Notwithstanding the foregoing, the extension of the Revolving Maturity Date pursuant to this Section 2.7 shall not be effective with respect to any Lender unless:

(i) no Default or Event of Default shall have occurred and be continuing on the date of such extension and after giving effect thereto;

(ii) the representations and warranties contained in this Agreement are true and correct in all material respects on and as of the date of such extension and after giving effect thereto, as though made on and as of such date (or, if any such representation or warranty is expressly stated to have been made as of a specific date, as of such specific date); and

(iii) on or before the Revolving Maturity Date of each Non-Extending Lender (which for the avoidance of doubt shall not be extended), (1) the Borrower shall have paid in full the principal of and interest on all of the Loans made by such Non-Extending Lender to the Borrower hereunder and (2) the Borrower shall have paid in full all other amounts owing to such Non-Extending Lender hereunder.

ARTICLE III

LETTER OF CREDIT FACILITY

SECTION 3.1 L/C Commitment.

(a) Availability. Subject to the terms and conditions hereof, each Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue standby letters of credit (the “Letters of Credit”) for the account of the Borrower on any Business Day from the Closing Date through but not including the fifth (5th) Business Day prior to the Revolving Maturity Date in such form as may be approved from time to time by the applicable

Issuing Lender; provided, that no Issuing Lender shall have any obligation to issue any Letter of Credit if, after giving effect to such issuance, (a) the L/C Obligations would exceed the L/C Commitment or the applicable Issuing Lender’s Sublimit or (b) the Revolving Credit Outstandings would exceed the Revolving Credit Commitment. Each Letter of Credit shall (i) be denominated in a Permitted Currency in a minimum amount to be agreed to by such Issuing Lender, (ii) be a standby letter of credit issued to support obligations of the Borrower or any of its Subsidiaries, contingent or otherwise, incurred in the ordinary course of business, (iii) be in a form satisfactory to such Issuing Lender, (iv) expire on a date no more than 12 months after the date of issuance or last renewal of such Letter of Credit (subject to automatic renewal for additional one year periods pursuant to the terms of the Letter of Credit Application or other documentation acceptable to such Issuing Lender), which date shall be no later than the fifth Business Day prior to the Revolving Maturity Date and (v) unless otherwise agreed upon, be subject to the Uniform Customs and/or ISP98, as set forth in the Letter of Credit Application or as determined by such Issuing Lender and, to the extent not inconsistent therewith, the laws of the State of New York. No Issuing Lender shall at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause such Issuing Lender or any L/C Participant to exceed any limits imposed by, any Applicable Law. References herein to “issue” and derivations thereof with respect to Letters of Credit shall also include extensions or modifications of any outstanding Letters of Credit, unless the context otherwise requires. As of the Closing Date, each of the Existing Letters of Credit shall constitute, for all purposes of this Agreement and the other Loan Documents, a Letter of Credit issued and outstanding hereunder. Notwithstanding anything herein to the contrary, the Issuing Lenders shall have no obligation hereunder to issue any Letter of Credit the proceeds of which would be made available to any Person to fund any activity or business of or with any Sanctioned Person or in any country or territory that, at the time of such funding, is the subject of any Sanctions in any manner that would result in a violation of any Sanctions by any party to this Agreement.

(b) Defaulting Lenders. Notwithstanding anything to the contrary contained in this Section 2.3, no Issuing Lender shall be obligated to issue any Letter of Credit at a time when any other Lender is a Defaulting Lender, unless such Issuing Lender has entered into arrangements, including the delivery of cash collateral, with the Borrower or such Defaulting Lender and satisfactory to such Issuing Lender to eliminate such Issuing Lender’s Fronting Exposure (after giving effect to Section 4.15(c)) with respect to any such Defaulting Lender.

SECTION 3.2 Procedure for Issuance of Letters of Credit.

The Borrower may from time to time request that any Issuing Lender issue a Letter of Credit by delivering to such Issuing Lender, at the office of such Issuing Lender specified in or determined in accordance with Section 11.1, a Letter of Credit Application therefor, completed to the satisfaction of such Issuing Lender, and such other certificates, documents and other papers and information as such Issuing Lender may request (which information shall include the Permitted Currency in which such Letter of Credit shall be denominated). Upon receipt of any Letter of Credit Application, the applicable Issuing Lender shall process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall, subject to Section 3.1 and Article V, promptly issue the Letter of Credit requested thereby (but in no event shall any Issuing Lender be required to issue any Letter of

Credit earlier than three Business Days after its receipt of the Letter of Credit Application therefor and all such other certificates, documents and other papers and information relating thereto) by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed by such Issuing Lender and the Borrower. The applicable Issuing Lender shall promptly furnish to the Borrower a copy of such Letter of Credit and promptly notify each Lender of the issuance and upon request by any Lender, furnish to such Lender a copy of such Letter of Credit and the amount of such Lender’s participation therein.

SECTION 3.3 Commissions and Other Charges.

(a) Letter of Credit Commissions. Subject to Section 4.15(f), the Borrower shall pay to the Administrative Agent, for the account of each Issuing Lender and the L/C Participants, a letter of credit commission with respect to each Letter of Credit in the amount equal to the face amount of such Letter of Credit multiplied by the Applicable Margin with respect to Revolving Credit Loans that are LIBOR Rate Loans (determined on a per annum basis). Such commission shall be payable quarterly in arrears on the last Business Day of each calendar quarter, on the Revolving Maturity Date and thereafter on demand of the Administrative Agent. The Administrative Agent shall, promptly following its receipt thereof, distribute to each Issuing Lender and the L/C Participants all commissions received pursuant to this Section in accordance with their respective Revolving Credit Commitment Percentages.

(b) Fronting Fee. In addition to the foregoing commission, the Borrower shall pay to the Administrative Agent, for the account of each Issuing Lender, a fronting fee with respect to each Letter of Credit issued by it as set forth in the applicable Fee Letter or as separately agreed by such Issuing Lender, as applicable. Such fronting fee shall be payable quarterly in arrears on the last Business Day of each calendar quarter commencing with the first such date to occur after the issuance of such Letter of Credit, on the Revolving Maturity Date and thereafter on demand of the Administrative Agent.

(c) Other Costs. In addition to the foregoing fees and commissions, the Borrower shall pay or reimburse each Issuing Lender for such normal, customary and reasonable issuance and administration fees as are incurred or charged by such Issuing Lender in issuing, effecting payment under, amending or otherwise administering any Letter of Credit.

SECTION 3.4 L/C Participations.

(a) Each Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce each Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from such Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Commitment Percentage in such Issuing Lender’s obligations and rights under and in respect of each Letter of Credit issued hereunder and the amount of each draft paid by such Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with such Issuing Lender that, if a draft is paid under any Letter of Credit for which such Issuing Lender is not reimbursed in full by the Borrower through a Revolving Credit Loan or otherwise in accordance with the terms of this Agreement, such L/C Participant shall pay to such Issuing Lender upon demand at such Issuing Lender’s address for notices specified herein an amount in Dollars equal to the Dollar Amount of such L/C Participant’s Revolving Credit Commitment Percentage of the amount of such draft, or any part thereof, which is not so reimbursed.

(b) Upon becoming aware of any amount required to be paid by any L/C Participant to any Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by such Issuing Lender under any Letter of Credit, such Issuing Lender shall notify the Administrative Agent and each L/C Participant of the amount and due date of such required payment and such L/C Participant shall pay to such Issuing Lender the amount specified on the applicable due date (which amount shall be payable in Dollars in the applicable amount determined in accordance with Section 3.4(a)). If any such amount is paid to such Issuing Lender after the date such payment is due, such L/C Participant shall pay to such Issuing Lender, in addition to such amount, the product of (i) such amount, times (ii) the daily average Federal Funds Rate as determined by the Administrative Agent during the period from and including the date such payment is due to the date on which such payment is immediately available to such Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. A certificate of such Issuing Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error. With respect to payment to such Issuing Lender of the unreimbursed amounts described in this Section, if the L/C Participants receive notice that any such payment is due (A) prior to 1:00 p.m. on any Business Day, such payment shall be due that Business Day, and (B) after 1:00 p.m. on any Business Day, such payment shall be due on the following Business Day.

(c) Whenever, at any time after any Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its Revolving Credit Commitment Percentage of such payment in accordance with this Section, such Issuing Lender receives any payment related to such Letter of Credit (whether directly from a Borrower or otherwise), or any payment of interest on account thereof, such Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, that in the event that any such payment received by such Issuing Lender shall be required to be returned by such Issuing Lender, such L/C Participant shall return to such Issuing Lender the portion thereof previously distributed by such Issuing Lender to it.

(d) All payments made by any L/C Participant under this Section shall be made in Dollars (based upon the Dollar Amount of the applicable payment); provided that the Borrower shall be liable for any currency exchange loss pursuant to the terms of Section 4.10(d).

SECTION 3.5 Reimbursement Obligations.

(a) Reimbursement Obligation of the Borrower. In the event of any drawing under any Letter of Credit, the Borrower agrees to reimburse (either with the proceeds of a Revolving Credit Loan as provided for in this Section or with funds from other sources), in same day funds, in Dollars, the applicable Issuing Lender on each date on which such Issuing Lender notifies the Borrower of the date and the Dollar Amount of a draft paid under any Letter of Credit for the Dollar Amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment (including, without limitation, any and all costs, fees and other expenses incurred by such Issuing Lender in effecting the payment of any Letter of Credit denominated in an Alternative Currency).

(b) Reimbursement Obligation of the Lenders. Unless the Borrower shall immediately notify the applicable Issuing Lender that the Borrower intends to reimburse such Issuing Lender for such drawing from other sources or funds, the Borrower shall be deemed to have timely given a Notice of Borrowing to the Administrative Agent requesting that the Lenders make a Revolving Credit Loan denominated in Dollars bearing interest at the Base Rate on such date in the Dollar Amount of (a) such draft so paid and (b) any amounts referred to in Section 3.3(c) incurred by such Issuing Lender in connection with such payment (including, without limitation, any and all costs, fees and other expenses incurred by such Issuing Lender in effecting the payment of any Letter of Credit denominated in an Alternative Currency), and the Lenders shall make such requested Revolving Credit Loan, the proceeds of which shall be applied to reimburse such Issuing Lender for the amount of the related drawing and costs and expenses. Each Lender acknowledges and agrees that its obligation to fund a Revolving Credit Loan in accordance with this Section to reimburse each Issuing Lender for any draft paid under a Letter of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, non-satisfaction of the conditions set forth in Section 2.3(a) or Article V. If the Borrower has elected to pay the amount of such drawing with funds from other sources and shall fail to reimburse any Issuing Lender as provided above, the unreimbursed amount of such drawing shall bear interest at the rate which would be payable on any outstanding Base Rate Loans which were then overdue from the date such amounts become payable (whether at stated maturity, by acceleration or otherwise) until payment in full.

SECTION 3.6 Obligations Absolute. The Borrower’s obligations under this Article III (including, without limitation, the Reimbursement Obligation) shall be absolute and unconditional under any and all circumstances and irrespective of any set off, counterclaim or defense to payment which the Borrower may have or have had against any Issuing Lender or any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees that the Issuing Lenders and the L/C Participants shall not be responsible for, and the Borrower’s Reimbursement Obligation under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. No Issuing Lender shall be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions caused by such Issuing Lender’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction by final nonappealable judgment. The Borrower agrees that any action taken or omitted by any Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of bad faith, gross negligence or willful misconduct shall not result in any liability of any Issuing Lender or any L/C Participant to the Borrower. The responsibility of the applicable Issuing Lender to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are in substantial conformity with such Letter of Credit.

SECTION 3.7 Effect of Letter of Credit Application. To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Article III, the provisions of this Article III shall apply.

ARTICLE IV

GENERAL LOAN PROVISIONS

SECTION 4.1 Interest.

(a) Interest Rate Options. Subject to the provisions of this Section, at the election of the Borrower:

(i) Revolving Credit Loans (other than Alternative Currency Revolving Credit Loans) shall bear interest at (A) the Base Rate plus the Applicable Margin or (B) the LIBOR Rate plus the Applicable Margin;

(ii) the Alternative Currency Revolving Credit Loans shall bear interest at the LIBOR Rate plus the Applicable Margin; and

(iii) each Swingline Loan shall bear interest at the Base Rate plus the Applicable Margin for Base Rate Loans or as the Borrower and the applicable Swingline Lender may agree.

The Borrower shall select the rate of interest and Interest Period, if any, applicable to any Loan at the time a Notice of Borrowing is given or at the time a Notice of Conversion/Continuation is given pursuant to Section 4.2. Any Loan or any portion thereof as to which the Borrower has not duly specified a currency as provided herein shall be deemed a Revolving Credit Loan denominated in Dollars. Any Revolving Credit Loan denominated in Dollars or any portion thereof as to which the Borrower has not duly specified an interest rate as provided herein shall be deemed a Base Rate Loan and any LIBOR Rate Loan or any portion thereof as to which the Borrower has not duly specified an Interest Period as provided herein shall be deemed a LIBOR Rate Loan for a one month Interest Period.

(b) Interest Periods. In connection with each LIBOR Rate Loan, the Borrower by giving notice at the times described in Section 2.3 or 4.2, as applicable, shall elect an interest period (each, an “Interest Period”) to be applicable to such Loan, which Interest Period shall be a period of one (1), two (2), three (3), or six (6) months; provided that:

(i) the Interest Period shall commence on the date of advance of or conversion to any LIBOR Rate Loan and, in the case of immediately successive Interest Periods, each successive Interest Period shall commence on the date on which the immediately preceding Interest Period expires;

(ii) if any Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, that if any Interest Period would otherwise expire on a day that is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the relevant calendar month at the end of such Interest Period;

(iv) no Interest Period shall extend beyond the Revolving Maturity Date without payment of any amounts pursuant to Section 4.9; and

(v) there shall be no more than ten Interest Periods in effect at any time.

(c) Default Rate. Subject to Section 9.2, (i) automatically upon the occurrence and during the continuance of a Specified Event of Default, or (ii) at the election of the Required Lenders, upon the occurrence and during the continuance of any other Event of Default, all Obligations arising hereunder or under any other Loan Documents shall bear interest at a fluctuating interest rate per annum at all times equal to a rate per annum of two percent (2%) in excess of the rate (including the Applicable Margin) then applicable to such Obligations (provided, that if no rate for such Obligation is set forth herein or in such other Loan Document, then such Obligation shall bear interest at a rate per annum equal to two percent in excess of the rate (including Applicable Margin) then applicable to Base Rate Loans) to the fullest extent permitted by Applicable Law as determined in accordance with Section 4.1(e).

Interest shall continue to accrue on the Obligations after the filing by or against the Borrower of any petition seeking any relief in bankruptcy or under any act or law pertaining to insolvency or debtor relief, whether state, federal or foreign.

(d) Interest Payment and Computation. Interest on each Base Rate Loan shall be due and payable in arrears on the last Business Day of each calendar quarter commencing with the calendar quarter ending on June 30, 2018; and interest on each LIBOR Rate Loan shall be due and payable on the last day of each Interest Period applicable thereto, and if such Interest Period extends over three months, at the end of each three month interval during such Interest Period; provided, that accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand. All computations of interest for Base Rate Loans based on the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All other computations of fees and interest provided hereunder shall be made on the basis of a 360-day year and actual days elapsed (which results in more fees or interest, as applicable, being paid than if computed on the basis of a 365/366-day year).

(e) Maximum Rate.

(i) In no contingency or event whatsoever shall the aggregate of all amounts deemed interest under this Agreement charged or collected pursuant to the terms of this Agreement exceed the highest rate permissible under any Applicable Law which a court of competent jurisdiction shall, in a final determination, deem applicable hereto.

(ii) [Reserved.]

(iii) In the event that such a court determines that the Lenders have charged or received interest hereunder in excess of the highest applicable rate, the rate in effect hereunder shall automatically be reduced to the maximum rate permitted by Applicable Law and the Lenders shall at the Administrative Agent’s option (i) promptly refund to the Borrower any interest received by the Lenders in excess of the maximum lawful rate or (ii) apply such excess to the principal balance of the Obligations on a pro rata basis. It is the intent hereof that the Borrower not pay or contract to pay, and that neither the Administrative Agent nor any Lender receive or contract to receive, directly or indirectly in any manner whatsoever, interest in excess of that which may be paid by the Borrower under Applicable Law.

SECTION 4.2 Notice and Manner of Conversion or Continuation of Loans. Provided that (i) no Default or Event of Default has occurred and is then continuing and (ii) the Administrative Agent, at the direction of the Required Lenders, shall not have notified the Borrower to the contrary, the Borrower shall have the option to:

(a) convert at any time on or after the second Business Day after the Closing Date all or any portion of any outstanding Base Rate Loans (other than Swingline Loans) in a principal amount equal to $3,000,000 or any whole multiple of $1,000,000 in excess thereof into one or more LIBOR Rate Loans denominated in Dollars;

(b) upon the expiration of any Interest Period with respect to any LIBOR Rate Loans denominated in Dollars, (i) convert any part of its outstanding LIBOR Rate Loans denominated in Dollars in a principal amount equal to $5,000,000 or a whole multiple of $1,000,000 in excess thereof into Base Rate Loans (other than Swingline Loans) or the entire remaining amount thereof or (ii) continue such LIBOR Rate Loans as LIBOR Rate Loans denominated in Dollars;

(c) upon the expiration of any Interest Period with respect to any LIBOR Rate Loans denominated in an Alternative Currency, continue such LIBOR Rate Loans as LIBOR Rate Loans in such Alternative Currency.

Whenever the Borrower desires to convert or continue Loans as provided above, the Borrower shall give the Administrative Agent irrevocable prior written notice in the form attached as Exhibit E (a “Notice of Conversion/Continuation”) not later than 1:00 p.m. three Business Days before the day on which a proposed conversion or continuation of such Loan denominated in Dollars and four Business Days before the day on which a proposed conversion or continuation of such Loan denominated in an Alternative Currency is to be effective specifying:

(A) the Loans to be converted or continued, and, in the case of any LIBOR Rate Loan to be converted or continued, the last day of the Interest Period therefor (including the applicable Permitted Currency in which such Loan(s) is (are) denominated);

(B) the effective date of such conversion or continuation (which shall be a Business Day);

(C) the principal amount of such Loans to be converted or continued; and

(D) the Interest Period to be applicable to such converted or continued LIBOR Rate Loan.

The Administrative Agent shall promptly notify the affected Lenders of such Notice of Conversion/Continuation.

SECTION 4.3 Fees.

(a) Facility Fee. Subject to Section 4.15(f), the Borrower shall pay to the Administrative Agent, for the account of each Lender, a facility fee (the “Facility Fee”), which shall accrue at the Applicable Margin on the daily amount of the Revolving Credit Commitment of such Lender (whether used or unused) during the period from and including the date hereof to but excluding the date on which the Revolving Credit Commitment terminates; provided that, if any Revolving Credit Loans of a Lender or any L/C Obligations remain outstanding after such Lender’s Revolving Credit Commitment terminates, then such Facility Fee shall continue to accrue on the daily principal amount of such Lender’s Loans and such Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations from and including the date on which its Revolving Credit Commitment terminates to but excluding the date on which such Lender’s Loans have been paid in full and no such L/C Obligations are outstanding. Accrued Facility Fees shall be payable in arrears on the last Business Day of each calendar quarter of each year and on the date on which the Revolving Credit Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any Facility Fees accruing after the date on which the Revolving Credit Commitments terminate shall be payable on demand.

(b) [Reserved.]

(c) Other Fees. The Borrower shall pay to the Joint Lead Arrangers and the Administrative Agent for their own respective accounts fees in the amounts and at the times specified in the Fee Letters. The Borrower shall pay to the Lenders such fees as shall have been separately agreed upon in writing in the amounts and at the times so specified.

SECTION 4.4 Manner of Payment.

(a) Loans Denominated in Dollars and Letters of Credit. Each payment by the Borrower on account of the principal of or interest on any Loan denominated in Dollars or any Letter of Credit or of any fee, commission or other amounts (including the Reimbursement Obligation with respect to any Letter of Credit) payable to the Lenders under this Agreement (or any of them) shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in Dollars (except as set forth below), in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 9.1(a), but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent (i) shall distribute to each such Lender at its address for notices set forth herein its pro rata share of such payment in accordance with the amounts then due and payable to such Lenders (except as specified below) and (ii) shall wire advice of the amount of such credit to each Lender. Each payment to the Administrative Agent on account of the principal of or interest on the Swingline Loans or of any fee, commission or other amounts payable to the applicable Swingline Lender shall be made in like manner, but for the account of such Swingline Lender. Each payment to the Administrative Agent of the Issuing Lenders’ fees or L/C Participants’ commissions shall be made in like manner, but for the account of the Issuing Lenders or the L/C Participants, as the case may be. Each payment to the Administrative Agent of Administrative Agent’s fees or expenses shall be made for the account of the Administrative Agent and any amount payable to any Lender under Sections 4.9, 4.10, 4.12 or 11.3 shall be paid to the Administrative Agent for the account of the applicable Lender. Subject to Section 4.1(b)(ii) and (iii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest payable along with such payment.

(b) Loans Denominated in an Alternative Currency. Each payment by the Borrower on account of the principal of or interest on any Loan denominated in any Alternative Currency payable to the Lenders under this Agreement (or any of them) shall be made not later than 1:00 p.m. on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office for the account of the Lenders entitled to such payment in the same Alternative Currency in which the Loan was made (except as set forth below), in immediately available funds and shall be made without any set off, counterclaim or deduction whatsoever. Any payment received after such time but before 2:00 p.m. on such day shall be deemed a payment on such date for the purposes of Section 9.1(a), but for all other purposes shall be deemed to have been made on the next succeeding Business Day. Any payment received after 2:00 p.m. shall be deemed to have been made on the next succeeding Business Day for all purposes. Upon receipt by the Administrative Agent of each such payment, the Administrative Agent (i) shall distribute to each such Lender at its address for notices set forth herein its pro rata share of such payment in accordance with the amounts then due and payable to such Lenders, (except as specified below) and (ii) shall wire advice of the amount of such credit to each Lender. Subject to Section 4.1(b)(ii) and (iii), if any payment under this Agreement shall be specified to be made upon a day which is not a Business Day, it shall be made on the next succeeding day which is a Business Day and such extension of time shall in such case be included in computing any interest payable along with such payment. Without limiting the generality of the foregoing, the Administrative Agent may require that any payments due under this Agreement be made in the United States. If, for any reason, the Borrower is prohibited by any Applicable Law from making any required payment hereunder in an Alternative Currency, subject to Section 4.10(d), the Borrower shall make such payment in Dollars in the Dollar Amount of such payment.

SECTION 4.5 Evidence of Indebtedness.

(a) Extensions of Credit. The Extensions of Credit made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Extensions of Credit made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Revolving Credit Note and/or Swingline Note, as applicable, which shall evidence such Lender’s Revolving Credit Loans, Alternative Currency Revolving Credit Loans and/or Swingline Loans, as applicable, in addition to such accounts or records. Each Lender may attach schedules to its Notes and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Participations. In addition to the accounts and records referred to in subsection (a), each Lender and the Administrative Agent shall maintain in accordance with its usual practice accounts or records evidencing the purchases and sales by such Lender of participations in Letters of Credit and Swingline Loans. In the event of any conflict between the accounts and records maintained by the Administrative Agent and the accounts and records of any Lender in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.

SECTION 4.6 Adjustments. If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Loans or other obligations hereunder resulting in such Lender’s receiving payment of a proportion of the aggregate amount of its Loans and accrued interest thereon or other such obligations (other than pursuant to Sections 4.9, 4.10, 4.12 or 11.3) greater than its pro rata share thereof as provided herein, then the Lender receiving such greater proportion shall (a) notify the Administrative Agent of such fact, and (b) purchase (for cash at face value) participations in the Loans and such other obligations of the other Lenders, or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Loans and other amounts owing them; provided that

(i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and

(ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in Swingline Loans and Letters of Credit to any assignee or participant, other than to the Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this paragraph shall apply).

Each Credit Party consents to the foregoing and agrees, to the extent it may effectively do so under Applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against each Credit Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of each Credit Party in the amount of such participation.

SECTION 4.7 Obligations of Lenders.

(a) Funding by Lenders; Presumption by Administrative Agent. Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such borrowing, the Administrative Agent may assume that such Lender has made such share in the applicable Permitted Currency available on such date in accordance with Section 2.3(b) and may, in reliance upon such assumption, make available to the Borrower a corresponding amount in the applicable Permitted Currency. In such event, if a Lender has not in fact made its share of the applicable borrowing available to the Administrative Agent in the applicable Permitted Currency, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at;

(i) in the case of a payment to be made by such Lender, (A) with respect to any Loan denominated in Dollars, the greater of (1) the daily average Federal Funds Rate and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation and (B) with respect to any Loan denominated in an Alternative Currency, the greater of (1) a rate equal to the Administrative Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount and (2) a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation; and

(ii) in the case of a payment to be made by the Borrower, (A) with respect to any Loan denominated in Dollars, the interest rate applicable to Base Rate Loans and (B) with respect to any Loan denominated in an Alternative Currency, a rate equal to the Administrative Agent’s aggregate marginal cost (including the cost of maintaining any required reserves or deposit insurance and of any fees, penalties, overdraft charges or other costs or expenses incurred by the Administrative Agent as a result of the failure to deliver funds hereunder) of carrying such amount.

If the Borrower and such Lender shall pay such interest to the Administrative Agent for the same or an overlapping period, the Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable borrowing to the Administrative Agent, then the amount so paid shall constitute such Lender’s Loan included in such borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Administrative Agent.

(b) Nature of Obligations of Lenders Regarding Extensions of Credit. The obligations of the Lenders under this Agreement to make the Loans and issue or participate in Letters of Credit are several and are not joint or joint and several. The failure of any Lender to make available its applicable Revolving Credit Commitment Percentage of any Loan requested by the Borrower shall not relieve it or any other Lender of its obligation, if any, hereunder to make its applicable Revolving Credit Commitment Percentage of such Loan available on the borrowing date, but no Lender shall be responsible for the failure of any other Lender to make its applicable Revolving Credit Commitment Percentage of such Loan available on the borrowing date.

SECTION 4.8 Changed Circumstances.

(a) Circumstances Affecting LIBOR Rate Availability and Alternative Currency Availability. Unless and until a Replacement Rate is implemented in accordance with clause (c) below, in connection with any request for a LIBOR Rate Loan or a conversion to or continuation thereof or otherwise in connection with any request for a LIBOR Rate Loan, an Alternative Currency Revolving Credit Loan or a conversion to or continuation thereof, if for any reason (i) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that deposits are not being offered to banks in the applicable interbank market (including, without limitation, the London interbank Eurodollar market) for the applicable amount and Interest Period of such Loan, (ii) the Administrative Agent shall reasonably determine (which determination shall be conclusive and binding absent manifest error) that reasonable and adequate means do not exist for ascertaining the LIBOR Rate for the Interest Period with respect to a proposed LIBOR Rate Loan, (iii) a fundamental change has occurred in the foreign exchange or interbank markets with respect to any Alternative Currency (including, without limitation, changes in national or international financial, political or economic conditions or currency exchange rates or exchange controls), (iv) it has become otherwise materially impractical for the Lenders to make any Alternative Currency Revolving Credit Loans or (v) the Required Lenders shall determine (which determination shall be conclusive and binding absent manifest error) that the LIBOR Rate does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans during such Interest Period, then the Administrative Agent shall promptly give notice thereof to the Borrower. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, the obligation of the Lenders to make LIBOR Rate Loans and the right of the Borrower to convert any Loan to or continue any Loan as a LIBOR Rate Loan or an Alternative Currency Revolving Credit Loan, as applicable, shall be suspended, and:

(A) in the case of LIBOR Rate Loans denominated in Dollars, the Borrower shall either (1) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan, together with accrued interest thereon (subject to Section 4.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or (2) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan as of the last day of such Interest Period; and

(B) in the case of LIBOR Rate Loans denominated in an Alternative Currency, the Borrower shall either (1) repay in full (or cause to be repaid in full) the then outstanding principal amount of each such LIBOR Rate Loan, together with accrued interest thereon (subject to Section 4.1(d)), on the last day of the then current Interest Period applicable to such LIBOR Rate Loan or (2) convert the then outstanding principal amount of each such LIBOR Rate Loan to a Base Rate Loan denominated in Dollars as of the last day of such Interest Period.

(b) Laws Affecting LIBOR Rate Availability and Alternative Currency Availability. If, after the date hereof, the introduction of, or any change in, any Applicable Law or any change in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any of the Lenders (or any of their respective Lending Offices) with any request or directive (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, shall make it unlawful or impossible for any of the Lenders (or any of their respective Lending Offices) to honor its obligations whether denominated in Dollars or an Alternative Currency hereunder to make or maintain any LIBOR Rate Loan or any Alternative Currency Revolving Credit Loan, such Lender shall promptly give notice thereof to the Administrative Agent and the Administrative Agent shall promptly give notice to the Borrower and the other Lenders. Thereafter, until the Administrative Agent notifies the Borrower that such circumstances no longer exist, (i) the obligations of the Lenders to make LIBOR Rate Loans or Alternative Currency Revolving Credit Loans, as applicable, and the right of the Borrower to convert any Loan or continue any Loan as a LIBOR Rate Loan or an Alternative Currency Revolving Credit Loan, as applicable, shall be suspended and thereafter the Borrower may select only Base Rate Loans and (ii) if any of the Lenders may not lawfully continue to maintain a LIBOR Rate Loan or an Alternative Currency Revolving Credit Loan, as applicable, to the end of the then current Interest Period applicable thereto, the applicable Loan shall immediately be converted to a Base Rate Loan for the remainder of such Interest Period; provided that if the Borrower elects to make such conversion, the Borrower shall pay to the Administrative Agent and the Lenders any and all costs, fees and other expenses incurred by the Administrative Agent and the Lenders in effecting such conversion.

(c) Alternative Rate of Interest. Notwithstanding anything to the contrary in Section 4.8(a) above, if the Administrative Agent has made the determination (such determination to be conclusive absent manifest error) that (i) the circumstances described in Section 4.8(a)(i) or (a)(ii) have arisen and that such circumstances are unlikely to be temporary or (ii) the applicable supervisor or administrator (if any) of any applicable interest rate specified herein or any Governmental Authority having, or purporting to have, jurisdiction over the Administrative Agent has made a public statement identifying a specific date after which any applicable interest rate specified herein shall no longer be used for determining interest rates for loans in the syndicated loan market in the applicable currency, then the Administrative Agent may, to the extent practicable (with the consent of Borrower and as determined by the Administrative Agent to be generally in accordance with similar situations in other transactions in which it is serving as administrative agent or otherwise consistent with prevailing market practice generally), establish a replacement interest rate (the “Replacement Rate”), in which case, the Replacement Rate shall, subject to the next two sentences, replace such applicable interest rate for all purposes under the Loan Documents unless and until (A) an event described in Section 4.8(a)(i), (a)(ii), (c)(i), (c)(ii) or (c)(iii) occurs with respect to the Replacement Rate or (B) the Administrative Agent (or the Required Lenders through the Administrative Agent) notifies the Borrower that the Replacement Rate does not adequately and fairly reflect the cost to the Lenders of funding the Loans bearing interest at the Replacement Rate. In connection with the establishment and application of the Replacement Rate, this Agreement and the other Loan Documents shall be amended solely with the consent of the Administrative Agent and the Borrower, as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provisions of this Section 4.8(c). Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 11.2), such amendment shall become effective without any further action or consent of any other party to this Agreement so long as the Administrative Agent shall not have received, within five (5) Business Days of the delivery of such amendment to the Lenders, written notices from such Lenders that in the aggregate constitute Required Lenders, with each such notice stating that such Lender objects to such amendment. To the extent the Replacement Rate is approved by the Administrative Agent and the Borrower in connection with this clause (c), the Replacement Rate shall be applied in a manner consistent with prevailing market practice; provided that, in each case, to the extent such market practice is not administratively feasible for the Administrative Agent, such Replacement Rate shall be applied as otherwise reasonably determined by the Administrative Agent (it being understood that any such modification by the Administrative Agent shall not require the consent of, or consultation with, any of the Lenders).

SECTION 4.9 Indemnity. The Borrower hereby indemnifies each of the Lenders against any loss or expense (including, without limitation, any foreign exchange costs but, excluding any loss of anticipated profit) which may arise or be attributable to each Lender’s obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Loan (a) as a consequence of any failure by the Borrower to make any payment when due of any amount due hereunder in connection with a LIBOR Rate Loan or an Alternative Currency Revolving Credit Loan, as applicable, (b) due to any failure of the Borrower to borrow, continue or convert on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation or (c) due to any payment, prepayment or conversion of any LIBOR Rate Loan or any Alternative Currency Revolving Credit Loan, as applicable, on a date other than the last day of the Interest Period therefor. The amount of such loss or expense shall be determined, in the applicable Lender’s sole discretion, based upon the assumption that such Lender funded its Revolving Credit Commitment Percentage of the LIBOR Rate Loans or the Alternative Currency Revolving Credit Loans in the applicable interbank market and using any reasonable attribution or averaging methods which such Lender deems appropriate and practical. A certificate of such Lender setting forth the basis for determining such amount or amounts necessary to compensate such Lender shall be forwarded to the Borrower through the Administrative Agent and shall be conclusively presumed to be correct save for manifest error.

SECTION 4.10 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or advances, loans or other credit extended or participated in by, any Lender (except any reserve requirement reflected in the LIBOR Rate) or any Issuing Lender;

(ii) subject any Lender or any Issuing Lender to any Taxes (other than (A) Indemnified Taxes and (B) Excluded Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto; or

(iii) impose on any Lender or any Issuing Lender or the London interbank or other applicable market any other condition, cost or expense (other than Taxes) affecting this Agreement, LIBOR Rate Loans or Alternative Currency Revolving Credit Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, converting into or maintaining any LIBOR Rate Loan or Alternative Currency Revolving Credit Loan (or of maintaining its obligation to make any such Loan), or to increase the cost to such Lender or such Issuing Lender of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or to issue any Letter of Credit), or to reduce the amount of any sum received or receivable by such Lender or such Issuing Lender hereunder (whether of principal, interest or any other amount) then, upon written request of such Lender or such Issuing Lender, the Borrower shall promptly pay to any such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender, as the case may be, for such additional costs incurred or reduction suffered, as reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with such Lender’s general practices under similar circumstances in respect of similarly situated borrowers with credit agreements entitling it to make such claims, after consideration of such factors as such Lender then reasonably determines to be relevant.

(b) Capital Requirements. If any Lender or any Issuing Lender determines that any Change in Law affecting such Lender or such Issuing Lender or any lending office of such Lender or such Lender’s or such Issuing Lender’s holding company, if any, regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Lender’s capital or on the capital of such Lender’s or such Issuing Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Credit Commitment of such Lender or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Lender, to a level below that which such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Lender’s policies and the policies of such Lender’s or such Issuing Lender’s holding company with respect to capital adequacy or liquidity), then from time to time upon written request of such Lender or such Issuing Lender the Borrower shall promptly pay to such Lender or such Issuing Lender, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Lender or such Lender’s or such Issuing Lender’s holding company for any such reduction suffered, as reasonably determined by such Lender (which determination shall be made in good faith (and not on an arbitrary or capricious basis) and consistent with such Lender’s general practices under similar circumstances in respect of similarly situated borrowers with credit agreements entitling it to make such claims, after consideration of such factors as such Lender then reasonably determines to be relevant.

(c) Certificates for Reimbursement. A certificate of a Lender or an Issuing Lender setting forth the amount or amounts necessary to compensate such Lender or such Issuing Lender or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section (including, to the extent such information is not deemed by such Lender to be confidential or proprietary to such Lender, reasonable details on the calculations performed by such Lender or its holding company in determining such amount or amounts) and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or such Issuing Lender, as the case may be, the amount shown as due on any such certificate within ten days after receipt thereof.

(d) Exchange Indemnification and Increased Costs. The Borrower shall, upon demand from the Administrative Agent or any Issuing Lender or L/C Participant, pay to the Administrative Agent, any Lender, such Issuing Lender or such L/C Participant, the amount of (i) any loss or cost or increased cost incurred by such Person, (ii) any reduction in any amount payable to or in the effective return on the capital to such Person, (iii) any interest or any other return, including principal, foregone by such Person as a result of the introduction of, changeover to or operation of the Euro or (iv) any currency exchange loss that such Person sustains, in each case of clauses (i) through (iv), as a result of (1) any payment being made by the Borrower in a currency other than that originally extended to the Borrower or (2) the failure of the Borrower to repay a Loan or Letter of Credit Obligation denominated in a currency other than Dollars. A certificate of the Administrative Agent setting forth in reasonable detail the basis for determining such additional amount or amounts necessary to compensate the Administrative Agent, Lender, Issuing Lender or L/C Participant shall be conclusively presumed to be correct save for manifest error.

(e) Delay in Requests. Failure or delay on the part of any Lender or any Issuing Lender to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Lender’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or an Issuing Lender pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or such Issuing Lender, as the case may be, notifies the Borrower of the Change in Law or other events or conditions giving rise to such increased costs or reductions and of such Lender’s or such Issuing Lender’s intention to claim compensation therefor (except that if the Change in Law giving rise to such increased costs or reductions is retroactive, then the one hundred eighty day period referred to above shall be extended to include the period of retroactive effect thereof).

SECTION 4.11 Regulatory Limitation; Further Assurances. In the event, as a result of increases in the value of Alternative Currencies against the Dollar or for any other reason, the obligation of any of the Lenders to make Revolving Credit Loans taking into account the Dollar Amount of the Obligations and all other indebtedness required to be aggregated under 12 U.S.C.A. §84, as amended, the regulations promulgated thereunder and any other Applicable Law) is determined by such Lender to exceed its then applicable legal lending limit under 12 U.S.C.A. §84, as amended, and the regulations promulgated thereunder, or any other Applicable Law, the amount of additional Extensions of Credit such Lender shall be obligated to make or issue or participate in hereunder shall immediately be reduced to the maximum amount which such Lender may legally advance (as determined by such Lender), the obligation of each of the remaining Lenders hereunder shall be proportionately reduced, based on their applicable Revolving Credit Commitment Percentages and, to the extent necessary under such laws and regulations (as determined by each of the Lenders, with respect to the applicability of such laws and regulations to itself), and the Borrower shall reduce, or cause to be reduced, complying to the extent practicable with the remaining provisions hereof, the Obligations outstanding hereunder by an amount sufficient to comply with such maximum amounts.

SECTION 4.12 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of the Credit Parties hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Indemnified Taxes, except as required by Applicable Law. If any Credit Party or the Administrative Agent shall be required by Applicable Law to deduct any Indemnified Taxes from such payments, then (i) the sum payable by the applicable Credit Party shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, the applicable Lender or the applicable Issuing Lender, as the case may be, receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with Applicable Law.

(b) Payment of Other Taxes by the Borrower. Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with Applicable Law, or at the option of the Administrative Agent, timely reimburse it for the payment of any Other Taxes.

(c) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Lender, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) that are paid by (or required to be withheld or deducted from payments to) the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Lender

(with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender or such Issuing Lender, shall be conclusive absent manifest error.

(d) Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Governmental Authority pursuant to this Section 4.12, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Status of Lenders. (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments hereunder or under any other Loan Document shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Administrative Agent or prescribed by Applicable Law as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Administrative Agent, shall deliver such other documentation prescribed by Applicable Law or reasonably requested by the Borrower or the Administrative Agent as will enable the Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 4.12(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender:

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, duly executed copies of

IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2) duly executed copies of IRS Form W-8ECI;

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not (A) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (B) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (C) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) duly executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable; or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Administrative Agent), executed copies of any other form prescribed by Applicable Law as a basis for claiming exemption from or a reduction in United States federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Applicable Law to permit the Borrower or the Administrative Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrower and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Administrative Agent in writing of its legal inability to do so.

(f) Treatment of Certain Refunds. If the Administrative Agent, a Lender or an Issuing Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay to the Borrower an amount equal to such refund within thirty (30) days of such determination (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Lender or such Issuing Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided that the Borrower, upon the request of the Administrative Agent, such Lender or such Issuing Lender, agrees to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Lender or such Issuing Lender in the event the Administrative Agent, such Lender or such Issuing Lender is required to repay such refund to such Governmental Authority. This paragraph shall not be construed to require the Administrative Agent, any Lender or any Issuing Lender to make available its tax returns (or any other information relating to its taxes which it deems confidential) to the Borrower or any other Person.

(g) Survival. Each party’s obligations under this Section 4.12 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Credit Commitment, the termination of the Loan Documents and the repayment, satisfaction or discharge of the Obligations.

(h) Each Lender and each Issuing Lender shall severally indemnify the Administrative Agent within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Credit Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.9(g) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (h). The agreements in this paragraph (h) shall survive the resignation and/or replacement of the Administrative Agent.

SECTION 4.13 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender delivers notice to the Administrative Agent pursuant to Section 4.8(b), or requests compensation under Section 4.10, or requires the Borrower to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.12, then, upon the request of the Borrower, such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would make it lawful or possible, as the case may be, to honor its obligations to make or maintain LIBOR Rate Loans or Alternative Currency Revolving Credit Loans hereunder or would eliminate or reduce amounts payable pursuant to Section 4.10 or Section 4.12, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender becomes unable to make or maintain LIBOR Rate Loans or Alternative Currency Revolving Credit Loans under Section 4.8(b), requests compensation under Section 4.10, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 4.12, or if any Lender is a Defaulting Lender hereunder or becomes a Non-Consenting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 11.9), all of its interests, rights (other than its existing rights to payments under Section 4.12) and obligations under this Agreement and the related Loan Documents to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that:

(i) the Borrower shall have paid to the Administrative Agent the assignment fee specified in Section 11.9;

(ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other

Loan Documents (including any amounts under Section 4.9) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii) in the case of any such assignment resulting from a claim for compensation under Section 4.10 or payments required to be made pursuant to Section 4.12, such assignment will result in a reduction in such compensation or payments thereafter;

(iv) such assignment does not conflict with Applicable Law; and

(v) in the case of any such assignment with respect to a Non-Consenting Lender pursuant to Section 4.13(b), (A) such assignment shall be permitted hereunder only if no Event of Default has occurred and is continuing at the time of such proposed assignment and (B) each assignee shall consent, at the time of such assignment, to each matter in respect of which such assignor Lender was a Non-Consenting Lender.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

SECTION 4.14 [Reserved].

SECTION 4.15 Defaulting Lenders. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by Applicable Law:

(a) Waivers and Amendments. That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 11.2.

(b) Reallocation of Payments. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 11.4), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lenders or the Swingline Lenders hereunder; third, if so determined by the Administrative Agent or requested by an Issuing Lender or a Swingline Lender, to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swingline Loan or Letter of Credit; fourth, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrower, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lenders or Swingline Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lenders or Swingline Lenders against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or funded participations in Swingline Loans or Letters of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or funded participations in Swingline Loans or Letters of Credit were made at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and funded participations in Swingline Loans or Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or funded participations in Swingline Loans or Letters of Credit owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 4.15(b) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(c) Reallocation of Applicable Percentages to Reduce Fronting Exposure. During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit or Swingline Loans pursuant to Section 2.2(b) and Section 3.4, the “Revolving Credit Commitment Percentage” of each non-Defaulting Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Lender; provided that (x) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists and (y) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit and Swingline Loans shall not exceed the positive difference, if any, of (A) the Revolving Credit Commitment of that non-Defaulting Lender minus (B) the aggregate outstanding principal amount of the Revolving Credit Loans of that Lender. Subject to Section 11.23, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a Non-Defaulting Lender as a result of such Non-Defaulting Lender’s increased exposure following such reallocation.

(d) Cash Collateral for Letters of Credit. After giving effect to the reallocation described in Section 4.15(c), promptly on demand by any Issuing Lender or the Administrative Agent from time to time, the Borrower shall deliver to the Administrative Agent cash collateral in an amount sufficient to cover all Fronting Exposure with respect to such Issuing Lender on terms reasonably satisfactory to the Administrative Agent and such Issuing Lender (and such cash collateral shall be in the same Permitted Currency as the Fronting Exposure of such Issuing Lender). Any such cash collateral shall be deposited in a separate account with the Administrative Agent, subject to the exclusive dominion and control of the Administrative Agent, as collateral (solely for the benefit of such Issuing Lender) for the payment and performance of each Defaulting Lender’s Revolving Credit Commitment Percentage of outstanding L/C Obligations. Moneys in such account shall be applied by the Administrative

Agent to reimburse such Issuing Lender immediately for each Defaulting Lender’s Revolving Credit Commitment Percentage of any drawing under any Letter of Credit which has not otherwise been reimbursed by the Borrower or such Defaulting Lender pursuant to the terms of Section 2.3.

(e) Prepayment of Swingline Loans. After giving effect to the reallocation described in Section 4.15(c), promptly on demand by any Swingline Lender or the Administrative Agent from time to time, the Borrower shall prepay Swingline Loans in an amount of all Fronting Exposure with respect to such Swingline Lender.

(f) Certain Fees. For any period during which that Lender is a Defaulting Lender, that Defaulting Lender (i) shall not be entitled to receive any Facility Fee pursuant to Section 4.3 for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to such Defaulting Lender) and (ii) shall not be entitled to receive any Letter of Credit fees pursuant to Section 3.3 otherwise payable to the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided cash collateral or other credit support arrangements satisfactory to the Issuing Lenders pursuant to Section 4.15(d), but instead, the Borrower shall pay to the non-Defaulting Lenders the amount of such Letter of Credit fees in accordance with the upward adjustments in their respective Revolving Credit Commitment Percentages allocable to such Letter of Credit pursuant to Section 4.15(c), with the balance of such fee, if any, payable to each Issuing Lender for its own account.

(g) Defaulting Lender Cure. If the Borrower, the Administrative Agent, Swingline Lenders and the Issuing Lenders agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Revolving Credit Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Revolving Credit Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Revolving Credit Commitment Percentages (without giving effect to Section 4.15(c)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

(h) Termination of Defaulting Lender. The Borrower may terminate the unused amount of the Revolving Credit Commitment of any Lender that is a Defaulting Lender upon not less than two Business Days’ prior notice to the Administrative Agent (which shall promptly notify the Lenders thereof), and in such event the provisions of Section 4.15(b) will apply to all amounts thereafter paid by the Borrower for the account of such Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Lender, the Swingline Lender or any Lender may have against such Defaulting Lender.

ARTICLE V

CONDITIONS OF EFFECTIVENESS AND BORROWING

SECTION 5.1 Conditions to Effectiveness and Initial Extensions of Credit. The effectiveness of this Agreement and the obligation of the Lenders to make the initial Loan, if any, or issue, participate in or continue the initial Letters of Credit, if any, is subject to the satisfaction of each of the following conditions:

(a) Executed Loan Documents. This Agreement, a Revolving Credit Note in favor of each Lender requesting a Revolving Credit Note and a Swingline Note in favor of each Swingline Lender requesting a Swingline Note, together with any other applicable Loan Documents, shall have been duly authorized, executed and delivered to the Administrative Agent by the parties thereto and shall be in full force and effect.

(b) Closing Certificates; Etc. The Administrative Agent shall have received each of the following in form and substance reasonably satisfactory to the Administrative Agent:

(i) Officer’s Certificate. A certificate from a Responsible Officer of the Borrower to the effect that all representations and warranties of the Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date; that the Borrower is not in violation of any of the covenants contained in this Agreement and the other Loan Documents applicable to it; and that, immediately after giving effect to any Extensions of Credit to be made on the Closing Date, if any, no Default or Event of Default has occurred and is continuing.

(ii) Certificate of Secretary of the Borrower. A certificate of the secretary, assistant secretary, director, officer or other authorized person, as the case may be, of the Borrower certifying as to the incumbency and genuineness of the signature of each officer of the Borrower or other authorized person executing Loan Documents to which it is a party and certifying that attached thereto is a true, correct and complete copy of (A) the articles or certificate of incorporation or formation of the Borrower and all amendments thereto, certified as of a recent date by the appropriate Governmental Authority in its jurisdiction of incorporation or formation, (B) the bylaws of the Borrower as in effect on the Closing Date, and (C) resolutions duly adopted by the board of directors (or other governing body) of the Borrower authorizing the transactions contemplated hereunder and the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party.

(iii) Certificates of Good Standing. Certificates as of a recent date of the good standing (or the equivalent thereof, if any) of the Borrower under the laws of its jurisdiction of organization.

(iv) Opinions of Counsel. Favorable opinions of external and internal United States counsel to the Borrower addressed to the Administrative Agent and the Lenders with respect to the Credit Parties, the Loan Documents and such other matters as the Administrative Agent shall request and which opinion shall permit reliance by successors and permitted assigns of each of the Administrative Agent and the Lenders.

(c) Governmental and Third Party Approvals. The Borrower shall have received all material governmental, shareholder and third party consents and approvals necessary in connection with the transactions contemplated by this Agreement and the other Loan Documents and the other transactions contemplated hereby.

(d) Financial Matters.

(i) Financial Statements. The Joint Lead Arrangers shall have received (A) the audited Consolidated balance sheet of the Borrower and its Subsidiaries for the three fiscal years most recently ended for which financial statements are available and the related audited statements of income and retained earnings and cash flows for such Fiscal Years and (B) unaudited Consolidated balance sheet of the Borrower and its Subsidiaries for each quarterly period ended after December 31, 2017 for which financial statements are publicly available and related unaudited interim statements of income and retained earnings. The Administrative Agent and Lenders hereby agree that the Borrower’s public filings with the SEC of any required financial statements will satisfy the requirements of this paragraph (d)(i).

(ii) Solvency Certificate. The Borrower shall have delivered to the Administrative Agent a certificate, in form and substance satisfactory to the Administrative Agent, and certified as accurate by the treasurer of the Borrower, that (A) the representations and warranties set forth in Section 6.5(b) are true and correct, and (B) setting forth the Debt Ratings as in effect on the Closing Date.

(iii) Payment at Closing. The Borrower shall have paid (A) to the Administrative Agent, the Joint Lead Arrangers and the Lenders the fees set forth or referenced in Section 4.3 and any other accrued and unpaid fees or commissions due hereunder and (B) all fees, charges and disbursements of counsel to the Administrative Agent and the Joint Lead Arrangers (directly to such counsel if requested by the Administrative Agent) that are required to be paid by the Borrower pursuant to this Agreement and to the extent accrued and unpaid prior to or on the Closing Date and for which a reasonably detailed invoice has been delivered to the Borrower at least two Business Days prior to the Closing Date.

(e) Miscellaneous.

(i) Notice of Borrowing. The Administrative Agent shall have received a Notice of Borrowing from the Borrower in accordance with Section 2.3(a), and a Notice of Account Designation specifying the account or accounts to which the proceeds of the Loans, if any, made on or after the Closing Date are to be disbursed.

(ii) Existing Indebtedness. All existing Indebtedness of the Borrower and its Subsidiaries under the Existing Credit Agreement (other than contingent reimbursement obligations thereunder and in respect of the Existing Letters of Credit) shall (effective upon disbursement of the proceeds of the Loans made on the Closing Date to the lenders under the Existing Credit Agreement) be repaid (or deemed repaid through arrangements satisfactory to the Administrative Agent) in full and terminated.

(iii) Rating of the Borrower. The Borrower shall have received a recent Debt Rating from any two of S&P, Fitch and Moody’s; provided that the Administrative Agent and Lenders agree that the Debt Ratings obtained by the Borrower in January 2018 shall satisfy the requirements of this paragraph (e)(iii).

(iv) Patriot Act. The Borrower shall have provided to the Administrative Agent and the Lenders the documentation and other information as requested by the Administrative Agent or any Lender at least ten Business Days prior to the Closing Date in order to comply with requirements of the Act.

SECTION 5.2 Conditions to All Extensions of Credit. The obligations of the Lenders to make any Loan or participate in any Swingline Loan or Letter of Credit (including the initial Extension of Credit), and of any Issuing Lender to issue or extend any Letter of Credit are subject to the satisfaction of the following conditions precedent on the relevant borrowing, issuance or extension date:

(a) Continuation of Representations and Warranties. The representations and warranties contained in Article VI shall be true and correct in all material respects on and as of such borrowing, issuance or extension date with the same effect as if made on and as of such date, except for any representation and warranty made as of an earlier date, which representation and warranty shall remain true and correct in all material respects as of such earlier date; provided, that (x) if a representation and warranty is qualified as to materiality, the materiality qualifier set forth above shall be disregarded with respect to such representation and warranty for purposes of this condition and (y) this clause (a) shall not apply to the representations and warranties contained in Section 6.5(c) with respect to any Extension of Credit occurring after the Closing Date.

(b) No Existing Default. No Default or Event of Default shall have occurred and be continuing (i) on the borrowing date with respect to such Loan or immediately after giving effect to the Loans to be made on such date or (ii) on the issuance or extension date with respect to such Letter of Credit or immediately after giving effect to the issuance or extension of such Letter of Credit on such date.

(c) Notices. The Administrative Agent shall have received a Notice of Borrowing or Letter of Credit Application from the Borrower in accordance with Section 2.3(a) or Section 3.2, as applicable.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE CREDIT PARTIES

In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, the Borrower makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit.

SECTION 6.1 Company Status. Each of the Borrower and each of its Subsidiaries is a duly organized and validly existing Company in good standing (or the local equivalent) under the laws of the jurisdiction of its organization. The Borrower has the Company power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and is duly qualified and is authorized to do business and is in good standing in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications; except for failures, which, either individually or in the aggregate would not reasonably be expected to have a Material Adverse Effect. Nothing in this Section 6.1 shall prevent the dissolution, merger, sale, transfer or other disposition of any Subsidiary of the Borrower or other transactions by the Borrower or any of its Subsidiaries permitted pursuant to Section 8.2.

SECTION 6.2 Power and Authority. Each Credit Party has the Company power and authority to execute, deliver and perform the terms and provisions of each of the Loan Documents to which it is party and has taken all necessary Company action to authorize the execution, delivery and performance by it of each of such Loan Documents. Each Credit Party has duly executed and delivered each of the Loan Documents to which it is party, and each of such Loan Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

SECTION 6.3 No Violation. Neither the execution, delivery or performance by any Credit Party of the Loan Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority binding on the Borrower and its Subsidiaries, (ii) will result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject other than any agreement, contract or instrument terminated, discharged or replaced as of the Closing Date, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit

Party or any of its Subsidiaries, in each case in (i) and (ii), which, either individually or in the aggregate, would reasonably be expected to result in a Material Adverse Effect.

SECTION 6.4 Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for those that have otherwise been obtained or made on or prior to the Closing Date or those where the failure to obtain would not reasonably result in a Material Adverse Effect), or exemption by, any Governmental Authority is required to be obtained or made under Applicable Law by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Loan Document or (ii) the legality, validity, binding effect or enforceability of any such Loan Document.

SECTION 6.5 Financial Statements; Financial Condition.

(a) The audited consolidated balance sheet of the Borrower and its Subsidiaries at December 31, 2017 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries for the fiscal year of the Borrower ended on such date and the unaudited consolidated balance sheets of the Borrower and its Subsidiaries at the end of the Fiscal Quarter ended March 31, 2018 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Borrower and its Subsidiaries for the Fiscal Quarter then ended, in each case furnished to the Lenders prior to the Closing Date, present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby. All such financial statements have been prepared in accordance with U.S. GAAP consistently applied except to the extent provided in the notes to said financial statements and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments (all of which are of a recurring nature and none of which, individually or in the aggregate, would be material) and the absence of footnotes.

(b) On and as of the Closing Date, and after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred or assumed or paid and discharged by the Credit Parties in connection therewith, (i) the sum of the assets, at a fair valuation, of the Borrower (on a stand-alone basis) and of the Borrower and its Subsidiaries (taken as a whole) will exceed their respective debts, (ii) the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their respective ability to pay such debts as such debts mature, and (iii) the Borrower (on a stand-alone basis) and the Borrower and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 6.5(b), “debt” means any liability on a claim, and “claim” means (a) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured or (b) right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

(c) On and as of the Closing Date, and after giving effect to the Transaction, since December 31, 2017, nothing has occurred (singly or in aggregate with all other occurrences) that has had, or would reasonably be expected to have, a Material Adverse Effect; provided that no Extension of Credit (other than the Extensions of Credit occurring on the Closing Date, if any) shall constitute a representation and warranty that the matters set forth in this Section 6.5(c) are true and correct.

SECTION 6.6 Litigation. There are no actions, suits, proceedings, grievances or investigations pending or, to the knowledge of the Borrower, threatened in writing (i) with respect to this Agreement or any Loan Document or (ii) that have had, or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 6.7 True and Complete Disclosure. All factual information taken as a whole, and together with all supplements and amendments thereto and any information contained in any public filings made with the SEC pursuant to the Exchange Act, furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender for purposes of or in connection with this Agreement or the other Loan Documents is, and all other such factual information taken as a whole hereafter furnished by or on behalf of the Borrower in writing to the Administrative Agent or any Lender will be, taken as a whole, and together with all supplements and amendments thereto and any information contained in any public filings made with the SEC pursuant to the Exchange Act, true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any material fact necessary to make such information taken as a whole not misleading in any material respect at such time in light of the circumstances under which such information was provided; it being understood that “factual information” does not include any forward-looking information, projections, estimates, information of a general economic nature or general information about the Borrower’s industry.

SECTION 6.8 Use of Proceeds; Margin Regulations.

(a) All proceeds of the Loans will be used to refinance the existing Indebtedness of the Borrower and its Subsidiaries under the Existing Credit Agreement and for other working capital and general corporate purposes of the Borrower and its Subsidiaries.

(b) At the time of each Extension of Credit, the value of the Margin Stock at any time owned by the Borrower and its Subsidiaries does not exceed 25% of the value of the assets of the Borrower and its Subsidiaries taken as a whole. No part of the proceeds of any Loan or any other Extension of Credit will be used for any purpose that violates the provisions of Regulation T, U or X of the Board of Governors of the Federal Reserve System.

SECTION 6.9 Tax Returns and Payments. Each of the Borrower and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all material returns, statements, forms and reports for Taxes (the “Returns”) required to be filed by, or with respect to the Borrower and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for Taxes of the Borrower and its Subsidiaries, as applicable, for the periods covered thereby. Each of the Borrower and each of its Subsidiaries has paid all federal and state income Taxes and all other material Taxes and assessments payable by it which have become due, other than those (i) that are being contested in good faith and adequately disclosed and fully provided for on the financial statements of the Borrower and its Subsidiaries in accordance with U.S. GAAP or (ii) the nonpayment of which would not reasonably be expected to have a Material Adverse Effect.

SECTION 6.10 Compliance with ERISA; Non-U.S. Plans.

(a) The Borrower and each ERISA Affiliate have operated and administered each Plan in compliance with all Applicable Laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither the Borrower nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Borrower or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to section 412 of the Code, other than, in any case, such liabilities or Liens as would not reasonably be expected to result, individually or in the aggregate, in the occurrence of a Material Adverse Effect.

(b) Neither the Borrower nor any ERISA Affiliate has incurred (i) withdrawal liabilities (or are subject to contingent withdrawal liabilities) under section 4201 or 4204 of ERISA in respect of Multiemployer Plans that would reasonably be expected to result, either individually or in the aggregate, in the occurrence of a Material Adverse Effect or (ii) any obligation in connection with the termination or withdrawal from any Non-U.S. Plan that would reasonably be expected to result, either individually or in the aggregate, in the occurrence of a Material Adverse Effect.

(c) The expected postretirement benefit obligation (determined as of the last day of the Borrower’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by section 4980B of the Code) of the Borrower would not reasonably be expected to result in the occurrence of a Material Adverse Effect.

(d) All Non-U.S. Plans have been registered, established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply would not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or Applicable Laws to be paid or accrued by the Borrower and each of its Subsidiaries have been paid or accrued as required and all obligations of the Borrower and each of its Subsidiaries under each applicable Non-U.S. Plan document have been performed by the Borrower and each of its Subsidiaries, except where failure so to pay or accrue such amounts or to perform such obligations, as the case may be, would not be reasonably expected to have a Material Adverse Effect.

SECTION 6.11 [Reserved].

SECTION 6.12 Subsidiaries. On the Closing Date following termination of the Existing Revolver, the simultaneous automatic release of any Domestic Subsidiaries from their respective obligations under the Senior Notes Documents and the Existing Term Loan Facility, no Domestic Subsidiary has guaranteed any Material Indebtedness of the Borrower.

SECTION 6.13 Compliance with Statutes, etc. The Borrower and each of its Subsidiaries is in compliance with all Applicable Law in respect of its business or property, except such non-compliances as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

SECTION 6.14 Environmental Matters.

(a) Subject to Section 6.14(c): each of the Borrower and each of its Subsidiaries is in compliance with all applicable Environmental Laws and the requirements of any permits issued under such Environmental Laws; the Borrower and each of its Subsidiaries have obtained all of the permits and approvals required of them under Environmental Laws for the operation of their respective businesses; there are no pending or, to the knowledge of the Borrower, threatened Environmental Claims against the Borrower or any of its Subsidiaries, including with respect to any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any such claim arising out of the ownership, lease or operation by the Borrower or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries; and to the knowledge of Borrower, there are no facts, circumstances, conditions or occurrences with respect to the business or operations of the Borrower or any of its Subsidiaries, or any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries (including any Real Property formerly owned, leased or operated by the Borrower or any of its Subsidiaries but no longer owned, leased or operated by the Borrower or any of its Subsidiaries) that are expected (i) to form the basis of an Environmental Claim against the Borrower or any of its Subsidiaries, including with respect to any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries or (ii) to cause any Real Property owned, leased or operated by the Borrower or any of its Subsidiaries to be subject to any restrictions on the ownership, lease, occupancy or transferability of such Real Property for industrial uses by the Borrower or any of its Subsidiaries under any applicable Environmental Law.

(b) Subject to Section 6.14(c), other than in a manner that could not reasonably be expected to result in liability under all applicable Environmental Laws, Hazardous Materials have not at any time been Released on or from, any Real Property by the Borrower or any of its Subsidiaries at any time that such Real Property was or has been owned, leased or operated by the Borrower or any of its Subsidiaries.

(c) Notwithstanding anything to the contrary in this Section 6.14, the representations and warranties made in this Section 6.14 shall be untrue only if the effect of any or all conditions, violations, claims, restrictions, failures and noncompliances of the types described above would, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 6.15 Investment Company Act. Borrower is not an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.

SECTION 6.16 Intellectual Property, etc. The Borrower and each of its Subsidiaries owns, or is licensed to use, all trademarks, tradenames, copyrights, patents and other intellectual property necessary for the present and ongoing conduct of its business, and the use thereof by the Borrower and each of its Subsidiaries does not infringe upon the rights of any other Person, except for any such infringements or the failure to own or have or continue to own or have which, as the case may be, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 6.17 Sanctions, Anti-Money Laundering and Anti-Corruption Laws. Neither the Borrower nor any of its Subsidiaries nor, to the knowledge of the Borrower, any of the officers, directors, employees or agents of itself or its Subsidiaries: (i) is, or is owned 50% or more by a Sanctioned Person; or (ii) is located, incorporated, organized, or resident in a Sanctioned Country. The Borrower will not use proceeds of any Extension of Credit in any manner that will cause a violation of Anti-Money Laundering Laws, Anti-Corruption Laws or Sanctions by any Person participating in the transaction contemplated by this Agreement. The Borrower and its Subsidiaries have implemented and maintain in effect policies and procedures designed to promote compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions, and the Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of the Borrower, its and its Subsidiaries’ directors, employees and agents, are in compliance with Anti-Money Laundering Laws, Anti-Corruption Laws and Sanctions in all material respects.

SECTION 6.18 EEA Financial Institutions. No Credit Party is an EEA Financial Institution.

ARTICLE VII

AFFIRMATIVE COVENANTS

The Borrower hereby covenants and agrees that on and after the Closing Date and until the Revolving Credit Commitment and all Letters of Credit have terminated and all other Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash:

SECTION 7.1 Information Covenants. The Borrower will furnish to the Administrative Agent (who shall furnish to each Lender):

(a) Quarterly Financial Statements. Within 45 days after the close of each of the first three Fiscal Quarters in each Fiscal Year of the Borrower commencing with the Fiscal Quarter ended June 30, 2018, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Quarter and for the elapsed portion of the

Fiscal Year ended with the last day of such Fiscal Quarter, in each case setting forth comparative figures for the corresponding Fiscal Quarter in the prior Fiscal Year, all of which shall be certified by the chief financial officer, the treasurer or any financial officer (including a controller) of the Borrower that they fairly present in all material respects in accordance with U.S. GAAP the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and

(b) Annual Financial Statements. Within 90 days after the close of each Fiscal Year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income and retained earnings and statement of cash flows for such Fiscal Year setting forth comparative figures for the preceding Fiscal Year, all reported on by independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of the Borrower and its Subsidiaries on a consolidated basis in accordance with U.S. GAAP consistently applied.

(c) [Reserved.]

(d) Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 7.1(a) and (b), an Officer’s Compliance Certificate from the chief financial officer, treasurer or other financial officer (including a controller) of the Borrower substantially in the form of Exhibit F certifying on behalf of the Borrower that, to such officer’s knowledge, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, which certificate shall set forth in reasonable detail the calculations required to establish whether the Borrower and its Subsidiaries were in compliance with the provisions of Sections 8.7 and 8.8 at the end of such Fiscal Quarter or Fiscal Year, as the case may be.

(e) Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within five Business Days after any executive or senior managing officer of the Borrower obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, or (ii) any other event, change or circumstance that has had, or would reasonably be expected to have, a Material Adverse Effect.

(f) Other Reports and Filings. Promptly (but in any event within ten days) after the filing or delivery thereof, copies of all financial information, proxy materials and reports, if any, which the Borrower or any of its Subsidiaries shall publicly file with the SEC or deliver to holders (or any trustee, agent or other representative therefor) of any of its material Indebtedness pursuant to the terms of the documentation governing the same, provided that any financial information, proxy statements or other material required to be delivered pursuant to this Section 7.1(f) shall be deemed to have been furnished to each of the Administrative Agent and the Lenders on the date that such report, proxy statement or other material is posted on the SEC’s website at www.sec.gov. or posted by the Administrative Agent on SyndTrack, IntraLinks or

another similar electronic system or made available on the website of Owens Corning at http://www.owenscorning.com.

(g) Environmental Matters. Promptly after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of any Environmental Claim that results in, or would reasonably be expected to result in a Material Adverse Effect which notice shall describe in reasonable detail the nature of the Environmental Claim to the extent not described in such Claim.

(h) Rating Information. Promptly after any officer of the Borrower or any of its Subsidiaries obtains knowledge thereof, notice of any change in the corporate credit ratings of the Borrower by any Rating Agency (including, without limitation, a change in the outlook with respect to any such ratings), any notice from a Rating Agency indicating its intent to effect such a change in such ratings or its cessation of, or its intent to cease, providing such ratings of the Borrower, or any notice from a Rating Agency indicating its intent to place the Borrower on a “CreditWatch” or “WatchList” or any similar list, in each case with negative implications.

(i) Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Borrower or any of its Subsidiaries as the Administrative Agent may reasonably request.

Information required to be furnished pursuant to clause (a) or (b) of this Section 7.1 shall be deemed to have been furnished if such information, or one or more annual or quarterly reports containing such information, shall have been posted by the Administrative Agent on SyndTrack, IntraLinks or another similar electronic system or shall be available on the website of Owens Corning at http://www.owenscorning.com or on the website of the SEC at http://www.sec.gov.

SECTION 7.2 Books, Records and Inspections; Annual Meetings. The Borrower will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in conformity with U.S. GAAP and all requirements of applicable law or, with respect to the books of record and accounts of a Subsidiary located outside the United States, in accordance with the applicable accounting standards and legal requirements of its local jurisdiction. The Borrower will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent or any Lender (to the extent concurrent with any visit or inspections by the Administrative Agent) to visit and inspect, under guidance of officers of the Borrower or such Subsidiary, any of the properties of the Borrower or such Subsidiary, and to examine the books of accounts of the Borrower or such Subsidiary and discuss the affairs, finances and accounts of the Borrower or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable prior notice and at such reasonable times and intervals (not to exceed once per calendar year unless a Default or Event of Default shall have occurred and be continuing and then such inspections shall be limited to two per calendar year) and to such reasonable extent as the Administrative Agent or any such Lender may reasonably request.

SECTION 7.3 Maintenance of Property; Insurance. The Borrower will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Borrower and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty events except where the failure to do so would not reasonably be expected to have a Material Adverse Effect, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Borrower and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its reasonable request therefor, full information as to the insurance carried; provided that the Borrower and each of its Subsidiaries may self-insure to the extent it reasonably determines that such self-insurance is consistent with prudent business practice.

SECTION 7.4 Existence; Franchises. The Borrower will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its material rights, franchises, licenses and permits material to the normal conduct of its business to the extent that failure to do so would not reasonably be expected to have a Material Adverse Effect; provided, however, that nothing in this Section 7.4 shall prevent sales of assets and other transactions by the Borrower or any of its Subsidiaries in accordance with Section 8.2.

SECTION 7.5 Compliance with Statutes, etc. The Borrower will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 7.6 Compliance with Environmental Laws. The Borrower will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits issued under Environmental Laws applicable to, or required by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Borrower or any of its Subsidiaries, except for such noncompliance as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Neither the Borrower nor any of its Subsidiaries will generate, use, treat, store, Release, dispose of, or transport or permit the generation, use, treatment, storage, Release, disposal or transport of Hazardous Materials in a manner that would reasonably be expected to give rise to liability of Borrower or any of its Subsidiaries under Environmental Laws, except as would not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

SECTION 7.7 ERISA Reporting Covenant; Employee Benefits Matters. The Borrower will deliver promptly to the Administrative Agent, within ten days after the Borrower knows or has reason to know of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Borrower, its Subsidiaries, or ERISA Affiliates, as applicable, propose to take with respect thereto:

(i) with respect to any Plan, any Reportable Event, as defined in section 4043(b) of ERISA and the PBGC regulations thereunder, for which notice thereof has not been waived pursuant to such regulations; or

(ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Borrower or any ERISA Affiliate, of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; or

(iii) any event, transaction or condition that would reasonably be expected to result in the incurrence of any liability by the Borrower or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Borrower or any of its Subsidiaries or any ERISA Affiliate, pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect; or

(iv) receipt of notice of the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans that, either individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

SECTION 7.8 End of Fiscal Years; Fiscal Quarters. The Borrower will cause (i) its fiscal years to end on December 31 of each calendar year and (ii) its fiscal quarters to end on March 31, June 30, September 30 and December 31 of each calendar year.

SECTION 7.9 Payment of Taxes. The Borrower will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all (other than de minimis) federal and state income Taxes and all other material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all material lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Borrower or any of its Subsidiaries not otherwise permitted under Section 8.1(i); provided that neither the Borrower nor any of its Subsidiaries shall be required to pay any such Tax, assessment, charge, levy or claim (i) which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with U.S. GAAP or (ii) the nonpayment of which would not reasonably be expected to result in a Material Adverse Effect.

SECTION 7.10 Use of Proceeds. The Borrower will use the proceeds of the Loans only as provided in Section 6.8. The Borrower will not, directly or knowingly indirectly, permit the proceeds from any Loan to be used to lend, contribute, provide, or make available to fund, any activity or business with any Sanctioned Person or Sanctioned Country in any manner that will result in any violation by Borrower, any of its Subsidiaries or any party hereto of Sanctions.

SECTION 7.11 Ratings. The Borrower will use commercially reasonable efforts to cause each of the Rating Agencies to continuously provide (x) corporate credit ratings of the Borrower and (y) credit ratings of the Revolving Credit Facility provided hereunder.

SECTION 7.12 Subsidiary Guarantors.

(a) If any Domestic Subsidiary shall guarantee any Material Indebtedness of the Borrower, the Borrower will cause, concurrently with the execution of any such guarantee of Material Indebtedness, such Subsidiary and only such Subsidiary to become a Subsidiary Guarantor and cause such Subsidiary to execute and deliver a counterpart to the Subsidiary Guaranty Agreement together with such certificates, opinions and other documents with respect to such Subsidiary of the type that were delivered pursuant to Section 5.1(b) on the Closing Date with respect to the Borrower as reasonably requested by the Administrative Agent, all in form and substance reasonably satisfactory to the Administrative Agent.

(b) Upon the occurrence of a Guarantor Release Event, a Subsidiary Guarantor shall be automatically released from the Subsidiary Guaranty Agreement so long as such Guarantor is not (or simultaneously upon its release will not be) otherwise required to be a party to the Subsidiary Guaranty Agreement under the immediately preceding subsection (a). The Borrower shall deliver notice of such Guarantor Release Event to the Administrative Agent which notice shall be deemed to constitute a certification that a Guarantor Release Event has occurred and the Administrative Agent shall execute such documentation as may be reasonably requested by the Borrower and such Subsidiary to evidence such release.

SECTION 7.13 Maintenance of Company Separateness. The Borrower will, and the Borrower will cause each of its Material Subsidiaries and each SPV to, satisfy in all material respects Company formalities as required by Applicable Law, including the holding of regular board of directors’ and shareholders’ meetings or action by directors or shareholders without a meeting and the maintenance of Company records, unless such failure would not reasonably be expected to cause a Material Adverse Effect.

ARTICLE VIII

NEGATIVE COVENANTS

The Borrower hereby covenants and agrees that on and after the Closing Date and until the Revolving Credit Commitment and all Letters of Credit have terminated and all other Obligations (other than contingent indemnification obligations not then due) have been paid and satisfied in full in cash:

SECTION 8.1 Liens. The Borrower will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Borrower or any of its Subsidiaries, whether now owned or hereafter acquired; provided that the provisions of this Section 8.1 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):

(i) inchoate Liens for taxes, assessments or governmental charges or levies not yet due or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with U.S. GAAP;

(ii) Liens in respect of property or assets of the Borrower or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as carriers’, warehousemen’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (x) which do not in the aggregate materially detract from the value of the Borrower’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Borrower or such Subsidiary or (y) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;

(iii) Liens in existence on the Closing Date which are listed in Schedule 8.1, plus renewals, replacements and extensions of such Liens to the extent set forth on such Schedule 8.1, provided that any such renewal, replacement or extension does not encumber any additional assets or properties of the Borrower or any of its Subsidiaries except to the extent that Liens or such additional assets or properties are permitted under another provision of this Section 8.1;

(iv) Liens created by or pursuant to this Agreement and the other Loan Documents;

(v) (x) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries and (y) any interest or title of a lessor, sublessor or licensor under any operating lease or license agreement not prohibited by this Agreement to which the Borrower or any of its Subsidiaries is a party (including, without limitation, a Lien on the Borrower’s license of the “Pink Panther” trademark and any proceeds thereof in favor of the licensor thereof);

(vi) Liens upon assets of the Borrower or any of its Subsidiaries subject to Capitalized Lease Obligations to the extent such Capitalized Lease Obligations are permitted by Section 8.4(iv), provided that (x) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation and (y) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation does not encumber any other asset of the Borrower or any Subsidiary of the Borrower;

(vii) Liens placed upon equipment or machinery used in the ordinary course of business of the Borrower or any of its Subsidiaries and placed at the time of the acquisition thereof by the Borrower or such Subsidiary or within 270 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such equipment or machinery or extensions, renewals or replacements of any of the foregoing for the same or a lesser amount, provided that (x) the Indebtedness secured by such Liens is permitted by Section 8.4 and (y) in all events, the Lien encumbering the equipment or machinery so acquired does not encumber any other asset of the Borrower or such Subsidiary;

(viii) easements (including reciprocal easement agreements), rights-of-way, building, zoning and similar restrictions, utility agreements, covenants, reservations, restrictions, encroachments, changes, and other similar encumbrances or title defects incurred, or leases or subleases granted to others, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, taken as a whole;

(ix) (i) mortgages, liens, security interests, restrictions, encumbrances or any other matters of record that have been placed by any developer, landlord or other third party on any property leased by the Borrower or any of its Subsidiaries and subordination or similar agreements relating thereto, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Borrower or any of its Subsidiaries, taken as a whole and (ii) any condemnation or eminent domain proceedings affecting any real property;

(x) Liens arising from precautionary Uniform Commercial Code financing statement filings regarding operating leases entered into in the ordinary course of business;

(xi) Liens arising out of the existence of judgments or decrees (but excluding consensual Liens granted by the Borrower or any of its Subsidiaries on any of their assets) that do not constitute an Event of Default under Section 9.1(g);

(xii) landlords’ liens under leases or licenses to which the Borrower or any of its Subsidiaries is a party;

(xiii) Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety bonds, performance, completion and guarantee bonds and other obligations of a like nature incurred in the ordinary course of business and consistent with past practice (exclusive of obligations in respect of the payment for borrowed money);

(xiv) Liens on property or assets acquired by the Borrower or any of its Subsidiaries in existence at the time such property or asset is acquired by the Borrower or such Subsidiary (including by the merger or acquisition of any Person), provided that (x) any Indebtedness that is secured by such Liens is permitted to exist under Section 8.4, and (y) such Liens are not incurred in connection with, or in contemplation or anticipation of, such merger or acquisition and do not attach to any other asset of the Borrower or any of its Subsidiaries;

(xv) Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Borrower or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;

(xvi) Liens (x) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller or shipper of such goods or assets and only attach to such goods or assets, (y) incurred in the ordinary course of business in connection with property owned by third parties installed to provide energy or oxygen at the facilities of the Borrower and its Subsidiaries pursuant to any supply arrangement or operating lease (but not pursuant to a Capital Lease) and (z) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(xvii) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by the Borrower or any Subsidiary, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;

(xviii) Liens created on assets transferred to an SPV pursuant to Asset Securitizations (which assets shall be of the types described in the definition of Asset Securitization contained herein), securing Attributable Securitization Indebtedness permitted to be outstanding pursuant to Section 8.4(v);

(xix) Liens securing Indebtedness permitted by Section 8.4(iii);

(xx) Liens granted solely to a Subsidiary of the Borrower by another Subsidiary of the Borrower securing Indebtedness permitted by Section 8.4(vi);

(xxi) Liens on property of a Foreign Subsidiary securing Indebtedness of such Foreign Subsidiary permitted to be incurred by Section 8.4; and

(xxii) additional Liens of the Borrower or any Subsidiary of the Borrower, so long as the aggregate amount (exclusive of regularly accruing interest or similar amounts which are paid on a current basis) of obligations secured by Liens permitted pursuant to this Section 8.1(xviii) does not exceed the greater of (x) $300,000,000, and (y) 5% of Consolidated Net Tangible Assets at any time.

SECTION 8.2 Consolidation, Merger, Purchase or Sale of Assets, etc. The Borrower will not, and will not permit any of its Subsidiaries to, wind up, liquidate or dissolve its affairs or merge or consolidate, or convey, sell, lease or otherwise dispose of all or substantially all of the properties or assets of the Borrower and its Subsidiaries taken as a whole, or purchase or otherwise acquire (in one or a series of related transactions) all or substantially all of the Equity Interests in or assets of any Person (each such purchase or acquisition, an “Acquisition”); provided that:

(i) each of the Borrower and any of its Subsidiaries may merge or consolidate with and into, be dissolved or liquidated into, or amalgamate with any other Person, so long as (x) in the case of any such merger, consolidation, dissolution, liquidation or amalgamation involving the Borrower or an Additional Borrower, the Borrower or such

Additional Borrower is the surviving or continuing entity of any such merger, consolidation, dissolution, liquidation or amalgamation and such entity is a U.S. Person, (y) in all other cases, the surviving or continuing corporation of any such merger, consolidation, dissolution, liquidation or amalgamation is a Subsidiary of the Borrower and (z) no Specified Default or Event of Default shall have occurred and be continuing; and

(ii) each of the Borrower and any of its Subsidiaries may consummate an Acquisition, so long as no Specified Default or Event of Default shall have occurred and be continuing at the time of the consummation of the proposed Acquisition or immediately after giving effect thereto (each such Acquisition, a “Permitted Acquisition”).

SECTION 8.3 Dividends. The Borrower will not, and will not permit any of its Subsidiaries to pay any Dividends with respect to the Borrower or any of its Subsidiaries, except that:

(i) (x) any Subsidiary of the Borrower may pay Dividends to the Borrower or to any Wholly-Owned Subsidiary of the Borrower and (y) any Non-Wholly Owned Subsidiary of the Borrower may pay cash Dividends to its shareholders generally so long as the Borrower or its Subsidiary which owns the Equity Interests in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interests in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary); and

(ii) the Borrower and its Subsidiaries may pay any cash Dividend so long as (x) no Specified Default or Event of Default exists at the time such Dividend was declared and (y) such payment will not violate (I) any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of such Person or (II) any material agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such Person.

SECTION 8.4 Indebtedness. The Borrower will not, and will not permit any of its Subsidiaries to contract, create, incur, assume or suffer to exist any Indebtedness, except:

(i) unsecured Indebtedness of the Credit Parties so long as, on the date of the respective incurrence thereof, no Specified Default or Event of Default then exists or would result therefrom;

(ii) unsecured Indebtedness of the Subsidiaries so long as (x) on the date of the respective incurrence thereof, no Specified Default or Event of Default then exists or would result therefrom and (y) the aggregate principal amount of all such outstanding Indebtedness, (I) does not exceed the greater of (x) $400,000,000 and (y) 6% of Consolidated Net Tangible Assets of the Borrower and its Subsidiaries at any time and (II) when added to the aggregate principal amount of all outstanding Indebtedness incurred by the Borrower and its Subsidiaries pursuant to Section 8.4(iii), does not exceed the greater of (x) $600,000,000 and (y) 10% of Consolidated Net Tangible Assets at any time;

(iii) secured Indebtedness of the Borrower and its Subsidiaries so long as (x) on the date of the respective incurrence thereof no Specified Default or Event of Default then exists or would result therefrom and (y) the aggregate principal amount of all such outstanding Indebtedness, (I) does not exceed the greater of (x) $300,000,000 and (y) 5% of Consolidated Net Tangible Assets of the Borrower and its Subsidiaries at any time and (II) when added to the aggregate principal amount of all outstanding Indebtedness incurred by the Subsidiaries pursuant to Section 8.4(ii), does not exceed the greater of (x) $600,000,000 and (y) 10% of Consolidated Net Tangible Assets at any time;

(iv) (1) Indebtedness of the Borrower and its Subsidiaries incurred to finance fixed or capital assets or evidenced by Capitalized Lease Obligations described in Section 8.1(vi) and (2) purchase money Indebtedness described in Section 8.1(vii), provided that (x) in no event shall the sum of the aggregate principal amount of all such Indebtedness permitted by this Section 8.4(iv) (as measured on the date of each incurrence pursuant to this Section 8.4(iv)) exceed the greater of $500,000,000 and 8% of Consolidated Net Tangible Assets and (y) in no event shall the sum of the aggregate principal amount of all such Indebtedness permitted by Section 8.4(iv)(2) (as measured on the date of each incurrence pursuant to this Section 8.4(iv)) exceed the greater of $250,000,000 and 4% of Consolidated Net Tangible Assets;

(v) Attributable Securitization Indebtedness incurred under or in connection with any Asset Securitization in an aggregate principal amount not to exceed $500,000,000 at any time outstanding;

(vi) Indebtedness constituting Intercompany Loans, to the extent permitted pursuant to Section 8.5;

(vii) Indebtedness consisting of guaranties or Contingent Obligations by the Borrower and its Subsidiaries of each other’s Indebtedness and lease and other obligations permitted under this Agreement;

(viii) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within four Business Days of its incurrence;

(ix) Indebtedness of the Borrower and its Subsidiaries with respect to performance bonds, surety bonds, completion bonds, guaranty bonds, appeal bonds or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Borrower or any of its Subsidiaries or in connection with judgments that do not result in an Event of Default;

(x) Indebtedness of the Borrower or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, purchase price adjustments and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 8.4(vii);

(xi) Indebtedness of the Borrower and its Subsidiaries existing on the Closing Date (but excluding the Obligations) and extensions, renewals, replacements and refinancings of any such Indebtedness that do not (I) increase the outstanding principal amount thereof (except by the amount of any premium or fee paid or payable in connection with such extension, renewal or replacement) unless otherwise permitted pursuant to another provision of this Section 8.4, (II) have any additional obligors or guarantors with respect thereto unless otherwise permitted pursuant to another provision of this Section 8.4 or (III) have any additional Liens to secure such Indebtedness;

(xii) Indebtedness of the Borrower and its Subsidiaries in respect of letters of credit obtained or deposits made in order to provide security for workers’ compensation claims or pension plans, payment obligations in connection with self-insurance or pursuant to statutory obligations, in each case in the ordinary course of business; and

(xiii) Indebtedness incurred or assumed in connection with Permitted Acquisitions and other permitted Investments; provided that such Indebtedness (I) was in existence prior to the date of such Permitted Acquisition or Investment, as applicable, and (II) was not incurred in connection with, or in contemplation of, such Permitted Acquisition or Investment, as applicable.

SECTION 8.5 Advances, Investments and Loans. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or enter into any partnership or joint venture, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract (each of the foregoing an “Investment”), except that the following shall be permitted:

(i) the Borrower and its Subsidiaries may acquire and hold accounts receivables owing to any of them, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms of the Borrower or such Subsidiary;

(ii) the Borrower and its Subsidiaries may hold the Investments held by them on the Closing Date, provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 8.5;

(iii) the Borrower and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(iv) the Borrower and its Subsidiaries may make loans and advances to their officers and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business;

(v) the Borrower and its Subsidiaries may acquire and hold obligations of their officers and employees in connection with such officers’ and employees’ acquisition of shares of Borrower Common Stock (so long as no cash is actually advanced by the Borrower or any of its Subsidiaries in connection with the acquisition of such obligations);

(vi) the Borrower and its Subsidiaries may enter into (x) Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under Section 8.4 and (y) Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Borrower and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Borrower or any of its Subsidiaries’ operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;

(vii) (I) the Borrower and the other Credit Parties and their respective Subsidiaries may make intercompany loans and advances to each other (such intercompany loans and advances, collectively, the “Intercompany Loans”);

(viii) (I) the Borrower and its Subsidiaries may make capital contributions to, or acquire Equity Interests of, other Subsidiaries and Persons that are not Subsidiaries of the Borrower, and may capitalize or forgive any Indebtedness owed to them by any Subsidiary, and (II) any Non-Wholly Owned Subsidiary may make capital contributions to, or acquire Equity Interests of, any other Subsidiary, and may capitalize or forgive any Indebtedness owed to it by a Subsidiary; provided that no contribution, capitalization or forgiveness may be made pursuant to preceding subclause (I) at any time that an Event of Default has occurred and its continuing;

(ix) Contingent Obligations permitted by Section 8.4, to the extent constituting Investments;

(x) Permitted Acquisitions shall be permitted in accordance with the requirements of Section 8.2;

(xi) the Borrower and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 8.2;

(xii) the Borrower and its Subsidiaries may make advances in the form of a prepayment of expenses to vendors, suppliers and trade creditors consistent with their past practices, so long as such expenses were incurred in the ordinary course of business of the Borrower or such Subsidiary;

(xiii) the Borrower and its Subsidiaries may make and hold Investments in Cash Equivalents; and

(xiv) the Borrower and its Subsidiaries may make, hold and enter into additional Investments so long as at the time of making such Investment, no Specified Default or Event of Default then exists or would result therefrom.

SECTION 8.6 Transactions with Affiliates. The Borrower will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Borrower or any of its Subsidiaries (other than transactions among the Borrower and its Subsidiaries (or among Subsidiaries not involving any other Person) and transactions among the Borrower and its Subsidiaries and any Person that is an Affiliate solely as a result of the ownership by the Borrower or any of its Subsidiaries of the Equity Interests of such Person) other than on terms and conditions not materially less favorable to the Borrower or such Subsidiary as would reasonably be obtained by the Borrower or such Subsidiary in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:

(i) customary fees, indemnities and reimbursements may be paid to non-officer directors of the Borrower and its Subsidiaries and loans and advances permitted by Section 8.5(iv);

(ii) the Borrower may issue Borrower Common Stock and Qualified Preferred Stock; and

(iii) the Borrower and its Subsidiaries may enter into, and may make payments under, employment agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements with officers, employees and directors of the Borrower and its Subsidiaries in the ordinary course of business.

SECTION 8.7 Interest Expense Coverage Ratio. The Borrower will not permit the Interest Expense Coverage Ratio for any 12 month period ending on the last day of a Fiscal Quarter to be less than 2.25:1.00; provided that compliance with this Section 8.7 for each Test Period shall be determined on the date upon which the Borrower delivers financial statements for the last Fiscal Quarter of such Test Period pursuant to Section 7.1(a) or (b) (in which case such compliance shall be determined based upon such delivered financial statements).

SECTION 8.8 Leverage Ratio. The Borrower will not permit the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization to exceed 0.60:1.00 as of the end of any fiscal quarter; provided that for determining compliance with this Section 8.8 at any time, (x) in calculating Consolidated Total Capitalization, Consolidated Net Worth shall be determined based upon the financial statements most recently delivered to the Administrative Agent pursuant to Section 7.1(a) or (b) (at which time Consolidated Net Worth shall be determined based upon such delivered financial statements), and (y) Consolidated Total Indebtedness shall be the actual Consolidated Total Indebtedness at such time. In determining the ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization at any time, actual Consolidated Total

Indebtedness on the respective date of determination shall be used, with Consolidated Net Worth to be determined based on the last available calculation of Consolidated Net Worth as calculated pursuant to the proviso to the immediately preceding sentence; provided, further, that such Consolidated Net Worth shall be adjusted for any issuance of Equity Interests of the Borrower and for any Dividends actually paid by the Borrower and/or its Subsidiaries (to Persons other than the Borrower and Subsidiaries thereof), after the date of the respective calculation of Consolidated Net Worth and on or prior to the date of the next determination of Consolidated Net Worth as described above.

SECTION 8.9 Limitation on Certain Restrictions on Subsidiaries. The Borrower will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Borrower or any of its Subsidiaries that are Credit Parties, or pay any Indebtedness owed to the Borrower or any of its Subsidiaries that are Credit Parties or (b) make loans or advances to the Borrower or any of its Subsidiaries that are Credit Parties.

ARTICLE IX

DEFAULT AND REMEDIES

SECTION 9.1 Events of Default. Each of the following specified events shall constitute an “Event of Default”:

(a) Payments. The Borrower shall default in the payment when due (whether at maturity, by reason of acceleration or otherwise) of (a) principal of any Loan or any Note or (b) any interest on any Loan or Note, any Reimbursement Obligation or any fees owing hereunder or under any other Loan Documents and such default described in this clause (b) shall continue unremedied for five or more Business Days; or

(b) Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Loan Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect on the date as of which made or deemed made; or

(c) Covenants. The Borrower or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 7.1(e)(i), 7.4 (with respect to the existence of the Borrower), 7.10 or Article VIII or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 9.1(a) and 9.1(b)) or any other Loan Document and such default shall continue unremedied for a period of 30 days after written notice thereof to the defaulting party by the Administrative Agent or any Lender; or

(d) Default Under Other Agreements. (i) The Borrower or any of its Subsidiaries shall (x) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (y) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice is required, but after giving effect to any applicable grace periods), any such Indebtedness to become due prior to its stated maturity, or (ii) any Indebtedness (other than the Obligations) of the Borrower or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment, prior to the stated maturity thereof, provided that it shall not be a Default or an Event of Default under this Section 9.1(d) unless the aggregate principal amount of all Indebtedness as described in preceding clauses (i) and (ii) is at least $100,000,000; or

(e) Bankruptcy, etc. The Borrower or any other Credit Party shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against the Borrower or any other Credit Party, and the petition is not dismissed within sixty days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of the Borrower or other Credit Party, to operate all or any substantial portion of the business of the Borrower or any other Credit Party, or the Borrower or any other Credit Party commences any other proceeding under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar law of any jurisdiction whether now or hereafter in effect relating to the Borrower or any other Credit Party, or there is commenced against the Borrower or any other Credit Party any such proceeding which remains undismissed for a period of sixty days after the filing thereof, or the Borrower or any other Credit Party is adjudicated insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding is entered; or the Borrower or any other Credit Party makes a general assignment for the benefit of creditors; or any Company action is taken by the Borrower or any other Credit Party for the purpose of effecting any of the foregoing; or

(f) ERISA. If (i) any Plan shall fail to satisfy the minimum funding standards of Section 302 of ERISA or Section 412 of the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Borrower or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is an “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under any Plan, determined in accordance with Title IV of ERISA, or an amount (if any) by which the present value of accrued benefit liabilities under any Non-U.S. Plan exceeds the aggregate current value of the assets of such Non-U.S. Plan allocable to such liabilities, (iv) the Borrower or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (v) the Borrower or any ERISA Affiliate withdraws from any Multiemployer Plan, (vi) the Borrower or any ERISA Affiliate establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Borrower, or (vii) the Borrower fails to administer or maintain a Plan or Non-U.S. Plan in compliance with the requirements of any and all Applicable Laws, statutes, rules, regulations or court orders or any Plan or Non-U.S. Plan is involuntarily terminated or wound up, or (viii) the Borrower, any of its Subsidiaries, or any ERISA Affiliate becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty, or other liability, whether by way of indemnity or otherwise) with respect to one or more of the Plans or Non-U.S. Plans; and any such event or events described in clauses (i) through (viii) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect. As used in Section 9.1(f), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA, and the term “benefit liabilities” shall have the meaning specified in Section 4001(a)(16) of ERISA; or

(g) Judgments. One or more judgments or decrees shall be entered against the Borrower or any Subsidiary of the Borrower involving in the aggregate for the Borrower and its Subsidiaries a liability (not paid or to the extent not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 45 consecutive days, and the aggregate amount of all such judgments equals or exceeds $100,000,000; or

(h) Change of Control. A Change of Control shall occur; or

(i) Guaranties. Any Subsidiary Guaranty Agreement shall cease to be in full force or effect (except in accordance with the terms thereof) as to the relevant Guarantor, or any Guarantor or Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the relevant Subsidiary Guaranty Agreement.

SECTION 9.2 Remedies. Upon the occurrence of an Event of Default, with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by written notice to the Borrower:

(a) Acceleration; Termination of Revolving Credit Facility.

(i) Terminate the Revolving Credit Commitments and declare the principal of and interest on the Loans and the Reimbursement Obligations at the time outstanding, and all other amounts owed to the Lenders and to the Administrative Agent under this Agreement or any of the other Loan Documents (including, without limitation, all L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented or shall be entitled to present the documents required thereunder) and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or the other Loan Documents to the contrary notwithstanding, and terminate the Revolving Credit Facility and any right of the Borrower to request borrowings or Letters of Credit thereunder; provided, that upon the occurrence of an Event of Default specified in Section 9.1(e), the Revolving Credit Facility shall be automatically terminated and all Obligations shall automatically become due and payable without presentment, demand, protest or other notice of any kind, all of which are expressly waived by each Credit Party, anything in this Agreement or in any other Loan Document to the contrary notwithstanding; and

(ii) exercise on behalf of the Guaranteed Creditors all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Guaranteed Obligations.

(b) Letters of Credit. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to the preceding paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drafts drawn under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay the other Obligations on a pro rata basis. After all such Letters of Credit shall have expired or been fully drawn upon, the Reimbursement Obligation shall have been satisfied and all other Obligations shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower.

(c) Rights of Collection. Exercise on behalf of the Lenders all of its other rights and remedies under this Agreement, the other Loan Documents and Applicable Law, in order to satisfy all of the Borrower’s Obligations.

SECTION 9.3 Rights and Remedies Cumulative; Non-Waiver; etc. The enumeration of the rights and remedies of the Administrative Agent and the Lenders set forth in this Agreement is not intended to be exhaustive and the exercise by the Administrative Agent and the Lenders of any right or remedy shall not preclude the exercise of any other rights or remedies, all of which shall be cumulative, and shall be in addition to any other right or remedy given hereunder or under the other Loan Documents or that may now or hereafter exist at law or in equity or by suit or otherwise. No delay or failure to take action on the part of the Administrative Agent or any Lender in exercising any right, power or privilege shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or privilege preclude any other or further exercise thereof or the exercise of any other right, power or privilege or shall be construed to be a waiver of any Event of Default. No course of dealing between the Borrower, the Administrative Agent and the Lenders or their respective agents or employees shall be effective to change, modify or discharge any provision of this Agreement or any of the other Loan Documents or to constitute a waiver of any Event of Default.

SECTION 9.4 Crediting of Payments and Proceeds. In the event that the Obligations have been accelerated pursuant to Section 9.2 or the Administrative Agent or any Lender has exercised any remedy set forth in this Agreement or any other Loan Document, all payments received by the Lenders upon the Obligations and all net proceeds from the enforcement of the Obligations shall be applied:

First, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities, expenses and other amounts (other than principal and interest), including reasonable and documented attorney fees that are required to be paid by the Borrower pursuant to this Agreement, payable to the Administrative Agent in its capacity as such, each Issuing Lender in its capacity as such and each Swingline Lender in its capacity as such (ratably among the Administrative Agent, each Issuing Lender and each Swingline Lender in proportion to the respective amounts described in this clause First payable to them);

Second, to payment of that portion of the Guaranteed Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders under the Loan Documents, including reasonable and documented attorney fees that are required to be paid by the Borrower pursuant to this Agreement (ratably among the Lenders in proportion to the respective amounts described in this clause Second payable to them);

Third, to payment of that portion of the Guaranteed Obligations constituting accrued and unpaid interest on the Loans and Reimbursement Obligations (ratably among the Lenders in proportion to the respective amounts described in this clause Third payable to them);

Fourth, to payment of that portion of the Guaranteed Obligations constituting unpaid principal of the Loans, Reimbursement Obligations and Specified Hedge Obligations (including any termination payments and any accrued and unpaid interest thereon) (ratably among the Lenders and the counterparties to the Specified Hedge Obligations in proportion to the respective amounts described in this clause Fourth held by them);

Fifth, to the Administrative Agent for the account of each Issuing Lender, to cash collateralize any L/C Obligations then outstanding; and

Last, the balance, if any, after all of the Guaranteed Obligations have been indefeasibly paid in full, to the Borrower or as otherwise required by Applicable Law.

Notwithstanding the foregoing, Obligations arising under Specified Hedge Agreements shall be excluded from the application described above if the Administrative Agent has not received written notice thereof, together with such supporting documentation as the Administrative Agent may request, from the applicable Guaranteed Creditor that is a counterparty to such Specified Hedge Agreements. Each such Guaranteed Creditor that is not a party to the Agreement but that has given the notice contemplated by the preceding sentence shall, by such notice, be deemed to have acknowledged and accepted the appointment of the Administrative Agent pursuant to the terms of Article X hereof for itself and its Affiliates as if a “Lender” party hereto.

SECTION 9.5 Administrative Agent May File Proofs of Claim. During any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to any Credit Party, the Administrative Agent (irrespective of whether the principal of any Loan or L/C Obligation shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, L/C Obligations and all other Obligations arising under the Loan Documents that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent under Sections 3.3, 4.3 and 11.3) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, in the event that the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 3.3, 4.3 and 11.3.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Administrative Agent to vote in respect of the claim of any Lender in any such proceeding.

ARTICLE X

THE ADMINISTRATIVE AGENT

SECTION 10.1 Appointment and Authority. Each of the Lenders and each Issuing Lender hereby irrevocably designates and appoints Wells Fargo to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. Except as provided in Section 10.6, the provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Lenders, and neither the Borrower nor any Subsidiary thereof shall have rights as a third party beneficiary of any of such provision.

SECTION 10.2 Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 10.3 Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or Applicable Law; and

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity.

The Administrative Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 11.2) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final nonappealable judgment. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Lender.

The Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Article V or elsewhere herein, other than (A) to confirm receipt of items expressly required to be delivered to the Administrative Agent and (B) with respect to any condition set forth in Article V, the satisfaction of which requires that an item be satisfactory to the Administrative Agent, to confirm whether such item is satisfactory to it.

SECTION 10.4 Reliance by the Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance, extension, renewal or increase of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Lender, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Lender unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Lender prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 10.5 Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Administrative Agent. The Administrative Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Administrative Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the Revolving Credit Facility as well as activities as Administrative Agent.

SECTION 10.6 Resignation of Administrative Agent.

(a) The Administrative Agent may at any time give notice of its resignation to the Lenders, the Issuing Lenders and the Borrower and, except as may be required by Applicable Law, such resignation shall be effective as of a date no earlier than 30 days following the delivery of such notice. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided, that the Borrower’s consent shall not be required if a Specified Event of Default then exists) to appoint a successor, which shall be a bank with an office in the United States, or an Affiliate of any such bank with an office in the United States. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Lenders, and with the consent of the Borrower (which consent shall not be unreasonably withheld or delayed; provided, that the Borrower’s consent shall not be required if a Specified Event of Default then exists), appoint a successor Administrative Agent meeting the qualifications set forth above provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Lender directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 11.3 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b) Any resignation by Wells Fargo as Administrative Agent pursuant to this Section shall also constitute its resignation as an Issuing Lender and a Swingline Lender. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Lender and Swingline Lender, (b) the retiring Issuing Lender and Swingline Lender shall be discharged from all of their respective duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Lender shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangement satisfactory to the retiring Issuing Lender to effectively assume the obligations of the retiring Issuing Lender with respect to such Letters of Credit.

SECTION 10.7 Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Lender acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Lender also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 10.8 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the syndication agents, documentation agents, co-agents, book manager, lead manager, arranger, lead arranger or co-arranger listed on the cover page or signature pages hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan

Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Lender hereunder.

SECTION 10.9 Guaranty Matters. The Lenders irrevocably authorize the Administrative Agent, at its option and in its discretion (without notice to, or the vote or consent of any counterparty to any Specified Hedge Agreement that was a Lender or an Affiliate of any Lender at the time such agreement was executed) to release any Subsidiary Guarantor (whether or not on the date of such release there may be outstanding Specified Hedge Obligations or contingent indemnification obligations not then due) from its obligations under the Subsidiary Guaranty Agreement and any other Loan Documents if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder or as otherwise permitted by the Subsidiary Guaranty Agreement. Furthermore, upon the occurrence of a Guarantor Release Event, the Administrative Agent (without notice to, or vote or consent of, any counterparty to any Specified Hedge Agreement that was a Lender or an Affiliate of any Lender at the time such agreement was executed) shall release such Subsidiary Guarantor (whether or not on the date of such release there may be outstanding Specified Hedge Obligations or contingent indemnification obligations not then due) from its obligations under the Subsidiary Guaranty Agreement and any other Loan Documents. The Administrative Agent shall use reasonable efforts to notify any counterparty to any Specified Hedge Agreement of any such release.

SECTION 10.10 Specified Hedge Agreements. No Lender or Affiliate thereof party to a Specified Hedge Agreement that obtains the benefits of Section 9.4, Article XII or any other Loan Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents.

ARTICLE XI

MISCELLANEOUS

SECTION 11.1 Notices.

(a) Notices Generally. Except in the case of notices and other communications expressly permitted to be given by telephone (and except as provided in paragraph (b) below), all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier as follows:

If to the Borrower:	Owens Corning
One Owens Corning Parkway
Toledo, Ohio 43659
Attention: Treasurer
Telephone No.: (419) 248-5482
Telecopy No.: (419) 325-1101

with copies to:	Attention: Assistant Treasurer
Telephone No.: (419) 248-7380
Telecopy No.: (419) 325-3380

with copies to:	Attention: General Counsel
Telephone No.: (419) 248-6350
Telecopy No.: (419) 248-6352

If to Wells Fargo as
Administrative Agent:	Wells Fargo Bank, National Association
MAC D1109-019
1525 W. W.T. Harris Blvd.
Charlotte, North Carolina 28262
Attention: Syndication Agency Services
Telecopier: (704) 590-2703
Telephone: (704) 590-3481
E-mail: agencyservices.requests@wellsfargo.com

With copies to:	Wells Fargo Bank, National Association
MAC G0189-113
1100 Abernathy Road NE, Suite 1140
Atlanta, GA 30328
Attention: Kay Reedy, Managing Director, Portfolio Manager
Telecopier: (470) 307-4481
Telephone: (470) 307-4465
E-mail: kay.reedy@wellsfargo.com

If to Wells Fargo as
Issuing Lender:	Wells Fargo Bank, National Association
401 Linden Street, 1st Floor
Winston-Salem, North Carolina 27101
Attention: Standby L/C Department
Telephone No.: (336) 735-3372

If to any Lender:	To the address set forth on the Register

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in paragraph (b) below, shall be effective as provided in said paragraph (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the

Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Lender pursuant to Article II if such Lender or such Issuing Lender, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) Administrative Agent’s Office. The Administrative Agent hereby designates its office located at the address set forth above, or any subsequent office which shall have been specified for such purpose by written notice to the Borrower and Lenders, as the Administrative Agent’s Office referred to herein, to which payments due are to be made and at which Loans will be disbursed and Letters of Credit requested.

(d) Change of Address, Etc. Any party hereto may change its address or telecopier number for notices and other communications hereunder by notice to the other parties hereto.

SECTION 11.2 Amendments, Waivers and Consents. Except as set forth below or as provided in Section 4.8(a) or 4.8(c) or as specifically provided in any Loan Document, any term, covenant, agreement or condition of this Agreement or any of the other Loan Documents may be amended, consented to or waived if, but only if, such amendment, consent or waiver is in writing and is signed by the Borrower and the Required Lenders (or by the Borrower and the Administrative Agent with the consent of the Required Lenders) and delivered to the Administrative Agent; provided, that no amendment, waiver or consent shall:

(a) increase the Revolving Credit Commitment of any Lender (or reinstate any Revolving Credit Commitment terminated pursuant to Section 9.2) or the amount of Loans of any Lender, in any case, without the written consent of such Lender;

(b) (i) postpone any date fixed by this Agreement or any other Loan Document for any payment of principal, interest, fees or other amounts due to the Lenders (or any of them) hereunder or under any other Loan Document (it being understood that a waiver of any condition precedent set forth in Article 5 or the waiver of any Default, Event of Default, mandatory reduction of Revolving Credit Commitments or Loans shall not constitute a postponement of any date scheduled for the payment of principal, interest or fees) or (ii) permit the final expiration of any Letter of Credit to be extended beyond five Business Days prior to the Revolving Maturity

Date, without, in each case, the written consent of each Lender directly and adversely affected thereby;

(c) reduce the principal of, or the rate of interest specified herein on, any Loan or Reimbursement Obligation, or (subject to clause (iv) of the second proviso to this Section) any fees or other amounts payable hereunder or under any other Loan Document without the written consent of each Lender directly and adversely affected thereby; provided that (i) only the consent of the Required Lenders shall be necessary to waive any obligation of the Borrower to pay interest at the rate set forth in Section 4.1(c) during the continuance of an Event of Default and (ii) any amendment entered into pursuant to the terms of Section 4.8(a) shall not constitute a reduction in the rate of interest or fees for purposes of this clause (c);

(d) change Section 4.6 or Section 9.4 in a manner that would alter the pro rata sharing of payments or order of payments required thereby without the written consent of each Lender directly and adversely affected thereby;

(e) except as otherwise permitted by this Section 11.2, change any provision of this Section or reduce the percentages specified in the definition of “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;

(f) consent to the assignment or transfer by any Credit Party of such Credit Party’s rights and obligations under any Loan Document to which it is a party (except as permitted pursuant to this Agreement, including Section 8.2), in each case, without the written consent of each Lender;

(g) amend the definition of “Alternative Currency” without the written consent of each Lender; or

(h) (A) release the Borrower Guaranty or (B) release all of the Subsidiary Guarantors or Subsidiary Guarantors with assets or operations constituting substantially all of the Consolidated Net Tangible Assets or Consolidated Net Income of the Borrower and its Subsidiaries, in any case, from the Subsidiary Guaranty Agreement (other than as authorized in Section 7.12 and Section 10.9), without the written consent of each Lender.

provided further, that (i) no amendment, waiver or consent shall, unless in writing and signed by each Issuing Lender in addition to the Lenders required above, affect the rights or duties of such Issuing Lender under this Agreement or any Letter of Credit Application relating to any Letter of Credit issued or to be issued by such Issuing Lender; (ii) no amendment, waiver or consent shall, unless in writing and signed by each Swingline Lender in addition to the Lenders required above, affect the rights or duties of any Swingline Lender under this Agreement; (iii) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent in addition to the Lenders required above, affect the rights or duties of the Administrative Agent under this Agreement or any other Loan Document; and (iv) each Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that (A) the Revolving Credit Commitment of such Lender may not be increased or extended without the consent of such Lender and (B) the maturity date of such Lender’s Loans or other Obligations may not be extended without the consent of such Lender. For the avoidance of doubt, no amendment or amendment and restatement of this Credit Agreement which is in all other respects approved by the Lenders in accordance with this Section 11.2 shall require the consent of any Lender (i) which, immediately after giving effect to such amendment or amendment and restatement, shall have no Revolving Credit Commitment and (ii) which, substantially contemporaneously with the effectiveness of such amendment or amendment and restatement, is paid in full all amounts owing to it hereunder.

Notwithstanding the foregoing, the Borrower and the Administrative Agent may amend this Agreement and the other Loan Documents (without the consent of any Lender) (a) to cure any ambiguity, omission, mistake, error, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower), (b) to add a Subsidiary Guarantor with respect to the Loans or collateral to secure the Loans, (c) to add an Additional Borrower pursuant to Section 1.9 (subject to the provisions thereof), (d) to comply with local law on the advice of local counsel or (e) to make administrative changes of a technical or ministerial nature that do not adversely affect the rights of any Lender. Furthermore, the Administrative Agent may release any Subsidiary Guarantor from the Subsidiary Guaranty Agreement upon the occurrence of the Guarantor Release Event with respect to such Subsidiary Guarantor, without the written consent of each Lender.

SECTION 11.3 Expenses; Indemnity.

(a) Costs and Expenses. The Borrower shall pay (i) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, the Joint Lead Arrangers and their respective Affiliates (including the reasonable and documented fees, charges and disbursements of one primary counsel to the Administrative Agent and the Joint Lead Arrangers, taken as a whole, and, if reasonably necessary, of one primary local counsel in each relevant material jurisdiction (which may include a single firm of special counsel acting in multiple jurisdictions) for all such Persons, taken as a whole, in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out of pocket expenses incurred by any Issuing Lender in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out of pocket expenses incurred by the Administrative Agent, any Lender or any Issuing Lender (including the reasonable and documented fees, charges and disbursements of one primary counsel for the Administrative Agent, any Lender or any Issuing Lender; taken as a whole), in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such reasonable and documented out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrower. The Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Joint Lead Arrangers, each Lender and each Issuing Lender, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims (including, without limitation, any Environmental Claims or civil penalties or fines assessed by OFAC), damages, liabilities and related expenses (including the reasonable and documented fees, charges and disbursements of one primary counsel for all Indemnitees, taken as a whole and, if reasonably necessary, one primary local counsel in any relevant material jurisdiction which may include a single firm of special counsel acting in multiple jurisdictions to all Indemnities, taken as a whole and, in the case of an actual or perceived conflict of interest where the applicable Indemnitee affected by such conflict informs the Borrower of such conflict and thereafter retains its own counsel, of another firm of primary counsel for all such affected Indemnitees, taken as a whole and, if reasonably necessary, of one local or foreign counsel in each relevant material jurisdiction for such affected Indemnitees, taken as a whole), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument executed or delivered pursuant hereto or thereto, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by any Issuing Lender to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Materials on or from any property owned or operated by any Credit Party or any Subsidiary thereof in violation of or giving rise to liability under Environmental Laws, or any Environmental Claim against any Credit Party or any Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee, or material breach of such Indemnitee’s obligations hereunder or under any other Loan Document or (y) results from any claim, investigation, litigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and is solely among Indemnitees (other than any claims against an Indemnitee in its capacity as Administrative Agent, a Joint Lead Arranger or any similar role hereunder). This Section 11.3(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. To the extent that the Borrower for any reason fails to indefeasibly pay any amount required under clause (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Lender, any Swingline Lender or any Related Party of any of the foregoing (and without limiting the Borrower’s obligation to do so), each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Lender, such Swingline Lender or such Related Party, as the case may be, such Lender’s Revolving Credit Commitment Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent), any Issuing Lender or any Swingline Lender in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent), any Issuing Lender or any Swingline Lender in connection with such capacity. The obligations of the Lenders under this clause (c) are subject to the provisions of Section 4.7.

(d) Waiver of Consequential Damages, etc. To the fullest extent permitted by Applicable Law, no Person party hereto, or any Indemnitee, shall assert, and each such Person that is a party to this Agreement, on behalf of itself and each of its Affiliates, hereby waives, any claim against any other, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument executed or delivered pursuant hereto or thereto, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof; provided however that nothing in this sentence shall relieve the Borrower or any other Credit Party of any obligations to indemnify the Indemnitees for any such damages incurred to third parties under this Section 11.3. Absent gross negligence, willful misconduct or material breach of this Agreement, no Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments. All amounts due under this Section shall be payable promptly after demand therefor.

SECTION 11.4 Right of Set Off. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Lender, each Swingline Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by Applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, each Issuing Lender, each Swingline Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Credit Party against any and all of the obligations of the Borrower or such Credit Party now or hereafter existing under this Agreement or any other Loan Document to such Lender, such Issuing Lender or such Swingline Lender, irrespective of whether or not such Lender, such Issuing Lender or such Swingline Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Credit Party may be contingent or unmatured or are owed to a branch or office of such Lender, such Issuing Lender or such Swingline Lender different from the branch or office holding such deposit or obligated on such indebtedness. The rights of each Lender, each Issuing Lender, each Swingline Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Lender, such Swingline Lender or their respective Affiliates may have. Each Lender, each Issuing Lender and each Swingline Lender agrees to notify the Borrower and the Administrative Agent promptly after any such setoff and application; provided that the failure to give such notice shall not affect the validity of such setoff and application.

SECTION 11.5 Governing Law; Jurisdiction, etc.

(a) Governing Law. This Agreement and the other Loan Documents, unless expressly set forth therein, shall be governed by, construed and enforced in accordance with, the law of the State of New York.

(b) Submission to Jurisdiction. The Borrower and each other Credit Party irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the courts of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the fullest extent permitted by Applicable Law, in such federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or any Issuing Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against the Borrower or any other Credit Party or its properties in the courts of any jurisdiction.

(c) Waiver of Venue. The Borrower and each other Credit Party irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(d) Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1. Each Additional Borrower, if any, hereby appoints the Borrower as its agent for purposes of service of process hereunder. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

SECTION 11.6 Waiver of Jury Trial.

(a) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY

HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 11.7 Reversal of Payments. To the extent any Credit Party makes a payment or payments to the Administrative Agent for the ratable benefit of the Lenders which payments or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then, to the extent of such payment repaid, the Obligations or part thereof intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been received by the Administrative Agent.

SECTION 11.8 [Reserved].

SECTION 11.9 Successors and Assigns; Participations.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that the Borrower may not, nor may any other Credit Party assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Credit Commitment and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B) in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Revolving Credit Commitment (which for this purpose includes Loans outstanding thereunder) or, if the applicable Revolving Credit Commitment is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $5,000,000, in the case of any assignment in respect of the Revolving Credit Facility, unless each of the Administrative Agent and, so long as no Specified Event of Default has occurred and is continuing, the Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to the Loan or the Revolving Credit Commitment assigned.

(iii) Required Consents. No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A) the consent of the Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (x) a Specified Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B) the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required for assignments in respect of the Revolving Credit Facility if such assignment is to a Person that is not a Lender with a Revolving Credit Commitment, an Affiliate of such Lender or an Approved Fund with respect to such Lender; and

(C) the consents of each Issuing Lender and each Swingline Lender (such consents not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding) or for any assignment in respect of the Revolving Credit Facility.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500 for each assignment; provided, that (A) only one such fee will be payable in connection with simultaneous assignments to two or more Approved Funds by a Lender and (B) the Administrative Agent may, in its sole discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Certain Persons. No such assignment shall be made to the Borrower or any of the Borrower’s Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons. No such assignment shall be made to a natural person.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the Closing Date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 4.8, 4.9, 4.10, 4.12 (subject to the requirements and limitations therein, including the requirements of Section 4.12(e)) and 11.3 with respect to facts and circumstances occurring prior to the Closing Date of such assignment. No assignment shall be effective unless and until recorded in the Register pursuant to paragraph (c) of this Section. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register. The Administrative Agent, acting solely for this purpose as an agent of the Borrower, shall maintain at one of its offices in Charlotte, North Carolina, a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Revolving Credit Commitment of, and principal amounts of (and stated interest on) the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and the Borrower, the Administrative Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower and any Lender (but only to the extent of entries in the Register that are applicable to such Lender), at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, the Borrower, any of the Borrower’s Affiliates or Subsidiaries, or a Disqualified Institution) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Credit Commitment and/or the Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrower, the Administrative Agent, Issuing Lenders, Swingline Lenders and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver or modification described in Section 11.2 that directly affects such Participant and could not be affected by a vote of the Required Lenders. Subject to paragraph (e) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 4.8, 4.9, 4.10 and 4.12 (subject to the requirements and limitations therein, including the requirements of Section 4.12(e) (it being understood that the documentation required under Section 4.12(e) shall be delivered to the participating Lender) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 11.3 as though it were a Lender, provided such Participant agrees to be subject to Section 4.6 as though it were a Lender.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Sections 4.10 and 4.12 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. No Participant shall be entitled to the benefits of Section 4.12 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 4.12(e) as though it were a Lender.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Participant Register. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Treasury Regulations Section 5f.103-1(c). The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(h) Disqualified Institutions. The Administrative Agent shall not have any responsibility or liability for monitoring the list or identities of, or enforcing provisions relating to, Disqualified Institutions.

SECTION 11.10 Confidentiality. Each of the Administrative Agent, the Lenders and the Issuing Lenders agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and to its and its Affiliates’ Related Parties and other representatives (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by, or required to be disclosed to, any rating agency, or regulatory or similar authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by Applicable Law or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with (but only to the extent determined by the applicable party to be necessary or desirable to permit or facilitate) the exercise of any remedies under this Agreement or under any other Loan Document (or any Specified Hedge Agreement) or any action or proceeding relating to this Agreement or any other Loan Document (or any Hedge Agreement with a Lender or the Administrative Agent) or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, Participant or proposed Participant, or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (g) with the consent of the Borrower, (h) to Gold Sheets and other similar bank trade publications, such information to consist of deal terms and other information set forth in the Loan Documents and customarily found in such publications, (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Lender, any Issuing Lender or any of their respective Affiliates on a nonconfidential basis from a source other than the Borrower, (j) to governmental regulatory authorities in connection with any regulatory examination of the Administrative Agent or any Lender or in accordance with the Administrative Agent’s or any Lender’s regulatory compliance policy if the Administrative Agent or such Lender deems necessary for the mitigation of claims by those authorities against the Administrative Agent or such Lender or any of its subsidiaries or affiliates or (k) to any credit insurance provider relating to the Borrower and its Obligations.

For purposes of this Section, “Information” means all information received from any Credit Party or any Subsidiary thereof relating to any Credit Party or any Subsidiary thereof or any of their respective businesses, other than any such information that is available to the Administrative Agent, any Lender or any Issuing Lender on a nonconfidential basis prior to disclosure by any Credit Party or any Subsidiary thereof; provided that, in the case of information received from a Credit Party or any Subsidiary thereof after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

SECTION 11.11 [Reserved].

SECTION 11.12 [Reserved].

SECTION 11.13 Survival.

(a) All representations and warranties set forth in Article VI and all representations and warranties contained in any of the Loan Documents (including, but not limited to, any such representation or warranty made in or in connection with any amendment thereto) shall constitute representations and warranties made under this Agreement. All representations and warranties made under this Agreement shall be made or deemed to be made at and as of the Closing Date (except those that are expressly made as of a specific date), shall survive the Closing Date and shall not be waived by the execution and delivery of this Agreement, any investigation made by or on behalf of the Lenders or any borrowing hereunder.

(b) Notwithstanding any termination of this Agreement, the indemnities to which the Administrative Agent and the Lenders are entitled under the provisions of this Article XI and any other provision of this Agreement and the other Loan Documents shall continue in full force and effect and shall protect the Administrative Agent and the Lenders against events arising after such termination as well as before.

SECTION 11.14 Titles and Captions. Titles and captions of Articles, Sections and subsections in, and the table of contents of, this Agreement are for convenience only, and neither limit nor amplify the provisions of this Agreement.

SECTION 11.15 Severability of Provisions. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

SECTION 11.16 Counterparts; Integration; Effectiveness; Electronic Execution.

(a) Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Agreement by facsimile transmission, e-mail, or any other electronic means that reproduces an image of the actual executed signature page shall be effective as delivery of a manually executed counterparty hereof. This Agreement and the other Loan Documents, and any separate letter agreements with respect to fees payable to the Administrative Agent or limitations on participations, constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. In the event of any conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control. Each Loan Document was drafted with the joint participation of the respective parties thereto and shall be construed neither against nor in favor of any party, but rather in accordance with the fair meaning thereof. Except as provided in Section 5.1, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto.

(b) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include Electronic Signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

SECTION 11.17 Term of Agreement. This Agreement shall remain in effect from the Closing Date through and including the date upon which all Obligations (other than contingent indemnification obligations not then due) arising hereunder or under any other Loan Document shall have been indefeasibly and irrevocably paid and satisfied in full and the Revolving Credit Commitment has been terminated (such date, the “Termination Date”); provided, that Article XII and each of the defined terms set forth therein (collectively, the “Article XII Terms”) shall remain in effect after the Termination Date until all Guaranteed Obligations (other than contingent indemnification obligations not then due) shall have been indefeasibly and irrevocably paid and satisfied in full (except that the Borrower may, by written notice given on the Termination Date to the holder of any Guaranteed Obligations, elect to terminate the Article XII Terms as to such Guaranteed Obligations effective upon having indefeasibly and irrevocably paid and satisfied in full all such Guaranteed Obligations then due and payable together with any such Guaranteed Obligations that become due and payable upon the exercise by such holder of termination or similar rights under the applicable Specified Hedge Agreement in connection with the termination of this Agreement or the Article XII Terms). No termination of this Agreement shall affect the rights and obligations of the parties hereto arising prior to such termination or in respect of any provision of this Agreement which survives such termination.

SECTION 11.18 USA Patriot Act. The Administrative Agent and each Lender hereby notifies the Borrower that pursuant to the requirements of the Act, it is required to obtain, verify and record information that identifies the Borrower and Guarantors, which information includes the name and address of each Borrower and Guarantor and other information that will allow such Lender to identify such Borrower or Guarantor in accordance with the Act.

SECTION 11.19 Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of Borrower in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from the Borrower in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to promptly return the amount of any excess to Borrower (or to any other Person who may be entitled thereto under applicable law).

SECTION 11.20 [Reserved].

SECTION 11.21 [Reserved].

SECTION 11.22 No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), the Borrower and each other Credit Party acknowledges and agrees, and acknowledges its Affiliates’ understanding, that: (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent and the Lenders are arm’s-length commercial transactions between the Borrower, each other Credit Party and their respective Affiliates, on the one hand, and the Administrative Agent and the Lenders, on the other hand, (B) each of the Borrower and the other Credit Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) the Borrower and each other Credit Party is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) the Administrative Agent and the Lenders each is and has been acting solely as a principal and, except as expressly agreed in writing by the relevant parties, has not been, is not, and will not be acting as an advisor, agent or fiduciary for the Borrower, any other Credit Party or any of their respective Affiliates, or any other Person and (B) neither the Administrative Agent nor any Lender has any obligation to the Borrower, any other Credit Party or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent and the Lenders and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Credit Parties and their respective Affiliates, and neither the Administrative Agent nor any Lender has any obligation to disclose any of such interests to the Borrower, any other Credit Party or any of their respective Affiliates.

SECTION 11.23 Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and

Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

ARTICLE XII

BORROWER’S GUARANTY

SECTION 12.1 The Borrower’s Guaranty. In order to induce the Lenders to enter into this Agreement and to extend credit under this Agreement and to induce the Lenders or any of their respective Affiliates to enter into Interest Rate Protection Agreements or Other Hedging Agreements, and in recognition of the direct benefits to be received by the Borrower from the proceeds of the Loans and the issuance of the Letters of Credit, the Borrower hereby unconditionally and irrevocably guarantees, as primary obligor and not merely as surety, the full and prompt payment when due, whether upon maturity, acceleration or otherwise, of any and all of the Borrower Guaranteed Obligations to the Guaranteed Creditors. If any or all of the Borrower Guaranteed Obligations to the Guaranteed Creditors becomes due and payable hereunder, the Borrower unconditionally promises to pay such indebtedness to the Guaranteed Creditors, on written demand, together with any and all reasonable and documented out-of-pocket expenses which may be incurred by the Guaranteed Creditors in collecting any of the Borrower Guaranteed Obligations. This Borrower’s Guaranty is a guaranty of payment and not of collection. This Borrower’s Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. Each reference to “hereunder” or “hereof” in this Article XII shall refer exclusively to this Article XII.

SECTION 12.2 [Reserved].

SECTION 12.3 Nature of Liability. The liability of the Borrower hereunder is exclusive and independent of any security for or other guaranty of the Borrower Guaranteed Obligations whether executed by the Borrower, any other guarantor or by any other party, and the liability of the Borrower hereunder is not affected or impaired by (a) any direction as to application of payment by any Borrower Guaranteed Party or any other party (other than any direction from any Guaranteed Creditor pursuant to the terms of this Agreement or any other applicable agreement), or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Borrower Guaranteed Obligations, or (c) any payment on or in respect of any such other guaranty or undertaking (except to the extent that the Borrower Guaranteed Obligations are irrevocably reduced thereby), or (d) any dissolution, termination or increase, decrease or change in personnel by any Borrower Guaranteed Party or (e) any payment made to the Guaranteed Creditors on the Borrower Guaranteed Obligations which any such Guaranteed Creditor repays to any Borrower Guaranteed Party pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and the Borrower waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding, or (f) any action or inaction of the type described in Section 12.5, or (g) the lack of validity or enforceability of any Loan Document or any other instrument relating thereto.

SECTION 12.4 Independent Obligation. No invalidity, irregularity or unenforceability of all or any part of the Borrower Guaranteed Obligations or of any security therefor shall affect, impair or be a defense to this Borrower’s Guaranty, and this Borrower’s Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full in cash of the Borrower Guaranteed Obligations (other than contingent indemnification obligations not then due). The obligations of the Borrower hereunder are independent of the obligations of any Borrower Guaranteed Party, any other guarantor or any other party, and a separate action or actions may be brought and prosecuted against the Borrower whether or not action is brought against any Borrower Guaranteed Party, any other guarantor or any other party and whether or not any Borrower Guaranteed Party, any other guarantor or any other party be joined in any such action or actions. The Borrower waives, to the full extent permitted by Applicable Law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof.

SECTION 12.5 Authorization. The Borrower, solely in its capacity as guarantor under this Borrower’s Guaranty, authorizes the Guaranteed Creditors without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing the Borrower’s liability solely under this Borrower’s Guaranty, from time to time to:

(a) change the manner, place or terms of payment of, and/or change or extend the time of payment of, renew, increase, accelerate or alter, any of the Borrower Guaranteed Obligations (including any increase or decrease in the rate of interest thereon), any security therefor, or any liability incurred directly or indirectly in respect thereof, and this Borrower’s Guaranty made shall apply to the Borrower Guaranteed Obligations as so changed, extended, renewed, increased or altered;

(b) take and hold security for the payment of the Borrower Guaranteed Obligations and sell, exchange, release, impair, surrender, realize upon or otherwise deal with in any manner and in any order any property by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Borrower Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset there against;

(c) exercise or refrain from exercising any rights against any Borrower Guaranteed Party or others or otherwise act or refrain from acting;

(d) release or substitute any one or more endorsers, guarantors, any Borrower Guaranteed Party or other obligors;

(e) settle or compromise any of the Borrower Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower Guaranteed Party to their respective creditors other than the Guaranteed Creditors;

(f) apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of any Borrower Guaranteed Party to the Guaranteed Creditors regardless of what liability or liabilities of any Borrower Guaranteed Party remain unpaid;

(g) consent to or waive any breach of, or any act, omission or default under, this Agreement, any other Loan Document, any Interest Rate Protection Agreement or Other Hedging Agreement or any of the instruments or agreements referred to herein or therein any Borrower Guaranteed Party, or otherwise amend, modify or supplement this Agreement, any other Loan Document, any Interest Rate Protection Agreement or Other Hedging Agreement or any of such other instruments or agreements with any Borrower Guaranteed Party; and/or

(h) take any other action that would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of the Borrower from its liabilities under this Borrower’s Guaranty.

SECTION 12.6 Reliance. It is not necessary for the Guaranteed Creditors to inquire into the capacity or powers of any Borrower Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any Borrower Guaranteed Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

SECTION 12.7 Subordination. Any of the indebtedness of any Borrower Guaranteed Party now or hereafter owing to the Borrower is hereby subordinated to the Borrower Guaranteed Obligations of such Borrower Guaranteed Party owing to the Guaranteed Creditors; and any such indebtedness collected or received by the Borrower after an Event of Default has occurred and is continuing shall be held in trust for the Guaranteed Creditors for their benefit and be paid over to the Administrative Agent on behalf of the Guaranteed Creditors on account of the Borrower Guaranteed Obligations of such Borrower Guaranteed Party to the Guaranteed Creditors, but without affecting or impairing in any manner the liability of the Borrower under the other provisions of this Borrower’s Guaranty.

SECTION 12.8 Waiver. (a) The Borrower, solely in its capacity as guarantor under this Borrower Guaranty, waives any right (except as shall be required by applicable statute and cannot be waived) to require any Guaranteed Creditor to (i) proceed against any Borrower Guaranteed Party, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Borrower Guaranteed Party, any other guarantor or any other party or (iii) pursue any other remedy in any Guaranteed Party’s power whatsoever. The Borrower, solely in its capacity as guarantor under this Borrower Guaranty, waives any defense to the Borrower Guaranteed Obligations based on or arising out of any defense of any Borrower Guaranteed Party, any other guarantor or any other party, other than payment in full in cash of the Borrower Guaranteed Obligations (other than contingent indemnification obligations not then due), based on or arising out of the disability of any Borrower Guaranteed Party, any other guarantor or any other party, or the unenforceability of the Borrower Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Borrower Guaranteed Party, other than payment in full in cash of the Borrower Guaranteed Obligations (other than contingent indemnification obligations not then due).

(a) The Borrower, solely in its capacity as guarantor under this Borrower’s Guaranty, waives all presentments, demands for performance, protests and notices, including, without limitation, notices of nonperformance, notices of protest, notices of dishonor, notices of acceptance of this Borrower’s Guaranty, and notices of the existence, creation or incurring of new or additional Borrower Guaranteed Obligations. The Borrower, solely in its capacity as guarantor under this Borrower’s Guaranty, assumes all responsibility for being and keeping itself informed of each Borrower Guaranteed Party’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Borrower Guaranteed Obligations and the nature, scope and extent of the risks which the Borrower, solely in its capacity as guarantor under this Borrower’s Guaranty, assumes and incurs hereunder, and agrees that the Guaranteed Creditors shall have no duty to advise the Borrower, solely in its capacity as guarantor under this Borrower’s Guaranty, of information known to them regarding such circumstances or risks.

(b) Until such time as the Borrower Guaranteed Obligations (other than contingent indemnification obligations not then due) have been paid in full in cash, the Borrower, solely in its capacity as guarantor under this Borrower’s Guaranty, hereby waives all rights of subrogation which it may at any time otherwise have as a result of this Borrower’s Guaranty (whether contractual, under Section 509 of the Bankruptcy Code, or otherwise) to the claims of the Guaranteed Creditors against any Borrower Guaranteed Party or any other guarantor of the Borrower Guaranteed Obligations and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Borrower Guaranteed Party or any other guarantor which it may at any time otherwise have as a result of this Borrower’s Guaranty.

(c) The Borrower, solely in its capacity as guarantor under this Borrower’s Guaranty, warrants and agrees that each of the waivers set forth above is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any Applicable Law of public policy, such waivers shall be effective only to the maximum extent permitted by Applicable Law.

SECTION 12.9 Payments. All payments made by the Borrower in its capacity as Guarantor pursuant to this Article XII shall be made in the respective Permitted Currency in which the Borrower Guaranteed Obligations are then due and payable. All payments made by the Borrower in its capacity as Guarantor pursuant to this Article XII will be made without setoff, counterclaim or other defense, and shall be subject to the provisions of Sections 4.4, 4.12, and 11.19.

SECTION 12.10 Reinstatement. The Borrower Guaranteed Obligations under this Article XII shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Borrower Guaranteed Obligations is rescinded or must be otherwise restored or paid over by any Guaranteed Creditor, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

[Signature pages to follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers, all as of the day and year first written above.

OWENS CORNING, as Borrower

By:	/s/ Brad Lazorka
Name: Brad Lazorka
Title: Vice President and Treasurer

By:	/s/ Matthew Fortunak
Name: Matthew Fortunak
Title: Assistant Treasurer

Signature Page to Credit Agreement

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, a Swingline Lender, an Issuing Lender and Lender

By:	/s/ Kay Reedy
Name: Kay Reedy
Title: Managing Director

Signature Page to Credit Agreement

BANK OF AMERICA, N.A.,
as a Swingline Lender, an Issuing Lender and Lender

By:	/s/ Yvonne Tran
Name: Yvonne Tran
Title: Associate

Signature Page to Credit Agreement

CITIBANK, N.A.,
as an Issuing Lender and Lender

By:	/s/ Michael Vondriska
Name: Michael Vondriska
Title: Vice President

Signature Page to Credit Agreement

BNP Paribas,
as a Lender

By:	/s/ Michael Pearce
Name: Michael Pearce
Title: Managing Director

By:	/s/ Michael Hoffman
Name: Michael Hoffman
Title: Director

Signature Page to Credit Agreement

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as a Lender

By:	/s/ Gordon Yip
Name: Gordon Yip
Title: Director

By:	/s/ Mark Koneval
Name: Mark Koneval
Title: Director

Signature Page to Credit Agreement

JPMORGAN CHASE BANK, N.A.,
as a Lender

By:	/s/ Katherine Hurley
Name: Katherine Hurley
Title: Vice President

Signature Page to Credit Agreement

PNC BANK NATIONAL ASSOCIATION,
as a Lender

By:	/s/ Scott Neiderheide
Name: Scott Neiderheide
Title: Vice President

Signature Page to Credit Agreement

THE BANK OF NOVA SCOTIA,
as a Lender

By:	/s/ Bradley Walker
Name: Bradley Walker
Title: Director

Signature Page to Credit Agreement

Bank of China, New York Branch,
as a Lender

By:	/s/ Raymond Qiao
Name: Raymond Qiao
Title: Executive Vice President

Signature Page to Credit Agreement

GOLDMAN SACHS BANK USA,
as a Lender

By:	/s/ Ryan Durkin
Name: Ryan Durkin
Title: Authorized Signatory

Signature Page to Credit Agreement

HSBC BANK USA, N.A.,
as a Lender

By:	/s/ Andrew M. Horn
Name: Andrew M. Horn
Title: Director

Signature Page to Credit Agreement

BANCO BRADESCO S.A., NEW YORK BRANCH,
as a Lender

By:	/s/ Márcio Martins Bonilha Neto
Name:	Márcio Martins Bonilha Neto
Title:	347.828.698-33
161.568 – Fabiana Paes de Barros

Signature Page to Credit Agreement

Danske Bank A/S, Finland Branch,
as a Lender

By:	/s/ Juha Saimanpohja
Name: Juha Saimanpohja
Title: Janne Aura

Signature Page to Credit Agreement

FIFTH THIRD BANK,
as a Lender

By:	/s/ Jonathan James
Name: Jonathan James
Title: Managing Director

Signature Page to Credit Agreement

ICICI Bank Limited New York Branch,
as a Lender

By:	/s/ Akashdeep Sarpal
Name: Akashdeep Sarpal
Title: Country Head, USA

Signature Page to Credit Agreement

SHINHAN BANK NEW YORK BRANCH,
as a Lender

By:	/s/ Gyaingsik Woo
Name: Gyaingsik Woo
Title: Deputy General Manager

Signature Page to Credit Agreement

EXHIBIT A-1

to

Credit Agreement

dated as of May 4, 2018

by and among

Owens Corning,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF REVOLVING CREDIT NOTE

REVOLVING CREDIT NOTE

            , 20

FOR VALUE RECEIVED, the undersigned, Owens Corning, a Delaware corporation (the “Borrower”), promises to pay to                          (the “Lender”) and its registered assigns, at the place and times provided in the Credit Agreement referred to below, the principal amount of each Revolving Credit Loan made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of May 4, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Revolving Credit Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. All payments of principal and interest on this Revolving Credit Note shall be payable in the applicable Permitted Currency in immediately available funds to the account designated in the Credit Agreement.

This Revolving Credit Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Revolving Credit Note and on which such Obligations may be declared to be immediately due and payable.

THIS REVOLVING CREDIT NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

The Borrower, to the extent permitted by Applicable Law, hereby waives all requirements as to diligence, presentment, demand of payment, protest and notice of any kind with respect to the delivery, acceptance, performance and enforcement of this Revolving Credit Note, except as otherwise provided in the Credit Agreement.

2

IN WITNESS WHEREOF, the undersigned has executed this Revolving Credit Note as of the day and year first above written.

OWENS CORNING

By:
Name:
Title:

3

EXHIBIT A-2

to

Credit Agreement

dated as of May 4, 2018

by and among

Owens Corning,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF SWINGLINE NOTE

SWINGLINE NOTE

$[50,000,000]	, 20

FOR VALUE RECEIVED, the undersigned, OWENS CORNING, a Delaware corporation (the “Borrower”), promises to pay to [            ] (the “Lender”) and its registered assigns, at the place and times provided in the Credit Agreement referred to below, the principal sum of [FIFTY MILLION AND NO/100 DOLLARS $50,000,000] or, if less, the principal amount of all Swingline Loans made by the Lender from time to time pursuant to that certain Credit Agreement, dated as of May 4, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”) by and among the Borrower, the Lenders who are or may become a party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

The unpaid principal amount of this Swingline Note from time to time outstanding is subject to mandatory repayment from time to time as provided in the Credit Agreement and shall bear interest as provided in Section 4.1 of the Credit Agreement. Swingline Loans refunded by the Lenders in accordance with Section 2.2(b) of the Credit Agreement shall be payable by the Borrower as Revolving Credit Loans pursuant to the Revolving Credit Notes, and shall not be payable under this Swingline Note as Swingline Loans. All payments of principal and interest on this Swingline Note shall be payable in lawful currency of the United States in immediately available funds to the account designated in the Credit Agreement.

This Swingline Note is entitled to the benefits of, and evidences Obligations incurred under, the Credit Agreement, to which reference is made for a statement of the terms and conditions on which the Borrower is permitted and required to make prepayments and repayments of principal of the Obligations evidenced by this Swingline Note and on which such Obligations may be declared to be immediately due and payable.

THIS SWINGLINE NOTE SHALL BE GOVERNED BY, CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK.

The Borrower, to the extent permitted by Applicable Law, hereby waives all requirements as to diligence, presentment, demand of payment, protest and notice of any kind with respect to the delivery, acceptance, performance and enforcement of this Swingline Note, except as otherwise provided in the Credit Agreement.

2

IN WITNESS WHEREOF, the undersigned has executed this Swingline Note as of the day and year first above written.

OWENS CORNING

By:
Name:
Title:

3

EXHIBIT B

to

Credit Agreement

dated as of May 4, 2018

by and among

Owens Corning,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF BORROWING

NOTICE OF BORROWING

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Ladies and Gentlemen:

This irrevocable Notice of Borrowing is delivered to you pursuant to Section 2.3 of the Credit Agreement dated as of May 4, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Owens Corning, a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Borrower hereby requests that the Lenders make [a Revolving Credit Loan][a Swingline Loan] to the [Borrower] in the aggregate principal amount of                  to be denominated in [Permitted Currency][Dollars].1

2. The Borrower hereby requests that such Loan be made on the following Business Day:                                     .2

3. The Borrower hereby requests that such Loan bear interest at the following interest rate, plus the Applicable Margin, as set forth below:

Component of Loan	Interest Rate	Interest Period (LIBOR Rate only)	Termination Date for Interest Period (if applicable)
[Base Rate or LIBOR Rate][3]

[1]	Complete with the applicable currency in which such Loan is denominated and the applicable amount in accordance with Section 2.3 of the Credit Agreement.
[2]	Complete with a Business Day in accordance with Section 2.3 of the Credit Agreement for Revolving Credit Loans or Swingline Loans.
[3]

Complete with (i) the Base Rate or the LIBOR Rate for Revolving Credit Loans denominated in Dollars, (ii) LIBOR Rate for Alternative Currency Revolving Credit Loans or (iii) the Base Rate for Swingline Loans.

4. All of the conditions precedent applicable to the Loan requested herein as set forth in Section 5.2 of the Credit Agreement have been satisfied as of the date hereof and will remain satisfied on the date of such Loan.

5. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Borrowing as of the day and year first written above.

OWENS CORNING

By:
Name:
Title:

B-2

EXHIBIT C

to

Credit Agreement

dated as of May 4, 2018

by and among

Owens Corning,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF ACCOUNT DESIGNATION

NOTICE OF ACCOUNT DESIGNATION

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Ladies and Gentlemen:

This Notice of Account Designation is delivered to you pursuant to Section 2.3(b) of the Credit Agreement dated as of May 4, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Owens Corning, a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Administrative Agent is hereby authorized to disburse Loan proceeds to the Borrower into the applicable account set forth on the attached Schedule 1.

2. This authorization shall remain in effect until revoked or until a subsequent Notice of Account Designation is provided to the Administrative Agent.

3. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Account Designation as of the day and year first written above.

OWENS CORNING

By:
Name:
Title:

Schedule 1

to

Notice of Account Designation

Currency	Bank Name	ABA Routing Number	Account Number	Bank Location
Dollars

EXHIBIT D

to

Credit Agreement

dated as of May 4, 2018

by and among

Owens Corning,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF PREPAYMENT

NOTICE OF PREPAYMENT

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Ladies and Gentlemen:

The undersigned, Owens Corning, a Delaware corporation (the “Borrower”), provides [an irrevocable] [a]1 Notice of Prepayment delivered to you pursuant to Section 2.4(c) of the Credit Agreement dated as of May 4, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Borrower hereby provides notice to the Administrative Agent that it shall repay the following [Base Rate Loans] and/or [LIBOR Rate Loans] denominated in:                         .2

2. The Loan to be prepaid is a [check each applicable box]

☐ Swingline Loan (amount to be prepaid                         )

☐ Revolving Credit Loan denominated in Dollars (amount to be prepaid                         )

☐ Alternative Currency Revolving Credit Loan (amount to be prepaid                         )

3. The Borrower shall repay the above-referenced Loans on the following Business Day:                         .3

[1]

In accordance with Section 2.4(c) this notice may be revocable in the case of repayment in full of all of the Obligations, whereby the notice may be conditioned upon the effectiveness of a new financing.

[2]	Complete with the applicable currency in which such Loan is denominated and the applicable amount in accordance with Section 2.4(c) of the Credit Agreement.
[3]

Complete with a date no earlier than (i) the same Business Day as of the date of this Notice of Prepayment with respect to any Swingline Loan or Base Rate Loan, (ii) three (3) Business Days subsequent to date of this Notice of Prepayment with respect to any LIBOR Rate Loan denominated in Dollars and (iii) four (4) Business Days subsequent to date of this Notice of Prepayment with respect to any Alternative Currency Revolving Credit Loan.

4. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Notice of Prepayment as of the day and year first written above.

OWENS CORNING

By:
Name:
Title:

EXHIBIT E

to

Credit Agreement

dated as of May 4, 2018

by and among

Owens Corning,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF NOTICE OF CONVERSION/CONTINUATION

NOTICE OF CONVERSION/CONTINUATION

Dated as of:

Wells Fargo Bank, National Association,

as Administrative Agent

MAC D1109-019

1525 West W.T. Harris Blvd.

Charlotte, NC 28262

Attention of: Syndication Agency Services

Ladies and Gentlemen:

This Notice of Conversion/Continuation (this “Notice”) is delivered to you pursuant to Section 4.2 of the Credit Agreement dated as of May 4, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among Owens Corning, a Delaware corporation (the “Borrower”), the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent.

1. The Loan to which this Notice relates is a Revolving Credit Loan.

2. This Notice is submitted for the purpose of:1

☐	Converting all or a portion of a Base Rate Loan into a LIBOR Rate Loan in Dollars.

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The principal amount of such Loan to be converted is $ .

(c)	The requested effective date of the conversion of such Loan is .[2]

(d)	The requested Interest Period applicable to the converted Loan is .

[1]	Check one and complete applicable information in accordance with the Credit Agreement.
[2]	Complete with a Business Day.

☐	Converting a portion of LIBOR Rate Loan denominated in Dollars into a Base Rate Loan in Dollars.

(a)	The aggregate outstanding principal balance of such Loan is $ .

(b)	The last day of the current Interest Period for such Loan is .

(c)	The principal amount of such Loan to be converted is $ .

(d)	The requested effective date of the conversion of such Loan is .[3]

☐	Continuing all or a portion of a LIBOR Rate Loan as a LIBOR Rate Loan in the same Permitted Currency.

(a)	The aggregate outstanding principal balance of such Loan is .[4]

(b)	The last day of the current Interest Period for such Loan is .

(c)	The principal amount of such Loan to be continued is .[5]

(d)	The requested effective date of the continuation of such Loan is .[6]

(e)	The requested Interest Period applicable to the continued Loan is .

3. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

[Signature Page Follows]

[3]	Complete with a Business Day.
[4]	Insert amount in the applicable Permitted Currency.
[5]	Insert amount in the applicable Permitted Currency.
[6]	Complete with a Business Day.

IN WITNESS WHEREOF, the undersigned has executed this Notice of Conversion/Continuation as of the day and year first written above.

OWENS CORNING

By:
Name:
Title:

EXHIBIT F

to

Credit Agreement

dated as of May 4, 2018

by and among

Owens Corning,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF OFFICER’S COMPLIANCE CERTIFICATE

OFFICER’S COMPLIANCE CERTIFICATE

The undersigned, on behalf of OWENS CORNING, a corporation organized under the laws of Delaware (the “Borrower”), hereby certifies, solely in her/his capacity as a Responsible Officer and not in any individual capacity and without personal liability, to the Administrative Agent and the Lenders, each as defined in the Credit Agreement referred to below, as follows:

1. This certificate is delivered to you pursuant to Section 7.1(d) of the Credit Agreement dated as of May 4, 2018 (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), by and among the Borrower, the lenders who are or may become party thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent. Capitalized terms used herein and not defined herein shall have the meanings assigned thereto in the Credit Agreement.

2. The financial statements of the Borrower and its Subsidiaries dated as of                      and for the                      period[s] then ended fairly present in all material respects the financial condition of the Borrower and its Subsidiaries as of the dates indicated and the results of their operations and cash flows for the period[s] indicated.

3. To my knowledge, no Default or an Event of Default has occurred and is continuing as at the date of this certificate [except, for such conditions or events set forth on Schedule 1 hereto, which includes a description of the nature and period of existence thereof and what action the Borrower has taken, is taking and proposes to take with respect thereto].

4. To my knowledge, the Borrower and its Subsidiaries are in compliance with the financial covenants contained in Sections 8.7 and 8.8 of the Credit Agreement as shown on such Schedule 2 for the period covered by this certificate.

[Signature Page Follows]

WITNESS the following signature as of the day and year first written above.

OWENS CORNING

By:
Name:
	Title:	[Chief Financial Officer / Treasurer / other financial officer (including Controller)]

[Schedule 1]

Schedule 2

to

Officer’s Compliance Certificate

Ratio of Consolidated EBITDA to Consolidated Interest Expense, Section 8.7

a.	Consolidated EBITDA for the 12 month period ended on [ , ][1] $

b.	Consolidated Interest Expense for the 12 month period ended on [ , ][2] $

c.	Ratio of Consolidated EBITDA to Consolidated Interest Expense (ratio of a to b) : 1.00

d.	Minimum permitted ratio 2.25:1.00

Ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization, Section 8.8

a.	Consolidated Total Indebtedness as at the end of the fiscal quarter ended on [ , ][3] $

b.	Consolidated Total Capitalization as at the end of the fiscal quarter ended on [ , ][4] $

c.	Ratio of Consolidated Total Indebtedness to Consolidated Total Capitalization (ratio of a to b) : 1.00

d.	Maximum permitted ratio 0.60:1.00

[1]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA for the Test Period.
[2]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated Interest Expense for the Test Period.
[3]	Attach hereto in reasonable detail the calculations required to arrive at Consolidated Total Indebtedness on such date.
[4]

Attach hereto in reasonable detail the calculations required to arrive at Consolidated Total Capitalization on such date; provided, that Consolidated Net Worth used in calculating Consolidated Total Capitalization shall be adjusted in accordance with Section 8.8.

EXHIBIT G

to

Credit Agreement

dated as of May 4, 2018

by and among

Owens Corning,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF ASSIGNMENT AND ASSUMPTION

ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [INSERT NAME OF ASSIGNOR] (the “Assignor”) and the parties identified on the Schedules hereto and [the] [each]1 Assignee identified on the Schedules hereto as “Assignee” or as “Assignees” (collectively, the “Assignees” and each an “Assignee”). [It is understood and agreed that the rights and obligations of [the Assignees]2 hereunder are several and not joint.]3 Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by [the] [each] Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to [the Assignee] [the respective Assignees], and [the] [each] Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below (including, without limitation, any letters of credit, guarantees, and swingline loans included in such facilities) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned to [the] [any] Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as, [the] [an] “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:	[INSERT NAME OF ASSIGNOR]

2.	Assignee(s):	[INSERT NAME OF ASSIGNEE(S)]

[1]

For bracketed language here and elsewhere in this form relating to the Assignee(s), if the assignment is to a single Assignee, choose the first bracketed language. If the assignment is to multiple Assignees, choose the second bracketed language.

[2]	Select as appropriate.
[3]	Include bracketed language if there are either multiple Assignors or multiple Assignees.

3.	Borrower:	Owens Corning

4.	Administrative Agent:	Wells Fargo Bank, National Association, as the Administrative Agent under the Credit Agreement

5.	Credit Agreement:

The Credit Agreement dated as of May 4, 2018 among Owens Corning, as Borrower, the Lenders parties thereto, as Lenders, and Wells Fargo Bank, National Association, as Administrative Agent (as amended, restated, supplemented or otherwise modified)

6.	Assigned Interest:	See Schedules attached hereto

[7.	Trade Date:	][4]

[Remainder of Page Intentionally Left Blank]

[4]	To be completed if the Assignor and the Assignees intend that the minimum assignment amount is to be determined as of the Trade Date.

Effective Date:                , 20         [TO BE INSERTED BY THE ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR
[NAME OF ASSIGNOR]

By:
Title:

ASSIGNEES

See Schedules attached hereto

[Consented to and][5] Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, a Swingline Lender and an Issuing Lender

By
Title:

[Consented to:][6]

OWENS CORNING

By
Title:

[5]	To be added only if the consent of the Administrative Agent and/or the Swingline Lender and Current Issuing Lender is required by the terms of the Credit Agreement.
[6]	To be added only if the consent of the Borrower is required by the terms of the Credit Agreement.

SCHEDULE 1

To Assignment and Assumption

By its execution of this Schedule, the Assignee agrees to the terms set forth in the attached Assignment and Assumption.

Assigned Interests:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders[7]	Amount of Commitment/ Loans Assigned[8]	Percentage Assigned of Commitment/ Loans[9]	CUSIP Number
Revolving Credit Facility	$	$	%

[NAME OF ASSIGNEE][10]
[and is an Affiliate/Approved Fund of [identify Lender]11]

By:
Title:

[7]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[8]	Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.
[9]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.
[10]	Add additional signature blocks, as needed.
[11]	Select as applicable.

ANNEX 1

to Assignment and Assumption

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1. Representations and Warranties.

1.1 Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee[s]. [The] [Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 11.9 of the Credit Agreement (subject to such consents, if any, as may be required under Section 11.9(b)(iii) of the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the] [the relevant] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent, or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase [the] [such] Assigned Interest and (vii) attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, [the] [any] the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan

Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the] [each] Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to [the] [the relevant] Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, construed and enforced in accordance with, the law of the State of New York.

EXHIBIT H

to

Credit Agreement

dated as of May 4, 2018

by and among

Owens Corning,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF SUBSIDIARY GUARANTY AGREEMENT

SUBSIDIARY GUARANTY AGREEMENT

SUBSIDIARY GUARANTY AGREEMENT (as amended, modified, restated and/or supplemented from time to time, this “Guaranty”), dated as of [            ,             ], made by and among each of the undersigned guarantors (each, a “Guarantor” and, together with any other entity that becomes a guarantor hereunder pursuant to Section 22 hereof, collectively, the “Guarantors”) in favor of WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (together with any successor administrative agent, the “Administrative Agent”), for the benefit of the Guaranteed Creditors (as defined below). Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.

W I T N E S S E T H :

WHEREAS, Owens Corning, a Delaware corporation (the “Borrower”), the lenders from time to time party thereto and the Administrative Agent, entered into that certain Credit Agreement dated as of May 4, 2018, (as amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”) providing for the making of Loans to, and the issuance of, and participation in, Letters of Credit for the account of the Borrower, all as contemplated therein (the Lenders, each Issuing Lender, the Administrative Agent and the Joint Lead Arrangers are herein called the “Lender Creditors”);

WHEREAS, the Borrower and/or any Guarantor may at any time and from time to time enter into one or more Interest Rate Protection Agreements and/or Other Hedging Agreements with one or more Lenders or any affiliate thereof (each such Lender or affiliate, even if the respective Lender subsequently ceases to be a Lender under the Credit Agreement for any reason, together with such Lender’s or affiliate’s successors and assigns, if any, collectively, the “Other Creditors” and, together with the Lender Creditors, the “Guaranteed Creditors”, with each such Interest Rate Protection Agreement and/or Other Hedging Agreement with an Other Creditor being herein called a “Guaranteed Hedging Agreement”);

WHEREAS, each Guarantor is a direct or indirect Subsidiary of the Borrower;

WHEREAS, each Guarantor will obtain benefits from the incurrence of Loans by the Borrower and the issuance of, and participation in, Letters of Credit for the account of the Borrower under the Credit Agreement and the entering into by any Borrower and/or any Guarantor of Guaranteed Hedging Agreements and, accordingly, desires to execute this Guaranty in order to to induce the Lenders to make Loans to the Borrower and issue, and/or participate in, Letters of Credit for the account of the Borrower and the Other Creditors to enter into Guaranteed Hedging Agreements with the Borrower and/or any Guarantor;

NOW THEREFORE, for the reasons set forth above, for and in consideration of the premises and mutual covenants herein contained, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, each Guarantor, intending to be legally bound, does hereby covenant and agree as follows:

GUARANTY. Each Guarantor, jointly and severally, irrevocably, absolutely and unconditionally guarantees as a primary obligor and not merely as surety:

to the Lender Creditors the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of (x) the principal of, premium, if any, and interest on the Notes issued by, and the Loans made to, the Borrower under the Credit Agreement, and all L/C Obligations with respect to Letters of Credit and (y) all other obligations (including, without limitation, obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness owing by the Borrower to the Lender Creditors under each Loan Document to which the Borrower is a party (including, without limitation, indemnities, fees and interest thereon (including, without limitation, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the Credit Agreement, whether or not such interest is an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with each such Loan Document and the due performance and compliance by the Borrower with all of the terms, conditions, covenants and agreements contained in all such Loan Documents (all such principal, premium, interest, liabilities, indebtedness and obligations under this clause (i), except to the extent consisting of obligations or liabilities with respect to Guaranteed Hedging Agreements, being herein collectively called the “Loan Document Obligations”); and

to each Other Creditor the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of all obligations (including, without limitation, obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness (including, without limitation, any interest accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in the respective Guaranteed Hedging Agreements, whether or not such interest is an allowed claim in any such proceeding) owing by the Borrower and each other Guaranteed Party under each Guaranteed Hedging Agreement to which it is a party, whether now in existence or hereafter arising, and the due performance and compliance by each Borrower and each such other Guaranteed Party with all of the terms, conditions, covenants and agreements contained therein (all such obligations, liabilities and indebtedness being herein collectively called the “Other Obligations”, and together with the Loan Document Obligations are herein collectively called the “Guaranteed Obligations”).

As used herein, the term “Guaranteed Party” shall mean the Borrower and each Guarantor party to any Guaranteed Hedging Agreement. Each Guarantor understands, agrees and confirms that the Guaranteed Creditors may enforce this Guaranty up to the full amount of the Guaranteed

Obligations against such Guarantor without proceeding against any other Guarantor, any Borrower or any other Guaranteed Party, or against any security for the Guaranteed Obligations, or under any other guaranty covering all or a portion of the Guaranteed Obligations. This Guaranty is a guaranty of prompt payment and performance and not of collection.

LIABILITY OF GUARANTORS ABSOLUTE. The liability of each Guarantor hereunder is primary, absolute, joint and several, and unconditional and is exclusive and independent of any security for or other guaranty of the indebtedness of the Borrower or any other Guaranteed Party whether executed by such Guarantor, any other Guarantor, any other guarantor or by any other party, and the liability of each Guarantor hereunder shall not be affected or impaired by any circumstance or occurrence whatsoever, including, without limitation: (a) any direction as to application of payment by the Borrower, any other Guaranteed Party or any other party, (b) any other continuing or other guaranty, undertaking or maximum liability of a Guarantor or of any other party as to the Guaranteed Obligations, (c) any payment on or in reduction of any such other guaranty or undertaking, (d) any dissolution, termination or increase, decrease or change in personnel by the Borrower or any other Guaranteed Party, (e) the failure of the Guarantor to receive any benefit from or as a result of its execution, delivery and performance of this Guaranty, (f) any action or inaction by the Guaranteed Creditors as contemplated in Section 5 hereof or (g) any invalidity, rescission, irregularity or unenforceability of all or any part of the Guaranteed Obligations or of any security therefor.

OBLIGATIONS OF GUARANTORS INDEPENDENT. The obligations of each Guarantor hereunder are independent of the obligations of any other Guarantor, any other guarantor, the Borrower or any other Guaranteed Party, and a separate action or actions may be brought and prosecuted against each Guarantor whether or not action is brought against any other Guarantor, any other guarantor, the Borrower or any other Guaranteed Party and whether or not any other Guarantor, any other guarantor, the Borrower or any other Guaranteed Party be joined in any such action or actions. Each Guarantor waives (to the fullest extent permitted by Applicable Law) the benefits of any statute of limitations affecting its liability hereunder or the enforcement thereof.

WAIVERS BY GUARANTORS. Each Guarantor hereby waives (to the fullest extent permitted by Applicable Law) notice of acceptance of this Guaranty and notice of the existence, creation or incurrence of any new or additional liability to which it may apply, and waives promptness, diligence, presentment, demand of payment, demand for performance, protest, notice of dishonor or nonpayment of any such liabilities, suit or taking of other action by the Administrative Agent or any other Guaranteed Creditor against, and any other notice to, any party liable thereon (including such Guarantor, any other Guarantor, any other guarantor, the Borrower or any other Guaranteed Party) and each Guarantor further hereby waives (to the fullest extent permitted by Applicable Law) any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice or proof of reliance by any Guaranteed Creditor upon this Guaranty, and the Guaranteed Obligations shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended, modified, supplemented or waived, in reliance upon this Guaranty.

Each Guarantor waives (to the fullest extent permitted by Applicable Law) any right to require the Guaranteed Creditors to:

(a) proceed against the Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; (ii) proceed against or exhaust any security held from the Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party; or (iii) pursue any other remedy in the Guaranteed Creditors’ power whatsoever. To the fullest extent permitted by Applicable Law, each Guarantor waives any defense based on or arising out of any defense of the Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party other than payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations not then due), including, without limitation, any defense based on or arising out of the disability of the Borrower, any other Guaranteed Party, any other Guarantor, any other guarantor of the Guaranteed Obligations or any other party, or the unenforceability of the Guaranteed Obligations or any part thereof from any cause, or the cessation from any cause of the liability of the Borrower or any other Guaranteed Party other than payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations not then due).

(b) Each Guarantor has knowledge and assumes all responsibility for being and keeping itself informed of the Borrower’s, each other Guaranteed Party’s and each other Guarantor’s financial condition, affairs and assets, and of all other circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations and the nature, scope and extent of the risks which such Guarantor assumes and incurs hereunder, and has adequate means to obtain from the Borrower, each other Guaranteed Party and each other Guarantor on an ongoing basis information relating thereto and the Borrower’s, each other Guaranteed Party’s and each other Guarantor’s ability to pay and perform its respective Guaranteed Obligations, and agrees to assume the responsibility for keeping, and to keep, so informed for so long as this Guaranty is in effect. Each Guarantor acknowledges and agrees that (x) the Guaranteed Creditors shall have no obligation to investigate the financial condition or affairs of the Borrower, any other Guaranteed Party or any other Guarantor for the benefit of such Guarantor nor to advise such Guarantor of any fact respecting, or any change in, the financial condition, assets or affairs of the Borrower, any other Guaranteed Party or any other Guarantor that might become known to any Guaranteed Creditor at any time, whether or not such Guaranteed Creditor knows or believes or has reason to know or believe that any such fact or change is unknown to such Guarantor, or might (or does) increase the risk of such Guarantor as guarantor hereunder, or might (or would) affect the willingness of such Guarantor to continue as a guarantor of the Guaranteed Obligations hereunder and (y) the Guaranteed Creditors shall have no duty to advise any Guarantor of information known to them regarding any of the aforementioned circumstances or risks.

(c) Each Guarantor hereby acknowledges and agrees that no Guaranteed Creditor nor any other Person shall be under any obligation (a) to marshal any assets in favor of such Guarantor or in payment of any or all of the liabilities of any Guaranteed Party under the Loan Documents or the obligation of such Guarantor hereunder or (b) to pursue any other remedy that such Guarantor may or may not be able to pursue itself any right to which such Guarantor hereby waives.

(d) Each Guarantor warrants and agrees that each of the waivers set forth in Section 3 and in this Section 4 is made with full knowledge of its significance and consequences and that if any of such waivers are determined to be contrary to any applicable law or public policy, such waivers shall be effective only to the maximum extent permitted by applicable law.

RIGHTS OF GUARANTEED CREDITORS. Subject to Section 4, any Guaranteed Creditor may (except as shall be required by applicable statute and cannot be waived) at any time and from time to time without the consent of, or notice to, any Guarantor, without incurring responsibility to such Guarantor, without impairing or releasing the obligations or liabilities of such Guarantor hereunder, upon or without any terms or conditions and in whole or in part:

change the manner, place or terms of payment of, and/or change, increase or extend the time of payment of, renew, increase, accelerate or alter, any of the Guaranteed Obligations (including, without limitation, any increase or decrease in the rate of interest thereon or the principal amount thereof), any security therefor, or any liability incurred directly or indirectly in respect thereof, and the guaranty herein made shall apply to the Guaranteed Obligations as so changed, extended, increased, accelerated, renewed or altered;

take and hold security for the payment of the Guaranteed Obligations and sell, exchange, release, surrender, impair, realize upon or otherwise deal with in any manner and in any order any property or other collateral by whomsoever at any time pledged or mortgaged to secure, or howsoever securing, the Guaranteed Obligations or any liabilities (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and/or any offset thereagainst;

exercise or refrain from exercising any rights against any Borrower, any other Guaranteed Party, any other Credit Party, any Subsidiary thereof, any other guarantor of any Borrower or others or otherwise act or refrain from acting;

release or substitute any one or more endorsers, Guarantors, other guarantors, any Borrower, any other Guaranteed Party or other obligors;

settle or compromise any of the Guaranteed Obligations, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of the Borrower or any other Guaranteed Party to creditors of such Borrower or such other Guaranteed Party other than the Guaranteed Creditors;

apply any sums by whomsoever paid or howsoever realized to any liability or liabilities of the Borrower or any other Guaranteed Party to the Guaranteed Creditors regardless of what liabilities of such Borrower or such other Guaranteed Party remain unpaid;

consent to or waive any breach of, or any act, omission or default under, any of the Guaranteed Hedging Agreements, the Loan Documents or any of the instruments or agreements referred to therein, or otherwise amend, modify or supplement, to the fullest extent permitted under applicable law, any of the Guaranteed Hedging Agreements, the Loan Documents or any of such other instruments or agreements;

act or fail to act in any manner, which may deprive such Guarantor of its right to subrogation against any Borrower or any other Guaranteed Party to recover full indemnity for any payments made pursuant to this Guaranty; and/or take any other action or omit to take any other action, which would, under otherwise applicable principles of common law, give rise to a legal or equitable discharge of such Guarantor from its liabilities under this Guaranty (including, without limitation, any action or omission whatsoever that might otherwise vary the risk of such Guarantor or constitute a legal or equitable defense to or discharge of the liabilities of a guarantor or surety or that might otherwise limit recourse against such Guarantor).

To the fullest extent permitted under Applicable Law, no invalidity, illegality, irregularity or unenforceability of all or any part of the Guaranteed Obligations, the Loan Documents or any other agreement or instrument relating to the Guaranteed Obligations or of any security or guarantee therefor shall affect, impair or be a defense to this Guaranty, and this Guaranty shall be primary, absolute and unconditional notwithstanding the occurrence of any event or the existence of any other circumstances which might constitute a legal or equitable discharge of a surety or guarantor except payment in full in cash of the Guaranteed Obligations (other than contingent indemnification obligations not then due).

CONTINUING GUARANTY. This Guaranty is a continuing one and all liabilities to which it applies or may apply under the terms hereof shall be conclusively presumed to have been created in reliance hereon. No failure or delay on the part of any Guaranteed Creditor in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein expressly specified are cumulative and not exclusive of any rights or remedies which any Guaranteed Creditor would otherwise have. No notice to or demand on any Guarantor in any case shall entitle such Guarantor to any other further notice or demand in similar or other circumstances or constitute a waiver of the rights of any Guaranteed Creditor to any other or further action in any circumstances without notice or demand. It is not necessary for any Guaranteed Creditor to inquire into the capacity or powers of the Borrower or any other Guaranteed Party or the officers, directors, partners or agents acting or purporting to act on its or their behalf, and any indebtedness made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.

SUBROGATION. Each Guarantor hereby agrees with the Guaranteed Creditors that it will not exercise any right of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the Bankruptcy Code or otherwise) until all Guaranteed Obligations (other than contingent indemnification obligations not then due) have been irrevocably paid in full in cash; provided, that if any amount shall be paid to such Guarantor on account of such subrogation rights at any time prior to the irrevocable payment in full in cash of all the Guaranteed Obligations (other than contingent indemnification obligations not then due), such amount shall be held in trust for the benefit of the Guaranteed Creditors and shall forthwith be paid to the Guaranteed Creditors to be credited and applied upon the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms of the Loan Documents.

GUARANTY ENFORCEABLE BY ADMINISTRATIVE AGENT. Notwithstanding anything to the contrary contained elsewhere in this Guaranty, the Guaranteed Creditors agree (by their acceptance of the benefits of this Guaranty) that this Guaranty may be enforced only by the action of the Administrative Agent acting upon the instructions of the Required Lenders and that no other Guaranteed Creditor shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Administrative Agent for the benefit of the Guaranteed Creditors upon the terms of this Guaranty. The Guaranteed Creditors further agree that this Guaranty may not be enforced against any director, officer, employee, partner, member or stockholder of any Guarantor (except to the extent such partner, member or stockholder is also a Guarantor hereunder). It is understood and agreed that the agreement in this Section 8 is among and solely for the benefit of the Guaranteed Creditors and that, if the Required Lenders (or, after the date on which all Loan Document Obligations have been paid in full, the holders of at least a majority of the outstanding Other Obligations) so agree (without requiring the consent of any Guarantor), this Guaranty may be directly enforced by any Guaranteed Creditor.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF GUARANTORS. In order to induce the Lenders to make Loans to the Borrower, and issue Letters of Credit for the account of the Borrower, in each case, pursuant to the Credit Agreement, and in order to induce the Other Creditors to execute, deliver and perform the Guaranteed Hedging Agreements to which they are a party, each Guarantor represents and warrants as to itself (and the Loan Documents to which it is a party), that all representations and warranties relating to it (and the Loan Documents to which it is a party) in the Credit Agreement are true and correct.

EXPENSES. The Guarantors hereby jointly and severally hereby agree to reimburse the Administrative Agent and the Lenders for costs and expenses to the same extent as the Borrower is required to do so under Section 11.3(a) of the Credit Agreement, which section is incorporated herein by reference, mutatis mutandis, and the Guarantors hereby agree to be bound by such terms.

BENEFIT AND BINDING EFFECT. This Guaranty shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of the Guaranteed Creditors and their successors and permitted assigns.

AMENDMENTS; WAIVERS. Neither this Guaranty nor any provision hereof may be changed, waived, discharged or terminated except with the written consent of each Guarantor directly affected thereby (it being understood that the addition, termination or release of any Guarantor hereunder shall not constitute a change, waiver, discharge or termination affecting any Guarantor other than the Guarantor so added, terminated or released) and with the written consent of the Required Lenders or, to the extent required by Section 11.2 of the Credit Agreement, of each Lender at all times prior to the time at which all Loan Document Obligations (other than contingent indemnification obligations not then due) have been paid in full.

SET OFF. In addition to any rights now or hereafter granted under Applicable Law (including, without limitation, Section 151 of the New York Debtor and Creditor Law) and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, each Guaranteed Creditor is hereby authorized, at any time or from time to time, to the fullest extent permitted by Applicable Law, to set off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by such Guaranteed Creditor to or for the credit or the account of such Guarantor, against and on account of the obligations and liabilities of such Guarantor to such Guaranteed Creditor under this Guaranty, irrespective of whether or not such Guaranteed Creditor shall have made any demand hereunder and although said obligations, liabilities, deposits or claims, or any of them, shall be contingent or unmatured. Each Guaranteed Creditor (by its acceptance of the benefits hereof) acknowledges and agrees that the provisions of this Section 13 are subject to the sharing provisions set forth in Section 4.6 of the Credit Agreement.

NOTICE. All notices, requests and other communications hereunder shall be in writing and shall be given as provided in the Credit Agreement with any notices to a Guarantor to be deemed validly given if provided to the Borrower.

REINSTATEMENT. The Guaranteed Obligations shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of any Person in respect of the Guaranteed Obligations is rescinded or must otherwise be restored or repaid by any Guaranteed Creditor, whether as a result of any proceedings in bankruptcy or reorganization or otherwise.

Governing Law; Jurisdiction, WAIVER OF JURY TRIAL, Etc.

Governing Law. This Guaranty, unless expressly set forth therein, shall be governed by, construed and enforced in accordance with, the law of the State of New York.

Submission to Jurisdiction. Each Guarantor irrevocably and unconditionally submits, for itself and its property, to the nonexclusive jurisdiction of the courts of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Guaranty or any other Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York state court or, to the fullest extent permitted by Applicable Law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Guaranty or in any other Loan Document shall affect any right that the Administrative Agent, any Lender or the Issuing Lender

may otherwise have to bring any action or proceeding relating to this Guaranty or any other Loan Document against any Guarantor or its properties in the courts of any jurisdiction.

Waiver of Venue. Each Guarantor irrevocably and unconditionally waives, to the fullest extent permitted by Applicable Law, any objection that it may now or hereafter have to the laying of venue of any action or proceeding arising out of or relating to this Guaranty or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by Applicable Law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

Service of Process. Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 11.1 of the Credit Agreement. Nothing in this Agreement will affect the right of any party hereto to serve process in any other manner permitted by Applicable Law.

Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS GUARANTY OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

RELEASE OF GUARANTORS.

Each applicable Guarantor shall automatically be released from its obligations under this Guaranty as and when provided in Section 7.12(b) of the Credit Agreement.

If all Equity Interests of a Guarantor shall be sold, transferred or otherwise disposed of or liquidated in a transaction permitted by the Loan Documents or such sale, transfer, other disposition or liquidation has been approved in writing by the Required Lenders (or all Lenders if required by Section 11.2 of the Credit Agreement), then immediately upon the occurrence of such disposition or liquidation, such Guarantor automatically shall be released from its obligations hereunder.

In connection with such release the Administrative Agent shall execute and deliver to such Guarantor or such Guarantor’s designee, at the Borrower’s and such

Guarantor’s sole cost and expense, any document or instrument which such Guarantor shall reasonably request to evidence such release.

CONTRIBUTION. At any time a payment in respect of the Guaranteed Obligations is made under this Guaranty, the right of contribution of each Guarantor against each other Guarantor shall be determined as provided in the immediately following sentence, with the right of contribution of each Guarantor to be revised and restated as of each date on which a payment (a “Relevant Payment”) is made on the Guaranteed Obligations under this Guaranty. At any time that a Relevant Payment is made by a Guarantor that results in the aggregate payments made by such Guarantor in respect of the Guaranteed Obligations to and including the date of the Relevant Payment exceeding such Guarantor’s Contribution Percentage (as defined below) of the aggregate payments made by all Guarantors in respect of the Guaranteed Obligations to and including the date of the Relevant Payment (such excess, the “Aggregate Excess Amount”), each such Guarantor shall have a right of contribution against each other Guarantor who has made payments in respect of the Guaranteed Obligations to and including the date of the Relevant Payment in an aggregate amount less than such other Guarantor’s Contribution Percentage of the aggregate payments made to and including the date of the Relevant Payment by all Guarantors in respect of the Guaranteed Obligations (the aggregate amount of such deficit, the “Aggregate Deficit Amount”) in an amount equal to (x) a fraction the numerator of which is the Aggregate Excess Amount of such Guarantor and the denominator of which is the Aggregate Excess Amount of all Guarantors multiplied by (y) the Aggregate Deficit Amount of such other Guarantor. A Guarantor’s right of contribution pursuant to the preceding sentences shall arise at the time of each computation, subject to adjustment to the time of each computation; provided that no Guarantor may take any action to enforce such right until the Guaranteed Obligations have been irrevocably paid in full in cash and the Revolving Credit Commitment and all Letters of Credit have been terminated, it being expressly recognized and agreed by all parties hereto that any Guarantor’s right of contribution arising pursuant to this Section 18 against any other Guarantor shall be expressly junior and subordinate to such other Guarantor’s obligations and liabilities in respect of the Guaranteed Obligations and any other obligations owing under this Guaranty. As used in this Section 18: (i) each Guarantor’s “Contribution Percentage” shall mean the percentage obtained by dividing (x) the Adjusted Net Worth (as defined below) of such Guarantor by (y) the aggregate Adjusted Net Worth of all Guarantors; (ii) the “Adjusted Net Worth” of each Guarantor shall mean the greater of (x) the Net Worth (as defined below) of such Guarantor and (y) zero; and (iii) the “Net Worth” of each Guarantor shall mean the amount by which the fair saleable value of such Guarantor’s assets on the date of any Relevant Payment exceeds its existing debts and other liabilities (including contingent liabilities, but without giving effect to any Guaranteed Obligations arising under this Guaranty on such date). Notwithstanding anything to the contrary contained above, any Guarantor that is released from this Guaranty pursuant to Section 17 hereof shall thereafter have no contribution obligations, or rights, pursuant to this Section 18, and at the time of any such release, if the released Guarantor had an Aggregate Excess Amount or an Aggregate Deficit Amount, same shall be deemed reduced to $0, and the contribution rights and obligations of the remaining Guarantors shall be recalculated on the respective date of release (as otherwise provided above) based on the payments made hereunder by the remaining Guarantors. All parties hereto recognize and agree that, except for any right of contribution arising pursuant to this Section 18, each Guarantor who makes any payment in respect of the Guaranteed Obligations shall have no right of contribution or subrogation against any other Guarantor in respect of such payment until all of the Guaranteed Obligations (other than contingent indemnification obligations not then due) have been irrevocably paid in full in cash. Each of the Guarantors recognizes and acknowledges that the rights to contribution arising hereunder shall constitute an asset in favor of the party entitled to such contribution. In this connection, each Guarantor has the right to waive its contribution right against any Guarantor to the extent that after giving effect to such waiver such Guarantor would remain solvent, in the determination of the Required Lenders.

LIMITATION ON GUARANTEED OBLIGATIONS. Each Guarantor and each Guaranteed Creditor (by its acceptance of the benefits of this Guaranty) hereby confirms that it is its intention that this Guaranty not constitute a fraudulent transfer or conveyance for purposes of the Bankruptcy Code, the Uniform Fraudulent Conveyance Act of any similar Federal or state law. To effectuate the foregoing intention, each Guarantor and each Guaranteed Creditor (by its acceptance of the benefits of this Guaranty) hereby irrevocably agrees that the Guaranteed Obligations guaranteed by such Guarantor shall be limited to such amount as will, after giving effect to such maximum amount and all other (contingent or otherwise) liabilities of such Guarantor that are relevant under such laws and after giving effect to any rights to contribution pursuant to any agreement providing for an equitable contribution among such Guarantor and the other Guarantors, result in the Guaranteed Obligations of such Guarantor in respect of such maximum amount not constituting a fraudulent transfer or conveyance.

COUNTERPARTS. This Guaranty may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed signature page of this Guaranty by facsimile or email transmission shall be effective as delivery of a manually executed counterparty hereof.

PAYMENTS; JUDGMENT CURRENCY.

Payments. All payments made by any Guarantor hereunder will be made without setoff, counterclaim or other defense and on the same basis as payments are made by the Borrower under Sections 4.4 of the Credit Agreement.

Judgment Currency. If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or any other Loan Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of each Guarantor in respect of any such sum due from it to the Administrative Agent or any Lender hereunder or under the other Loan Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Guaranty (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent or such Lender, as the case may be, of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent or such Lender, as the case may be, may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent or any Lender from any Guarantor in the Agreement Currency, such Guarantor agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or such Lender, as the case may be, against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent or any Lender in such currency, the Administrative Agent or such Lender, as the case may be, agrees to return the amount of any excess to such Guarantor (or to any other Person who may be entitled thereto under applicable law).

ADDITIONAL GUARANTORS. It is understood and agreed that any Domestic Subsidiary of the Borrower that is required to execute a counterpart of this Guaranty after the date hereof pursuant to Section 7.12(a) of the Credit Agreement shall become a Guarantor hereunder by (x) executing and delivering a counterpart hereof to the Administrative Agent or executing a joinder agreement and delivering same to the Administrative Agent, in each case as may be requested by (and in form and substance reasonably satisfactory to) the Administrative Agent and (y) taking all actions as specified in this Guaranty as would have been taken by such Guarantor had it been an original party to this Guaranty, in each case with all documents required above to be delivered to the Administrative Agent with all documents and actions required to be taken above to be taken to the reasonable satisfaction of the Administrative Agent.

HEADINGS DESCRIPTIVE. The headings of the several Sections of this Guaranty are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Guaranty.

EXCLUDED SWAP OBLIGATIONS, ETC.

Notwithstanding anything herein to the contrary (including the definition of “Loan Document Obligations”), (i) the definition of “Loan Document Obligations” shall not create any guarantee by any Guarantor of (or grant of security interest by any Guarantor to support, as applicable) any Swap Obligations which are, with respect to such Guarantor, Excluded Swap Obligations (as defined below), and (ii) any such Excluded Swap Obligations shall not constitute Loan Document Obligations relative to such Guarantor. For purposes hereof, “Excluded Swap Obligation” means, with respect to any Guarantor, any Swap Obligation (as defined below) if, and to the extent that, all or a portion of the guarantee of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute (the “Commodity Exchange Act”) or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal. For purposes hereof, “Swap Obligation” means, with respect to any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

Notwithstanding anything to the contrary herein or in Section 9.4 of the Credit Agreement, amounts received from any Guarantor that is not a Qualified ECP Guarantor (as defined below) shall not be applied to any Excluded Swap Obligation of such Guarantor. For purposes hereof, “Qualified ECP Guarantor” means, in respect of any Swap Obligation, each Guarantor that has total assets exceeding $10,000,000 at the time the relevant guarantee or grant of the relevant security interest becomes effective with respect to such Swap Obligation or such other person as constitutes an “eligible contract participant” under the Commodity Exchange Act or any regulations promulgated thereunder and can cause another person to qualify as an “eligible contract participant” at such time by entering into a keepwell under Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

Without limiting the provisions of Section 18 hereof, each Qualified ECP Guarantor hereby jointly and severally absolutely, unconditionally and irrevocably undertakes to provide such funds or other support as may be needed from time to time by each other Guarantor to honor all of its obligations under this Guaranty in respect of Swap Obligations (provided, however, that each Qualified ECP Guarantor shall only be liable under this paragraph for the maximum amount of such liability that can be hereby incurred without rendering its obligations under this paragraph or otherwise under this Guaranty voidable under applicable law relating to fraudulent conveyance or fraudulent transfer, and not for any greater amount). The obligations of each Qualified ECP Guarantor under this paragraph shall remain in full force and effect until payment in full of all Loan Document Obligations other than contingent obligations not yet due. Each Qualified ECP Guarantor intends that this paragraph constitute, and this paragraph shall be deemed to constitute, a “keepwell, support, or other agreement” for the benefit of each other Guarantor for all purposes of Section 1a(18)(A)(v)(II) of the Commodity Exchange Act.

* * *

IN WITNESS WHEREOF, each Guarantor has cause this Guaranty to be executed and delivered as of the date first above written.

Address for each Guarantor:	GUARANTOR:
[ ]

By:
Name:
Title: Authorized Officer

Accepted and Agreed to:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:
Name:
Title:

EXHIBIT J

to

Credit Agreement

dated as of May 4, 2018

by and among

Owens Corning ,

as Borrower,

the Lenders party thereto,

as Lenders,

and

Wells Fargo Bank, National Association,

as Administrative Agent

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

EXHIBIT J-1

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 4, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Owens Corning (the “Borrower”), each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 4.12(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20

EXHIBIT J-2

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships

For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 4, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Owens Corning (the “Borrower”) , each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 4.12(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20

EXHIBIT J-3

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 4, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Owens Corning (the “Borrower”) , each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 4.12(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or an IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or an IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:
Title:
Date: , 20

EXHIBIT J-4

FORM OF U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Credit Agreement dated as of May 4, 2018 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Owens Corning (the “Borrower”) , each lender from time to time party thereto and Wells Fargo Bank, National Association, as Administrative Agent.

Pursuant to the provisions of Section 4.12(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower within the meaning of Section 881(c)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Administrative Agent and the Borrower with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or an IRS Form W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or an IRS Form W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:
Title:
Date: , 20

SCHEDULE 1.1(A)

DOLLAR REVOLVING CREDIT COMMITMENTS

Lender	Dollar Revolving Credit Commitment
Wells Fargo Bank, National Association	$85,000,000.00
Bank of America, N.A.	$85,000,000.00
Citibank, N.A.	$85,000,000.00
BNP Paribas	$58,000,000.00
Credit Agricole Corporate and Investment Bank	$58,000,000.00
JPMorgan Chase Bank, N.A.	$58,000,000.00
PNC Bank, National Association	$58,000,000.00
The Bank of Nova Scotia	$58,000,000.00
Bank of China, New York Branch	$45,000,000.00
Goldman Sachs Bank USA	$45,000,000.00
HSBC Bank USA, N.A.	$45,000,000.00
Banco Bradesco S.A., New York Branch	$25,000,000.00
Danske Bank A/S, Finland Branch	$25,000,000.00
Fifth Third Bank	$25,000,000.00
ICICI Bank Limited New York Branch	$25,000,000.00
Shinhan Bank New York Branch	$20,000,000.00

TOTAL	$800,000,000.00

SCHEDULE 1.1(B)

ALTERNATIVE CURRENCY REVOLVING CREDIT COMMITMENTS

Lender	Alternative Currency Revolving Credit Commitment
Wells Fargo Bank, National Association	$85,000,000.00
Bank of America, N.A.	$85,000,000.00
Citibank, N.A.	$85,000,000.00
BNP Paribas	$58,000,000.00
Credit Agricole Corporate and Investment Bank	$58,000,000.00
JPMorgan Chase Bank, N.A.	$58,000,000.00
PNC Bank, National Association	$58,000,000.00
The Bank of Nova Scotia	$58,000,000.00
Bank of China, New York Branch	$45,000,000.00
Goldman Sachs Bank USA	$45,000,000.00
HSBC Bank USA, N.A.	$45,000,000.00
Danske Bank A/S, Finland Branch	$25,000,000.00
Fifth Third Bank	$25,000,000.00
ICICI Bank Limited New York Branch	$25,000,000.00

TOTAL	$755,000,000.00

SCHEDULE 1.2

EXISTING LETTERS OF CREDIT

Beneficiary Name	Currency	Amount	Expiry Date	Issuer
State of South Carolina Workers’ Compensation Commission	USD	$2,900,000	8/1/2018	Wells Fargo
Georgia Self-Insurers Guaranty Trust Fund	USD	$1,340,000	8/1/2018	Wells Fargo
Ohio EPA	USD	$4,564,951	12/22/2018	Wells Fargo

SCHEDULE 8.1

EXISTING LIENS

None.